Exhibit 10.10

CRH MEDICAL CORPORATION

as Borrower

and

CERTAIN AFFILIATES OF THE BORROWER

as Guarantors

and

THE LENDERS FROM TIME TO TIME

PARTY TO THIS AGREEMENT

as Lenders

and

THE BANK OF NOVA SCOTIA

as Administrative Agent

and

THE BANK OF NOVA SCOTIA

as Lead Arranger and Sole Bookrunner

US $100,000,000 CREDIT FACILITIES

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 26, 2017

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2
1.1	Definitions	2
1.2	Construction	29
1.3	Certain Rules of Interpretation	29
1.4	Knowledge	31
1.5	Performance on Banking Days	31
1.6	Accounting Terms	31
1.7	Permitted Liens	31
1.8	Amendment and Restatement	31
ARTICLE 2 THE CREDITS		32
2.1	Amounts and Availment Options	32
2.2	Re-borrowing	33
2.3	Use of the Credits	33
2.4	Term and Repayment	34
2.5	Interest Rates and Fees	34
2.6	Other Fees	35
2.7	Exchange Rate Fluctuations	35
ARTICLE 3 SECURITY		36
3.1	Security	36
3.2	Obligations Secured by the Security	38
ARTICLE 4 DISBURSEMENT CONDITIONS		40
4.1	Conditions Precedent for Amendment and Restatement and Initial Advance	40
4.2	Conditions Precedent to all Advances	43
ARTICLE 5 REPRESENTATIONS AND WARRANTIES		44
5.1	Representations and Warranties	44
5.2	Survival of Representations and Warranties	55
ARTICLE 6 COVENANTS		55
6.1	Financial Covenants	55
6.2	Positive Covenants	55
6.3	Financial Reporting and Notice Requirements	59
6.4	Negative Covenants	62
6.5	Use of Insurance Proceeds	67
6.6	Intragroup Obligations	67
ARTICLE 7 DEFAULT		68
7.1	Default	68
7.2	Acceleration and Termination of Rights	71
7.3	Payment of B/As	71
7.4	Remedies	72
7.5	Interest After Stay of Proceedings	72
7.6	Saving	72
7.7	Perform Obligations	73
7.8	Third Parties	73
7.9	Power of Attorney	73
7.10	Remedies Cumulative	73

- i -

7.11	Set-Off or Compensation	74
7.12	Direct Payments	74
ARTICLE 8 THE AGENT AND THE LENDERS		75
8.1	Authorization of Agent	75
8.2	Rights as a Lender	76
8.3	Exculpatory Provisions	76
8.4	Reliance by Agent	77
8.5	Delegation of Duties	78
8.6	Administration of the Credits	78
8.7	Acknowledgments, Representations and Covenants of Lenders	81
8.8	Collective Action of the Lenders	82
8.9	Authorization of Intercreditor Agreement	83
8.10	Defaulting Lenders	83
8.11	Reference Lenders	85
8.12	Successor Agent	85
8.13	No Other Duties, Etc.	86
8.14	Provisions Operative Between Lenders and Agent Only	86
8.15	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	86
ARTICLE 9 DETAILS REGARDING ADVANCES, PAYMENTS, INTEREST AND FEES		87
9.1	Lenders’ Obligations Relating to Credit	87
9.2	Lenders’ Obligations Relating to Swingline Credit	87
9.3	Evidence of Indebtedness	88
9.4	Calculation and Other Matters Regarding Interest and Fees	88
9.5	Conversions, Rollovers, Renewals, Repayments and Reductions	90
9.6	Notice of Advances and Payments	91
9.7	Size and Term of Advances	92
9.8	Payment of B/As and LIBOR Advances	93
9.9	Co-ordination of Prime Rate, Base Rate, B/A and LIBOR Advances	93
9.10	Execution of B/As	94
9.11	Funding of B/As	95
9.12	Other B/A Provisions	95
9.13	Failure of Lender to Fund	96
9.14	Payments by the Borrower	97
9.15	Payments by Agent	98
9.16	Increased Costs, Etc.	99
9.17	Taxes	100
9.18	Mitigation Obligations; Replacement of Lenders	102
9.19	Illegality	103
9.20	Inability to Determine Rates, Etc.	104
ARTICLE 10 ADDITIONAL LENDERS, SUCCESSORS AND ASSIGNS		104
10.1	Successors and Assigns	104
10.2	Assignments by Lenders	105
10.3	Register	107
10.4	Participations	107
10.5	Certain Pledges	107

- ii -

ARTICLE 11 MISCELLANEOUS PROVISIONS		108
11.1	Severability, Etc.	108
11.2	Amendment, Supplement or Waiver	108
11.3	Governing Law and Agent for Service	108
11.4	Waiver of Jury Trial, Consequential Damages, Etc.	109
11.5	Expenses and Indemnity	110
11.6	Currency	111
11.7	Liability of Lenders	111
11.8	Currency Indemnity	111
11.9	Notices	112
11.10	Time of the Essence	113
11.11	Further Assurances	113
11.12	Term of Agreement	113
11.13	Counterparts, Facsimiles and Records	113
11.14	Treatment of Certain Information: Confidentiality	114
11.15	Entire Agreement	115
11.16	This Agreement to Govern	115
11.17	Language	115
11.18	Limitation Periods	116
11.19	Services Provided and Conflicts of Interest	116
11.20	Date of Agreement	117

- iii -

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of June 26, 2017

BETWEEN:

CRH MEDICAL CORPORATION

as Borrower

- and -

CERTAIN AFFILIATES OF THE BORROWER

as Guarantors

- and -

THE LENDERS FROM TIME TO TIME PARTY

TO THIS AGREEMENT

as Lenders

- and -

THE BANK OF NOVA SCOTIA

as Administrative Agent

- and -

THE BANK OF NOVA SCOTIA

as Lead Arranger and Sole Bookruner

RECITALS:

A.

The Lenders agreed to provide certain credit facilities in the maximum amount of US $55,000,000 or, the Equivalent amount in Canadian Dollars, to the Borrower and the Guarantors agreed to guarantee the obligations of the Borrower, in accordance with an amended and restated credit agreement dated as of June 15, 2016 between the Borrower, the Guarantors, the Agent and the Lenders (the “Existing Credit Agreement”).

B.

By a term sheet accepted by the Borrower and Scotiabank (the “Term Sheet”), Scotiabank, as Lender and Swingline Lender, and Scotiabank as Lead Arranger, Sole Bookrunner, and Administrative Agent, agreed to establish in favour of the Borrower: (1) an increased revolving credit in the maximum amount of US $75,000,000 or, the Equivalent Amount in Canadian Dollars, (2) a new swingline sub-limit of the Revolving Credit in the maximum amount of US $5,000,000 or, the Equivalent Amount in Canadian Dollars, (3) an uncommitted accordion to increase the Revolving Credit by up to US $25,000,000 or, the Equivalent Amount in Canadian Dollars, and (4) a new non-revolving term credit in the maximum amount of US $25,000,000 or, the Equivalent Amount in Canadian Dollars, subject to certain conditions.

C.

The Parties are entering into this Agreement to provide for the terms of the increased credit facilities, and the Existing Credit Agreement is superseded by this Agreement, it being the intent of the Parties that this Agreement is an amendment and restatement thereof.

THEREFORE, for value received, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms have the respective meanings specified or referred to. The following terms have the same meanings if used in another Loan Document unless they are otherwise defined in that Loan Document or the context otherwise requires.

“Acquisition” means (a) any investment in, or purchase or other acquisition of any Equity Interests of any Person, other than as contemplated in Section 6.4(7)(c), or (b) any purchase or other acquisition of a business or undertaking or division of any Person, including Property comprising the business, undertaking or division.

“Advance” means an availment of a Credit by the Borrower by way of Prime Rate Advance, Base Rate Advance, B/A, B/A Equivalent Loan or LIBOR Advance, including deemed advances and conversions, renewals and rollovers of existing Advances. Any reference to the amount of Advances is a reference to the sum of all outstanding Prime Rate Advances, Base Rate Advances and LIBOR Advances, the face amount of all outstanding B/As, the aggregate amount payable at the end of the term of all outstanding B/A Equivalent Loans, and the amount of any Advance for which the Borrower has failed to provide for payment under Section 9.8.

“Advance Date” means the date, which shall be a Banking Day, of any Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” or “Administrative Agent” means Scotiabank in its capacity as administrative agent for the Lenders under this Agreement, and any successor administrative agent appointed in accordance with this Agreement.

“Agreement” means this Credit Agreement, including all Schedules to this Credit Agreement. In any other Loan Document, “Agreement” means the Loan Document in which the term is used.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Property of that Person.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by the Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentage shall be the percentage of the total outstanding Advances represented by that Lender’s outstanding Advances. Depending on the context, Applicable Percentage may refer to a Lender’s position either with respect to all Credits or any particular Credit. Each Lender’s Applicable Percentage as of the date of this Agreement is specified on Schedule A.

“Applicable Rate Table” means the following table:

Total Funded Debt Ratio	Prime Rate and Base Rate Advances (bps)	B/A/ / LIBOR / LC Advances (bps)	Standby Fee (bps)
< 1.00	50	175	35
> 1.00 < 1.50	75	200	40
> 1.50 < 2.00	100	225	45
> 2.00 < 2.50	125	250	50
> 2.50	150	275	55

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Agent, in substantially the form of Schedule 0 or any other form approved by the Agent.

“Associate” has the meaning defined in the Canada Business Corporations Act as of the date of this Agreement.

“B/A” means a depository bill as defined in the Depository Bills and Notes Act (Canada) in Canadian Dollars that is in the form of an order signed by the Borrower and accepted by a Lender pursuant to this Agreement or, for Lenders not participating in clearing services contemplated in that Act, a draft or bill of exchange in Canadian Dollars that is drawn by the Borrower and accepted by a Lender pursuant to this Agreement. For this purpose, orders or drafts that become depository bills, drafts and bills of exchange are sometimes collectively referred to as “orders” in this Agreement.

“B/A Discount Proceeds” means, in respect of any B/A, the amount that is calculated on the applicable Advance Date in accordance with Section 9.4(5).

“B/A Discount Rate” means:

(a)	with respect to any B/A accepted by a Lender named on Schedule Ito the Bank Act (Canada):

(i)

the average rate that appears on the Reuters screen CDOR page (or any successor source as determined by the Agent from time to time) as of 10:00 a.m. on the applicable Advance Date, for bankers’ acceptances having an identical maturity date to the maturity date of that B/A. Notwithstanding the foregoing, if the bankers’ acceptance rate as quoted on the Reuters screen CDOR page is less than zero, the Discount Rate shall be deemed to be zero; or

(ii)

if the Required Lenders determine from time to time that the rate referred to in item (i) does not adequately and fairly reflect their actual cost of funding B/A’s, or if that rate is not available, the rate determined by the Agent as being the arithmetic average (rounded upward to the nearest multiple of 0.01%) of the discount rates of the Schedule I Reference Lenders, determined in accordance with normal market practice at approximately 10:00 a.m. on the applicable Advance Date, for bankers’ acceptances having a comparable face amount and identical maturity date to the face amount and maturity date of that B/A; and

(b)	with respect to any B/A accepted by any other Lender and for any B/A Equivalent Loan, the rate determined in accordance with item (a) above plus 0.10% per annum.

“B/A Equivalent Loan” is defined in Section 9.11(3).

“B/A Fee” means the fee payable with respect to a B/A that is calculated in accordance with Section 9.4(4).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Day” means a day of the year, except a Saturday or a Sunday, on which the Agent is open for normal banking business at its principal offices in Vancouver, British Columbia, and Toronto, Ontario except that, if banks are open in some but not all of these locations on a particular day and the Agent determines that the closing of its offices on that day will not adversely affect completion of relevant transactions in accordance with customary banking market and trading practices, the Agent may, on reasonable notice to the Borrower and the Lenders, specify that particular day to be a Banking Day.

“Base Rate” means, on any day, the annual rate of interest established by the Agent as its reference rate for that day for commercial loans made by it in Canada in US Dollars.

“Base Rate Advance” means an Advance in US Dollars bearing interest based on the Base Rate, and includes availments that are deemed to be Base Rate Advances under this Agreement.

“Borrower” means CRH Medical Corporation, a corporation incorporated under the laws of British Columbia.

“Branch of Account” means the office of the Agent at 650 West Georgia Street, Vancouver, BC V6B 4P6, or another address that the Agent may designate by written notice to the Borrower from time to time.

“Canadian Dollar”, “C$”, “CAD” and “CADS” each mean the lawful currency of Canada.

“Capital Expenditure” means any expenditure for fixed or capital assets (including by way of capital lease) that is required to be classified as a capital expenditure in accordance with GAAP or is of a type that has previously been classified as a capital expenditure by the relevant Person.

“Cash Collateral” means a deposit of cash, Cash Equivalents or a letter of credit issued by a financial institution satisfactory to the Required Lenders, or to the beneficiaries of the letter of credit if it is not all Lenders, whose senior, unsecured, non-credit enhanced long term debt is rated A+ or the equivalent by at least two of DBRS, Moodys and S&P, all in a form satisfactory to the Required Lenders, or to the beneficiaries of the letter of credit if it is not all Lenders.

“Cash Equivalents” means instruments having the following characteristics:

(a)

marketable direct obligations issued by, or unconditionally guaranteed by, the Canadian government or the United States government, as the case may be, or issued by any agency of either government and backed by the full faith and credit of Canada or the United States, as the case may be, in each case maturing within one year from the date of acquisition;

(b)

certificates of deposit, time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or any bank with shareholders’ equity of not less than US $5,000,000,000 that is organized under the laws of Canada;

(c)	commercial paper maturing within six months from the date of acquisition, that has at least two ratings of at least A-1+ by S&P, P-1 by Moody’s, and R-1 (middle) by DBRS;

(d)

repurchase obligations of any Lender, any bank listed on Schedule I to the Bank Act (Canada) or any commercial bank satisfying the requirements of item (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the Canadian government or the United States government;

(e)

securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any province, state, commonwealth or territory of Canada or the United States, or by any political subdivision or taxing authority of any such province, state, commonwealth or territory, that has at least two ratings of at least A by S&P and DBRS and A-2 by Moody’s;

(f)

securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender, any bank listed on Schedule I to the Bank Act (Canada) or any commercial bank satisfying the requirements of item (b) of this definition; and

(g)

shares of money market mutual or similar funds offered by any Lender, any bank listed on Schedule I to the Bank Act (Canada) or any commercial bank satisfying the requirements of item (b) of this definition as long as the funds have the highest ratings for similar investments from at least two of S&P, DBRS and Moody’s.

“Cash Sweep” shall have the meaning set out in Section 6.2(13).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the phase-in, adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in its administration, interpretation, implementation or application by any Governmental Authority or (c) the making or issuance of any Applicable Law by any Governmental Authority, except that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer

Protection Act and all requests, rules, guidelines or directives under it or issued in connection with it and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or Canadian or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the acquisition by any person, or by any group of persons acting in concert, of legal or beneficial ownership (whether by transfer, merger, amalgamation, conversion or exchange) of shares in the capital of the Borrower that carry more than 50% of the votes for the election of directors of the Borrower.

“Closing Date” means the date hereof, or such other date agreed, in writing, by the Borrower and the Lenders.

“Commitment” means, for each Lender from time to time, the agreement to make Advances to the Borrower and to purchase participations in Advances in accordance with Sections 9.1(1) and 9.1(2) in the Lender’s Applicable Percentage of the maximum amount of each Credit and, where the context requires, the maximum amount of Advances that the Lender has agreed to make. Each Lender’s Commitment may change from time to time or be cancelled in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in the form of Schedule L.

“Constating Documents” means, with respect to any Person, as applicable:

(a)

its certificate and/or articles of incorporation, association, amalgamation or continuance, memorandum of association, charter, declaration of trust, trust deed, partnership agreement, limited liability company agreement or other similar document;

(b)	its by-laws; and

(c)	all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s Equity Interests;

all as in effect from time to time.

“Contract” means any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or other commitment or obligation, whether oral or written, expressed or implied, other than a Permit.

“Contributing Lender” is defined in Section 9.13(2).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by Contract or otherwise. “Controlling” and “Controlled” have corresponding meanings.

“Control Agreement” shall have the meaning given to such term in Section 6.2(10).

“Credits” means the Revolving Credit (which includes without duplication the Swingline Credit), the Term Credit, and any such other credit facilities as the Borrower may enter into with the Lenders pursuant to this Agreement or any amendment or restatement of this Agreement, and “Credit” means either of them.

“CRH Delaware” means CRH Medical Corporation, a Delaware corporation.

“DBRS” means DBRS Limited, or any successor to it.

“Debt” means, with respect to any Person, the following amounts, each calculated in accordance with GAAP unless the context otherwise requires and without regard to any interest component (whether actual or imputed) that is not due and payable, except as provided in item (c) below:

(a)	any obligation (including by way of overdraft or draft or order accepted representing an extension of credit) that would be considered to be indebtedness for borrowed money;

(b)	any obligation (whether or not with respect to the borrowing of money) that is evidenced by a bond, debenture, note or other similar instrument;

(c)	the face amount of any bankers’ acceptance or similar instrument;

(d)	any obligation on which interest is customarily paid by that Person;

(e)

any Equity Interest of that Person (or of any Subsidiary of that Person) that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or on the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Equity Interest, in whole or in part, on or before, or within one year after, the maturity date of the Credits, for cash or securities constituting Debt;

(f)

the market value of any Derivative for which the market value is negative from that Person’s perspective (that is, the Person is “out of the money”), where the market value is the aggregate amount that would have to be paid by that Person to its counterparty under the Derivative so as to preserve the economic equivalent of all payments or deliveries (whether the underlying obligation was absolute or contingent) to be made by both parties in respect of the obligations under the Derivative; that amount may be reduced to the extent that the market value of another Derivative entered into by that Person with the same counterparty is positive from that Person’s perspective and a netting arrangement between that Person and its counterparty is in place;

(g)	any capital lease obligation, synthetic lease obligation, obligation under sale and leaseback transaction or purchase money obligation;

(h)

all indebtedness of any other Person secured by a Lien on any Property of the specified Person, whether or not the indebtedness is assumed by the specified Person, except that the amount of the resulting Debt shall be the lesser of (i) the fair market value of the Property at the date of determination, and (ii) the amount of the indebtedness of the other Person;

(i)	the face amount of any letter of credit or letter of guarantee, performance bond, surety bond or similar instrument for which the Person has reimbursement obligations;

(j)	the GAA Earn-Out payments;

(k)

the amount of the contingent liability under any guarantee (except by endorsement of negotiable instruments for collection or deposit in the Ordinary Course) in any manner of any part or all of an obligation of another Person of the type included in items (a) through (i) above; and

(l)

any other guarantee or other contingent liability of any part or all of an obligation of another Person, in each case only to the extent that the guarantee or other contingent liability is required by GAAP to be treated as a liability on a balance sheet of the guarantor or Person contingently liable;

except that current trade payables incurred in the Ordinary Course do not constitute Debt.

“Default” means any event or condition that constitutes an Event of Default or that would constitute an Event of Default except for satisfaction of any condition subsequent required to make the event or condition an Event of Default, including giving of any notice, passage of time, or both.

“Defaulting Lender” means, subject to Section 8.10(7), any Lender that:

(a)

has failed to (i) fully fund its share of any Advance or fulfill its obligations under Section 9.1 within two (2) Banking Days of the date it is required to do so under this Agreement, unless the Lender notifies the Agent and the Borrower in writing that its failure is the result of its determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in its notice) has not been satisfied, or (ii) pay to the Agent or any Lender any other amount required to be paid by it under this Agreement (including under Section 9.1) within two (2) Banking Days of the date when due;

(b)

has notified the Borrower, the Agent or any other Lender in writing that it does not intend to comply with its funding obligations under this Agreement (including Section 9.1), or has made a public statement to that effect (unless its notice or public statement relates to its obligation to fund an Advance and states that the Lender’s position is based on its determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in its notice or public statement) cannot be satisfied);

(c)

has failed, within three (3) Banking Days after written request by the Agent or Borrower, to confirm in writing to the Agent and Borrower that it will comply with its prospective funding obligations under this Agreement, including Section 9.1, (but the Lender will cease to be a Defaulting Lender pursuant to this Section 1.1(c) upon receipt of that written confirmation by the Agent and the Borrower);

(d)

has itself or is Controlled by a Person that has (i) become the subject of a bankruptcy or insolvency proceeding, or (ii) had a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it (except that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any Person that Controls it by a Governmental Authority as long as that does not result in or provide the Lender with immunity from the jurisdiction of courts within the Province of British Columbia or from the enforcement of judgments or writs of attachment on its Property, or permit the Lender or Governmental Authority to reject, repudiate, disavow or disaffirm any Contract made with the Lender); or

(e)	has become subject to a Bail-in Action.

Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of Sections 1.1(a) to 1.1(d) shall be conclusive and binding absent manifest error, and that Lender shall be deemed to be a Defaulting Lender (subject to Section 8.10(7)) upon delivery of written notice of the Agent’s determination to the Borrower and each Lender.

“Derivative” means any transaction or combination of transactions, including any related agreement, of a type commonly considered to be a derivative or hedging transaction, whether relating to one or more of interest rates, currencies, commodities, securities or any other matters, including (a) any cap, collar, floor or option, (b) any forward contract, and (c) any rate swap, basis swap, commodity swap, cross-currency swap or other swap or contract for differences.

“Dispute” means any suit, action, dispute, investigation, claim, arbitration, legal, insolvency or other proceeding, appeal or application for review, whether at law, in equity or before any Governmental Authority, or any industrial or labour dispute, and includes any claim by any Governmental Authority regarding payment, collection, withholding or remittance of Taxes.

“EBITDA” means, for any relevant period, an amount equal to the Borrower’s net income or net loss for the period (before extraordinary and other non-recurring items as agreed to in writing by the Agent (including, without further agreement, stock based compensation, acquisition related expenses to a maximum of $2,000,000 per rolling four quarter period, asset impairment charges to a maximum of $2,000,000 per rolling four quarter period, unrealized foreign exchange gains or losses related to Debt)) calculated on a consolidated basis in accordance with GAAP unless otherwise expressly described below, plus amounts deducted, or minus amounts added, in calculating net income or net loss in respect of:

(a)	Total Interest Expense;

(b)	income taxes, whether or not deferred; and

(c)	depreciation and amortization,

less the difference of:

all EBITDA from JV Subsidiaries minus all cash distributions received by the Borrower pursuant to the Cash Sweep per rolling four quarter covenant calculation period.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eligible Assignee” means any Person (other than a natural person, any Obligor or Affiliate of an Obligor, any Defaulting Lender or Affiliate of a Defaulting Lender, or any Person who would be a Defaulting Lender upon becoming a Lender), in respect of which any consent that is required by Section 10.2(1) has been obtained.

“Employee Plan” means a Pension Plan, a Welfare Plan or both.

“Equity Interests” means, with respect to any Person, any and all present and future shares, units, trust units, partnership, membership or other interests, participations or other equivalent rights in the Person’s equity or capital, however designated and whether voting or non-voting, and warrants, options or other rights to acquire any of the foregoing and Debt or other rights convertible into or exchangeable for any of the foregoing.

“Equivalent Amount” means, with respect to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means any event listed in Section 7.1.

“Exchange Rate” means the amount of one currency into which another currency may be converted using the Agent’s mid rate (i.e., the average of the Agent’s spot buying and selling rates) for converting the first currency to the other currency at the relevant time. For the purpose of calculating any standby fee, or if the Exchange Rate is being determined at any time in respect of a previous day, the noon spot rate of the Bank of Canada; provided that if such rate is no longer quoted at noon, at the spot rate of exchange for such conversion as quoted by the Bank of Canada at the close of business on the Banking Day that such conversion is to be made (or, if such conversion is to be made before close of business on such Banking Day, then at approximately close of business on the immediately preceding Banking Day).

“Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)

Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of that Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing the Tax (or any political subdivision of the jurisdiction) or (ii) that are Other Connection Taxes;

(b)	any FATCA Withholding Tax;

(c)

in the case of a Foreign Lender, any withholding Tax (which includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada)) that is required by Applicable Law to be withheld or paid in respect of any amount payable under any Loan Document to that Foreign Lender at the time it becomes a Party (or designates a new lending office) or is attributable to the Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 9.17(6), except:

(i)	withholding Tax applicable to an assignee pursuant to a request by the Borrower under Section 9.18(2);

(ii)	withholding Tax applicable to an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing;

(iii)	withholding Tax applicable to any other assignee to the extent that the Borrower has expressly agreed that any withholding Taxes shall be an Indemnified Tax;

(iv)

withholding Tax imposed or assessed in respect of an Advance that was made on the premise that an exemption from that withholding tax would be available where the exemption is subsequently determined, or alleged by a taxing authority, not to be available; and

(v)

to the extent that the Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from an Obligor with respect to that withholding Tax pursuant to Section 9.17(1);

(d)	Taxes payable by a Lender that does not deal at arm’s length with the Borrower (within the meaning of the Income Tax Act (Canada)) at the time of the payment; and

(e)

Taxes payable by a Lender that is a “specified non-resident shareholder” of the Borrower, or is a Person not dealing at arm’s length with a “specified shareholder” of the Borrower for the purposes of the Income Tax Act (Canada).

“Executive Order” means Executive Order No. 13224 on Terrorist Financing, issued by President George W. Bush and effective 24 September 2001, as the same has been, or shall hereafter be, renewed, extended or replaced.

“FATCA Withholding Tax” means any United States federal withholding tax imposed or collected pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (in this Section 1.1, the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of those sections of the Code.

“Fee Letter” shall mean the fee letter in respect of the Credits, dated as of June 26, 2017, by and between the Borrower and Scotiabank.

“Fixed Charge Coverage Ratio” means, for any fiscal or rolling twelve (12) month period, the ratio of (a)(i) EBITDA, less (ii) cash taxes paid, less (iii) unfinanced Capital Expenditures, less (iv) dividends paid to (b)(i) Total Interest Expense, (ii) capital lease payments, (iii) scheduled debt repayments, (iv) GAA Earn-Out payments, (v) and any future earn-out payments related to an Acquisition, without duplication.

“Foreign Lender” means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it under any Loan Document executed by an Obligor to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition Canada and each of its Provinces and Territories shall be deemed to constitute a single jurisdiction and the United States of America, each of its States and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAA” means Gastroenterology Anesthesia Associates, LLC, a corporation incorporated under the laws of the State of Georgia.

“GAA Earn-Out” means earn-out amounts payable by GAA to [REDACTED] in connection with the acquisition of the assets of [REDACTED], when such amounts are earned.

[REDACTED] Intercreditor Agreement” means the intercreditor agreement dated as of the date hereof by and between the Agent, the Borrower, GAA and [REDACTED].

“GAAP” means generally accepted accounting principles in effect from time to time in Canada as established or adopted by the Canadian Institute of Chartered Accountants or any successor body, including International Financial Reporting Standards, and “US GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, as established or adopted by Financial Accounting Standards Accounting Board and any successor body in effect from time to time, including any official interpretations thereof, consistently applied.

“Governmental Authority” means the government of Canada, the U.S. or any other nation, or of any of its political subdivisions, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Governmental Obligor” means Medicare, Medicaid, any state health plan adopted pursuant to Title XIX of the United States Social Security Act, any other United States state or federal health care program and any other Governmental Authority which presently or in the future maintains a Reimbursement Program.

“Guarantors” means the parties that have executed this Credit Agreement as guarantors and any other Person who becomes a guarantor of the obligations of the Borrower hereunder, and “Guarantor” means any one of them.

“Hazardous Materials” means any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material, as defined in any Applicable Law or regulated by any Governmental Authority from time to time.

“Health Care Laws” means all Applicable Laws relating to (a) fraud and abuse; (b) Medicare, Medicaid or other Reimbursement Programs; (c) the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors; (d) the provision of, or payment for, health care services, items or supplies; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) fee-splitting prohibitions; (k) requirements for maintaining federal, state and local tax-exempt status of any Obligor or any Subsidiary of any Obligor; (1) charitable trusts or charitable solicitation laws; (m) health planning or rate-setting laws, including laws regarding certificates of need and certificates of exemption; (n) certificates of operations and authority; (o) laws regulating the provision of free or discounted care or services; and (p) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Health Care Permits” means any and all Permits issued or required under applicable Health Care Laws.

“HIPAA” means (a) the United States Health Insurance Portability and Accountability Act of 1996; (b) the United States Health Information Technology for Economic and Clinical Health Act (Title XIII of the United States American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of an Obligor under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means patents, trademarks, service marks, trade names, copyrights, trade secrets, industrial designs and other similar rights.

“Interbank Reference Rate” means, in respect of any currency, the interest rate expressed as a percentage per annum that is determined by the Agent at any time in accordance with banking industry rules on interbank compensation for use when calculating interest due by it or owing to it arising from correction of errors in transactions in that currency between it and other banks.

“Intercreditor Agreement” means any intercreditor, priority, subordination or similar agreement , including any declaration of subordination by the Lenders for the benefit of a third party or by a third party for the benefit of the Lenders, that may be entered into from time to time and that provides for the terms of subordination, ranking or priority of any other Debt or Lien in relation to any of the Obligations, the Other Secured Obligations or the Security, including the [REDACTED] Intercreditor Agreement.

“Intragroup Debts” means all present and future debts, liabilities and obligations owing or remaining unpaid by any Obligor to another Obligor in respect of loans or advances made to the first Obligor by the other Obligor.

“Intragroup Obligations” means all present and future debts, liabilities and obligations of any kind owing or remaining unpaid by any Obligor to another Obligor, including Intragroup Debts.

“JV Permitted Debt” means:

(a)	working capital loans used to finance the day-to-day operations of a JV Subsidiary, provided that the aggregate amount of such loans do not exceed US $200,000 per JV Subsidiary;

(b)

Debt of a JV Subsidiary under or in connection with unsecured short term intercompany loans made available to a JV Subsidiary by an Obligor for initial working capital purposes following the Permitted Acquisition:

(i)	with a maturity date of no more than the earlier of one hundred and twenty days (120) from the date of advance of such loan and the closing date of the Permitted Acquisition;

(ii)	whereby payment obligations, when aggregated with any similar Debt of any other JV Subsidiary owing to the Obligors, do not exceed US $2,000,000 in any fiscal year of the Borrower; and

(iii)	such Debt is not entered into when a Default has occurred and is continuing, or a Default would occur as a result of the same; and

(c)	other Debt of a JV Subsidiary expressly consented to by the Required Lenders in writing.

“JV Subsidiary” means a Subsidiary that is majority-owned and controlled by an Obligor but has not provided a guarantee as Security or acceded as Guarantor under this Agreement, including but not limited to Subsidiaries such as Knoxville Gastroenterology Anesthesia Associates (Tennessee) and Macon Georgia Anesthesia Associates, LLC (Georgia).

“Knoxville Anesthesia” means Knoxville Gastroenterology Anesthesia Associates, LLC, a limited liability company organized under the laws of the State of Tennessee.

“KYC Laws” means Applicable Law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Executive Order and the PATRIOT Act.

“Lead Arranger” shall mean Scotiabank.

“Lenders” means each of the Persons listed on Schedule A and other financial institutions or entities that from time to time become Lenders in accordance with Article 10. However, references to the Lenders in the context of the Agent or others holding Security or other rights or documents for the benefit or on behalf of the Lenders shall be interpreted as including other Persons to whom Other Secured Obligations are owed. For greater certainty, the term “Lenders” shall include the Swingline Lender.

“LIBOR” means, for any LIBOR Period and LIBOR Advance:

(a)

the rate expressed as a percentage per annum for deposits in US Dollars in the London interbank market for a period equal to the LIBOR Period that appears on the Reuters LIBOR 01 Page (or any successor source as determined by the Agent from time to time) as of 11:00 a.m. (London time) two (2) Banking Days before the first day of the LIBOR Period. Notwithstanding the foregoing, if the rate on the Reuters LIBOR 01 Page is less than zero, the rate shall be deemed to be zero; or

(b)

if the rate in item (a) is not available, the interest rate expressed as a percentage per annum determined by the Agent to be the arithmetic average (rounded upward to the nearest multiple of 1/16 of 1%) of the cost of funds of the Schedule I Reference Lenders in the London interbank market for US Dollars for delivery on the first day of the LIBOR Period, for a period equal to the LIBOR Period and in an amount approximately equal to the amount of the LIBOR Advance, at approximately 11:00 a.m. (London time) two (2) Banking Days before the first day of the LIBOR Period.

“LIBOR Advance” means an Advance in US Dollars bearing interest based on LIBOR.

“LIBOR Period” means the period selected by the Borrower for a LIBOR Advance.

“Licensed Personnel” means any Person (including any physician) involved in the delivery of health care or medical items, services or supplies, employed or retained by any Obligor or any Subsidiary of any Obligor.

“Lien” means:

(a)

with respect to any Property, any mortgage, debenture, deed of trust, lien, pledge, hypothec, hypothecation, encumbrance, charge, assignment by way of security, consignment, security interest, royalty interest, adverse claim, defect of title or right to set off in, on or of the Property;

(b)

the interest of a vendor or a lessor under any conditional sale agreement, capital lease (or financial lease) or title retention agreement having substantially the same economic effect as any of the foregoing, relating to any Property;

(c)	with respect to securities, any purchase option, call or similar right of a third party, in respect of the securities;

(d)	any netting or set-off arrangement (except one arising by operation of law in the Ordinary Course), defeasance arrangement or reciprocal fee arrangement; and

(e)	any other arrangement having the effect of providing security.

“Loan Documents” means this Agreement, the Security, each Intercreditor Agreement, the Fee Letter and all other documents relating to the Credits, or either of them.

“Material” means (except when used as part of another term defined in a Loan Document), with reference to the matter described as Material, that it would reasonably be considered to be a factor by a prudent lender in its assessment of credit extended or to be extended to a borrower, and “Materially” has a corresponding meaning.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, Property, liabilities, business prospects, financial position or operating results of the Obligors, taken as a whole, (b) the ability of the Obligors, taken as a whole, to comply with the Loan Documents, or (c) the validity or enforceability of any Loan Document.

“Material Contract” means:

(a)	any Contract that is listed on Schedule E; or

(b)	any Contract to which any Obligor is a party that, if terminated, would impair the ability of the Obligor to carry on business in the Ordinary Course or would have a Material Adverse Effect.

“Material Permit” means any Permit issued to any Obligor that, if terminated, would impair the ability of the Obligor to carry on business in the Ordinary Course or would have a Material Adverse Effect.

“Maturity Date” means June 26, 2020.

“Medicaid” means, collectively, the health care assistance program established by Title XIX of the United States Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the United States Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or requirements pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, or any successor to it.

“Non-B/A Lender” is defined in Section 9.11(3).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders in accordance with Section 8.6(5) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not then a Defaulting Lender.

“Non-Funding Lender” is defined in Section 9.13(2).

“Norrep” means Norrep Credit Opportunities Fund II LP, together with Norrep Credit Opportunities Fund II (Parallel), LP.

“Norrep Debt” means the obligations owing by the Borrower to Norrep pursuant to the amended and restated credit agreement dated as of June 15, 2016 between Norrep, as lender, the Borrower, as borrower, and certain affiliates of the Borrower, as guarantors.

“Obligations” means all debts, liabilities and obligations of the Borrower to the Lenders under or in connection with this Agreement, whether present or future, direct or indirect, absolute or contingent, matured or not, at any time owing or remaining unpaid by the Borrower to the Lenders in any currency under or in connection with this Agreement, whether arising from dealings between the Lenders and the Borrower or from other dealings or proceedings by which the Lenders may be or become in any manner whatever creditors of the Borrower under or in connection with this Agreement, and wherever incurred, and whether incurred by the Borrower alone or with another or others and whether as principal or surety, and all interest, fees, commissions and legal and other costs, charges and expenses owing or remaining unpaid by the Borrower to the Lenders in any currency under or in connection with this Agreement. In this definition, “Lenders” means the Lenders, or any of them. For certainty, the Other Secured Obligations are not Obligations.

“Obligors” means, collectively, the Borrower and each of the guarantors of the Obligations and/or Other Secured Obligations that are signatories to this Agreement or become Obligors in accordance with Section 3.1(2). References to “the Obligors” shall be interpreted to mean “the Obligors or any of them.” At the date of this Agreement, the Obligors are those Persons listed in Schedule B.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Ordinary Course” means, with respect to an action taken by a Person, that the action is consistent with the past practices of the Person and is taken in the usual course of the normal day-to-day operations of the Person, but dealing with new customers, suppliers or other third parties or adopting new business methods does not, in itself, constitute a departure from past practice.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between that Recipient and the jurisdiction imposing the Tax (other than connections arising from the Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Secured Obligations” is defined in Section 3.2(1)(b).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes (other than Taxes arising with respect to an assignment made pursuant to Section 9.18).

“Participant” is defined in Section 10.4(1).

“Parties” means collectively the Borrower, the other Obligors, the Lenders and the Agent.

“PATRIOT Act” means the United States PATRIOT Act (Title III of Pub. L. 107-56), signed into law on 26 October 2001.

“Pension Plan” means a “pension plan” or “plan” within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Obligor.

“Permits” means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Authority.

“Permitted Acquisition” means an Acquisition by an Obligor (i) consented to in writing by the Required Lenders, or (ii) if all of the following conditions are satisfied:

(a)	the total consideration payable in respect of all Acquisitions in any fiscal year does not exceed US $35,000,000;

(b)	the total consideration payable in respect of any Acquisition does not exceed US $10,000,000;

(c)

the Target is a wholly-owned Subsidiary of an Obligor or a JV Subsidiary, and within thirty (30) days of the Acquisition of the Target, the Target and the Obligor shall deliver all security documents required to comply with Section 3.1, which shall become part of the Security;

(d)	if applicable, the Acquisition of the Target is non-hostile;

(e)	the Acquisition of the Target or the Target Assets is accretive to cash flow of the Borrower;

(f)	no Default has occurred and is continuing or would result from the Acquisition;

(g)	the Target is (or if applicable, the Target Assets are) located in Canada or the United States of America and is in substantially the same line of business or a related business as the Borrower;

(h)

the Borrower will be in pro forma compliance with the financial covenants in Section 6.1 both at closing of the Acquisition and immediately after such Acquisition has been effected as evidenced by pro forma financial statements, balance sheet, income statement, cash flow statement and compliance certificate confirming compliance with all covenants;

(i)

any Property that is the subject of the Acquisition is free of all Liens except Permitted Liens or Liens that the Borrower (or another Obligor) is capable of discharging in full within thirty (30) days of effecting such Acquisition and does so discharge; and

(j)	no Lender would be restricted from financing, supporting or otherwise being involved in or associated with activities in any jurisdiction relevant to the Acquisition;

(k)	the Agent shall have received and be satisfied, acting reasonably, with:

(i)	the applicable purchase agreement relating to the Target or the Target Assets;

(ii)

upon reasonable request, the most recent financial statements of the Target or such supporting financial information used by the Borrower to prepare the Borrower’s projections, forecasts and budgets in respect of the Target or the acquisition of the Target Assets, as applicable, including, where appropriate, a Quality of Earnings Report on the proposed Target;

(iii)	upon reasonable request, the quarterly break-down of EBITDA of the Target or the vendor of the Target Assets, as applicable, for the last twelve (12) months with anticipated normalizations;

(iv)

upon reasonable request, the results of the Borrower’s business, legal, background checks on key personnel, accounting, pension and environmental due diligence regarding the Target (or as applicable, Target Assets), including litigation and judgment lien searches and other inquiries with Governmental Authorities;

(v)

copies of operating agreements for the Target and confirmation that such agreements do not contain any sale or transfer restrictions that restrict the Agent’s rights to enforce any pledge of Equity Interests;

(vi)	confirmation that, following completion of the Acquisition, the Target cannot incur any new debt without the consent of the Borrower; and

(vii)	confirmation that, following completion of the Acquisition, the Borrower maintains sole authority over all deposit accounts of the Target;

as confirmed in a certificate, to also include confirmation of such standard representations and warranties as may be reasonably requested by the Agent from time to time, delivered by the Borrower to the Agent on or before completing the Acquisition together with such information as may be reasonably requested by the Agent.

“Permitted Debt” means:

(a)	the Obligations;

(b)	the Other Secured Obligations;

(c)	Debt secured by Permitted Liens;

(d)	Intragroup Debts, to the extent permitted under this Agreement;

(e)

unsecured Debt (including any unsecured Equity Interest that constitutes Debt pursuant to subsection (e) of the definition of Debt) either in an aggregate principal amount outstanding at any time that does not exceed US $1,000,000 for all Obligors or, in respect of any such unsecured Debt of the Obligors that alone or in the aggregate exceeds such principal amount, which is postponed to the rights of the Lenders pursuant to an Intercreditor Agreement in a form acceptable to the Required Lenders and following the incurrence of which the Obligors will be in pro forma compliance with the financial covenants in Section 6.1;

(f)	obligations under Derivatives that comply with Section 6.4(8);

(g)	guarantees and indemnities expressly permitted by this Agreement to the extent they constitute Debt;

(h)	the GAA Earn-Out;

(i)	the Borrower’s guarantee of the GAA Asset Purchase Agreement and the GAA Equity Purchase Agreement;

(j)

any Debt of an Obligor under or in connection with one or more operating leases in respect of which the payment obligations (when aggregated with any similar Debt of any other Obligors) do not exceed US $1,000,000 in any fiscal year of the Borrower (and provided that such Debt is not entered into when a Default has occurred and is continuing or would occur as a result of the same);

(k)

any Debt in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments incurred in the Ordinary Course provided that such Debt does not exceed the aggregate amount of US $1,000,000; and

(1)	other Debt expressly consented to by the Required Lenders in writing.

“Permitted Liens” means, with respect to any Person:

(a)

Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due, or for which instalments have been paid based on reasonable estimates pending final assessments, or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person and for which that Person has made adequate provision for payment of the contested amount and provided evidence of the provision as may be requested by the Agent;

(b)

undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not been filed or exercised and of which none of the Lenders has been given notice, or that relate to obligations not due or payable or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person and for which that Person has made adequate provision for payment of the contested amount and provided evidence of the provision as may be requested by the Agent;

(c)

reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests in real or immovable property, that do not Materially affect the use of the affected land for the purpose for which it is used by that Person;

(d)

licences, easements, rights-of-way and rights in the nature of easements (including licences, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) and zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, municipal and other Governmental Authorities that do not Materially impair the use of the affected land for the purpose for which it is used by that Person;

(e)	minor title defects, encroachments or irregularities that in the aggregate do not Materially impair the use of the affected property for the purpose for which it is used by that Person;

(f)	customary rights of set-off or combination of accounts in favour of a financial institution with respect to deposits maintained by it;

(g)

the right reserved to or vested in any municipality or Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that person or by any statutory provision to terminate the lease, license, franchise, grant or permit, or to require annual or other payments as a condition to its continuance;

(h)

the Lien resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, unemployment insurance, surety or appeal bonds, costs of litigation when required by law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the Ordinary Course, up to a maximum aggregate amount deposited at any time of US $250,000 for all Obligors;

(i)	security given to a public utility or any Governmental Authority when required by the utility or authority in connection with the operations of that Person in the Ordinary Course;

(j)

the Lien created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings or is being satisfied by that Person and has not caused a Default and that Person has made adequate provision for payment of the contested amount and provided evidence of the provision as may be requested by the Agent;

(k)	the Security;

(l)

Liens on equipment and its proceeds created or assumed to finance or re-finance the acquisition or improvement or secure the unpaid purchase price of the equipment (including the principal amount of any capital lease) provided that the aggregate principal amount (or fair market value of the Property that is subject to a Lien if no principal amount is designated) secured by all such Liens outstanding for all Obligors at any time does not exceed US $250,000;

(m)

Liens securing Debt comprising obligations to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP, where the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided that the aggregate principal amount of such Debt for all Obligors at any time does not exceed US $250,000;

(n)	Liens subordinated to the Security pursuant to an Intercreditor Agreement in a form acceptable to the Required Lenders;

(o)	other Liens expressly agreed to in writing by the Required Lenders; and

(p)

any Liens securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other secured indebtedness which has the benefit of security under this paragraph (p)) does not exceed US $250,000, and any extension, renewal or replacement of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, and “person” has the same meaning.

“Pledged Shares” means the Equity Interests of the Obligors and other Persons that are specifically pledged as part of the Security from time to time.

“Prime Rate” means, on any day, the annual rate of interest established by the Agent as its reference rate for that day for commercial loans made by it in Canada in Canadian Dollars,

“Prime Rate Advance” means an Advance in Canadian Dollars bearing interest based on the Prime Rate and includes availments that are deemed to be Prime Rate Advances under this Agreement.

“Property” means, with respect to any Person, any or all of its present and future undertaking, property and assets, whether tangible or intangible, real or personal, and includes rights under Contracts and Permits.

“Quality of Earnings Report” means a report by an independent third party acceptable to the Bank, acting reasonably, assessing the accuracy of a Target’s historical earnings and its projections.

“Recipient” means the Agent and any Lender, as applicable.

“Register” is defined in Section 10.3.

“Reimbursement Authorizations” means all participation agreements, provider or supplier agreements, enrollments, accreditations and billing numbers necessary to participate in and receive reimbursement from a Reimbursement Program, including all Medicare and Medicaid participation agreements.

“Reimbursement Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Obligor, in which any Obligor or any Subsidiary or an Obligor participates.

“Related Parties” means, with respect to any Person, its Affiliates and the directors, officers, employees, agents and advisors of the Person and of its Affiliates.

“Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives and advisors.

“Required Lenders” means all of the Lenders if there are two or fewer Lenders and otherwise means two or more Lenders holding, in the aggregate, a minimum of 66 2/3% of the outstanding amount of the Commitments. For the purpose of determining the number of Lenders, two or more Lenders that are Affiliates of each other shall be counted as one Lender. If any Lender is a Defaulting Lender at any time of determination, then that Lender and its Commitment shall be excluded in determining the Required Lenders.

“Revolving Credit” means the revolving credit of up to US $75,000,000 or the Equivalent Amount in Canadian Dollars in favour of the Borrower that is established pursuant to Section 2.1(1).

“Revolving Lenders” means the Lenders who have provided Commitments relating to the Revolving Credit as specified in Schedule A.

“S&P” means Standard & Poor’s Financial Services LLC, or any successor to it.

“Sanctioned Country” means, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person located, organized, incorporated or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scotiabank” means The Bank of Nova Scotia.

“Schedule I Reference Lenders” means Lenders that are banks named on Schedule I of the Bank Act (Canada) and that have been designated as or deemed to be Schedule I Reference Lenders pursuant to Section 8.11.

“Security” means all security documents and guarantees and indemnities made by the Obligors or other Persons in favour of or for the benefit of the Agent and the Lenders, securing or intended to secure or support the repayment of the Obligations and the Other Secured Obligations, including the security documents and guarantees and indemnities described in Section 3.1. All Security granted hereunder shall secure the obligations, indebtedness and liabilities of the Borrower under any capital markets agreements, including foreign exchange or interest rate swap hedging arrangements entered into with any Lender (or its Affiliates), and any credit card agreements entered into with Scotiabank or any other Lender.

“Segregated Government Deposit Account” means a deposit account of a Guarantor that contains no funds on deposit other than direct proceeds of Medicare and Medicaid payments made by the federal or state government unit or an intermediary for a federal or state government unit.

“Sole Bookrunner” shall mean Scotiabank.

“Statutory Plan” means any benefit plan that an Obligor is required by statute to participate in or contribute to in respect of any current or former employee, director, officer, shareholder, consultant or independent contractor of that Obligor, or any dependent of any of them, including the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable legislation regarding health, tax, workers’ compensation insurance and employment insurance.

“Subsidiary” of a Person means any Person Controlled by the first Person or by any Subsidiary of the first Person, provided that, solely for the purposes of Sections 5.1(4)(b), 5.1(31), 6.2(18), and 6.3(2)(g) any providers of anesthesia services or other health care services to which an Obligor provides principal management services shall constitute a Subsidiary of such Obligor.

[REDACTED] means [REDACTED] a professional corporation incorporated under the laws of the State of Georgia.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act.

“Swingline Credit” is defined in Section 2.1(2).

“Swingline Lender” means Scotiabank, in its capacity as lender of the Swingline Credit.

“Target” means an entity located in Canada or the United States of America which the Borrower proposes to acquire pursuant to a Permitted Acquisition.

“Target Assets” means assets (including Contracts) located in Canada or the United States of America which the Borrower proposes to acquire pursuant to a Permitted Acquisition.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable to them.

“Term Credit” means the non-revolving credit of up to US $25,000,000 or the Equivalent Amount in Canadian Dollars in favour of the Borrower that is established pursuant to Section 2.1(4).

“Term Lenders” means the Lenders who have provided Commitments relating to the Term Credit as specified in Schedule A.

“Third Party Obligor” means any Governmental Obligor, Blue Cross and/or Blue Shield, private insurers, managed care plans, and any other person or entity which presently or in the future maintains Reimbursement Programs.

“Total Funded Debt” means all short term and long term interest bearing debt, the GAA Earn-Out (when such amounts are earned and become payable), any future earn-out payments related to an Acquisition (when such amounts are earned and become payable), capital leases and other obligations as defined by the Agent (on the basis of information provided to it by the Borrower). Total Funded Debt shall include, but not be limited to, all amounts outstanding under the Credits, guarantees and amounts owing to any subordinated debt lender, but shall exclude trade payables.

“Total Funded Debt Ratio” means, at any time, the ratio calculated by dividing (a) the Total Funded Debt at that time by (b) EBITDA.

“Total Interest Expense” means, for any particular period, the aggregate expense incurred by the Borrower on a consolidated basis for interest and other costs of obtaining credit, including:

(a)	B/A Fees and fees payable in respect of other bankers’ acceptances;

(b)	discounts on B/As and other bankers’ acceptances;

(c)	non-cash accretion expense related to Debt;

(d)	the time value of money component of Debt;

(e)	the interest portion of any capital lease; and

(f)	all fees and other compensation paid to any Person that has extended credit to the Obligors;

in each case whether or not actually paid (unless paid by the issuance of securities constituting Debt) and calculated in accordance with GAAP.

“Transaction” means the acquisition by the Borrower or another Obligor of a Target or of any Target Assets pursuant to a Permitted Acquisition.

“Tri-Party Agreement” shall have the meaning given to such term in Section 6.2(10).

“US Dollars”, “US $” and “USD” mean the lawful currency of the United States of America.

“U.S. Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“U.S. Plan” means an employee pension benefit plan that is covered by Title W of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by an Obligor for employees or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which an Obligor is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.

“Welfare Plan” means any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health, hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, that is applicable to any current or former employee, director, officer, shareholder, consultant or independent contractor of any Obligor, or any dependent of any of them, except a Pension Plan or a Statutory Plan.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2	Construction

The Loan Documents have been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Loan Documents.

1.3	Certain Rules of Interpretation

(1)	In any Loan Document:

(a)

the division into articles and sections and the insertion of headings and the Table of Contents are for convenience of reference only and shall not affect the construction or interpretation of the Loan Document;

(b)	unless otherwise specified or the context otherwise requires:

(i)	“the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(ii)

all amounts expressed in this Agreement in terms of money shall refer to US Dollars, but any determination concerning any representation, covenant, Event of Default or other limit that refers to a minimum or maximum amount in Canadian Dollars will be made by taking into account the Equivalent Amounts in other currencies at the time of calculation;

(iii)	any reference to a Person “directly or indirectly” owning, doing or having anything includes a Subsidiary of that Person owning, doing or having that thing; and

(iv)	all references to specific times are references to Toronto time.

(2)

The interpretation rules in this Section 1.3(2) apply to every Loan Document unless a particular Loan Document specifies otherwise or the context otherwise requires. The definitions of terms in any Loan Document shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document (including any definition of or reference to this Agreement) shall be construed as referring to that agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on amendments, supplements, restatements or modifications in any Loan Document), (b) any reference to any Person shall be construed to include the Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to the Loan Document in which they appear in its entirety and not to any particular provision of the Loan Document, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which the references appear, (e) any reference to any law or regulation shall, unless otherwise specified, refer to that law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all Property, including cash, securities, accounts and contract rights.

(3)

If Section 7.1 specifies a grace period before an event or circumstance becomes an Event of Default (that is, the occurrence of the event or circumstance initially constitutes a Default but not an Event of Default), and if before the expiration of the grace period the Borrower provides evidence of having remedied the event or circumstance that is satisfactory to the Agent (after consulting the Lenders if the Agent considers it appropriate to do so), then any Default arising from the occurrence of that event or circumstance will be deemed not to be “continuing.” In any other case, any Default or

Event of Default will be deemed to be “continuing” if it has not been waived by the Lenders in accordance with Section 11.2.

1.4	Knowledge

In any Loan Document, any reference to the knowledge of any Party means to the best of the knowledge, information and belief of the Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant Representatives of the Party.

1.5	Performance on Banking Days

If any action is required to be taken pursuant to any Loan Document on or by a specified date that is not a Banking Day, the action is valid if taken on or by the next Banking Day except that, in the case of a payment, if the next Banking Day is in a different calendar month then the payment shall be made on the preceding Banking Day.

1.6	Accounting Terms

In any Loan Document, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

1.7	Permitted Liens

The designation of a Lien to be a Permitted Lien is not, and shall not be deemed to be, an acknowledgment by the Agent or any Lender that the Lien shall have priority over the Security.

1.8	Amendment and Restatement

(1)

On the date on which all the conditions set forth in Article 4 have been satisfied (or waived by the Agent on behalf of the Lenders), the Existing Credit Agreement shall be and is hereby amended and restated in the form of this Agreement.

(2)	References herein to the “date hereof” or similar expressions shall be and shall be deemed to be the date of execution of this Agreement, being June 26, 2017.

(3)

Each Obligor that is party to the Security, confirms, acknowledges and agrees that the security interests created by an Obligor in favour of the Agent in the Security remain in full force and effect and are continuing security for the Obligations of each Obligor, as amended and restated by this Agreement.

ARTICLE 2

THE CREDITS

2.1	Amounts and Availment Options

(1)

Revolving Credit Subject to the terms and conditions of this Agreement, the Revolving Lenders shall provide, severally (not jointly and not jointly and severally), a revolving credit facility referred to as the Revolving Credit for the use of the Borrower in the aggregate amount of up to US $75,000,000 or the Equivalent Amount in Canadian Dollars. Each Revolving Lender’s obligation in respect of the Revolving Credit shall be limited to its respective Applicable Percentage of the Revolving Credit.

(2)

Swingline Credit Subject to the terms and conditions of this Agreement, the Swingline Lender shall provide an overdraft credit facility referred to as the “Swingline Credit” for the use of the Borrower in the aggregate amount of up to US $5,000,000 or the Equivalent Amount in Canadian Dollars, which is a sub-limit of, and is not in addition to, the Revolving Credit.

(3)	Accordion

(a)

Subject to the terms and conditions of this Agreement and subject to formal credit approval from the Lenders, the Borrower may at any time and from time to time, request an increase to the maximum aggregate amount available under the Revolving Credit by up to an additional US $25,000,000 (the “Revolving Commitment Increase”), by providing written notice to the Agent not less than twenty (20) Banking Days prior to the proposed effective date of such an increase (an “Accordion Notice”).

(b)

The Accordion Notice shall specify: (i) the amount of the proposed increase in the aggregate amount of the Revolving Credit, (ii) the amount of the proposed increase, (iii) and the proposed effective date of such increase. The Agent shall promptly provide a copy of the Accordion Notice to each Lender. On or prior to the date that is ten (10) Banking Days after receipt of the Accordion Notice by the Agent, each Lender shall submit to the Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in the Revolving Credit in response to the Accordion Notice (the “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Agent prior to the expiration of such ten (10) Banking Day period shall be deemed to have refused any increase in its Commitments. To the extent that the Agent has not received binding Commitments from existing Lenders for the entire amount of a Revolving Commitment Increase at the expiry of such ten (10) Banking Day period, one or more new lenders acceptable to the Agent and the Borrower (which acceptance shall not be unreasonably withheld) may provide commitments for the Revolving Commitment Increase.

(c)	The Revolving Commitment Increase is uncommitted and shall not be increased until such time as the Agent has notified the Borrower in writing that the Lenders have agreed to such increase. The effectiveness of any Revolving Commitment Increase shall, unless otherwise agreed to by the Lenders, be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2.

(4)

Term Credit Subject to the terms and conditions of this Agreement, the Term Lenders shall provide, severally (not jointly and not jointly and severally), a non-revolving credit facility referred to as the Term Credit for the use of the Borrower in the aggregate amount of up to US $25,000,000 or the Equivalent Amount in Canadian Dollars. Each Term Lender’s obligation in respect of the Term Credit shall be limited to its respective Applicable Percentage of the Term Credit.

(5)	At the option of the Borrower, the Revolving Credit (excluding the Swingline Credit) and Term Credit may be used by:

(a)	requesting the Revolving Lenders or Term Lenders (as applicable) to make Prime Rate Advances, Base Rate Advances and/or LIBOR Advances; and/or

(b)	presenting orders to the Revolving Lenders or Term Lenders (as applicable) for acceptance as B/As.

(6)	Each Advance under the Swingline Credit shall be made in accordance with Section 9.6(2), and the Swingline Credit may be used by the Swingline Lender to cover any overdrafts incurred by the Borrower.

2.2	Re-borrowing

(1)

The Revolving Credit (including the Swingline Credit) is a revolving credit and the principal amount of any Advance under the Revolving Credit that is repaid may be re-borrowed, if the Borrower is otherwise entitled to an Advance under the Revolving Credit.

(2)	The Term Credit is a non-revolving credit and the principal amount of any Advance under the Term Credit that is repaid may not be re-borrowed.

2.3	Use of the Credits

(1)

Advances under the Revolving Credit (including the Swingline Credit) may be used for general corporate purposes including refinancing existing indebtedness under the Existing Credit Agreement, earn-outs (including the GAA Earn-Out, up to a maximum amount of US $15,000,000), and to assist with financing Permitted Acquisitions of the Borrower as set out in this Credit Agreement.

(2)	Advances under the Term Credit may be used for refinancing existing indebtedness under the Existing Credit Agreement and repaying the Norrep Debt in full.

(3)

The Borrower will not request any advance under the Credits, and the Borrower and its Subsidiaries will not use, and its and their respective directors, officers, employees and agents will not use, the proceeds of any advance under the Revolving Credit (a) in the furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

2.4	Term and Repayment

(1)	Interest under the Credits is payable monthly at the applicable rates set out in the Applicable Rate Table.

(2)	The Term Credit shall be repaid and permanently reduced by the Borrower in quarterly instalments of 2.5% of the initial principal amount, with a balloon payment to be made on the Maturity Date.

(3)	In any event, all of the Credits shall be paid in full by the Borrower and cancelled on the Maturity Date.

2.5	Interest Rates and Fees

(1)

Interest rates on Prime Rate Advances, Base Rate Advances and LIBOR Advances and the rates for calculation of B/A Fees and standby fees shall be determined and adjusted based on the Total Funded Debt Ratio as set out in the Applicable Rate Table and all figures in the Applicable Rate Table represent per cent per annum. Each of the amounts specified in the Applicable Rate Table, except the standby fee, shall be increased by 2% per annum if an Event of Default has occurred and is continuing, but the increased amounts shall not be secured by any mortgage of real property or hypothec on immovables forming part of the Security to the extent prohibited by Applicable Law. If an Event of Default is disclosed by a Compliance Certificate, any increase shall be applied beginning as of the end of the fiscal period to which the Compliance Certificate relates.

(2)

Any increase or decrease in the interest rates and fees resulting from a change in the Total Funded Debt Ratio shall be effective as of the 45th day after the end of each of the Borrower’s fiscal quarters, except (a) that if a Compliance Certificate for a fiscal quarter is delivered late, any resulting decrease shall be effective only as of the date that a satisfactory Compliance Certificate is actually received by the Agent, or (b) if a Permitted Acquisition is completed that is funded, in whole or in part, from the Credits and that would result in a change to the Total Funded Debt Ratio that would increase the interest rates and fees payable hereunder, such increase shall, upon notice to the Borrower by the Agent, acting reasonably in its sole discretion, be effective on the date the Permitted Acquisition completes. Interest and fees shall initially be established based on the Compliance Certificate delivered under Section 6.3(1)(d). B/A Fees paid before the effective date of an increase or decrease will not be adjusted. If the Borrower becomes entitled to a pro rata refund of B/A Fees paid before the effective date of a decrease, the refund will be paid as a credit against the next interest or fee payment by the Borrower rather than being disbursed by the Lenders.

(3)

Interest shall accrue and be payable on Prime Rate Advances and Base Rate Advances at the Prime Rate or the Base Rate, respectively, plus the relevant figure shown under “Prime Rate and Base Rate Advances” in the Applicable Rate Table. Interest shall accrue and be payable on LIBOR Advances at LIBOR plus the relevant figure shown under “B/A and LIBOR Advances” in the Applicable Rate Table. The rate for calculation of B/A Fees shall be the relevant figure shown under “B/A and LIBOR Advances” in the Applicable Rate Table.

(4)

The Borrower shall pay interest and fees at the applicable rate specified in the Applicable Rate Table to the Agent at the Branch of Account on Advances outstanding from time to time, except that the B/A Fee for any B/A shall be paid by each Lender deducting the B/A Fee from the proceeds of the B/A remitted to the Agent pursuant to Section 9.9(2). The Borrower shall pay interest on Prime Rate Advances and Base Rate Advances on the 22nd day of each month. The Borrower shall pay interest on each LIBOR Advance on the last day of the applicable LIBOR Period and, if the LIBOR Period is longer than three months, every three months after the date of the relevant LIBOR Advance.

(5)

The Borrower shall pay a standby fee on the daily unadvanced portions of the Revolving Credit at a rate that shall be adjusted based on the Total Funded Debt Ratio and that shall be as specified under “Standby Fee” in Applicable Rate Table. The standby fee shall be payable monthly in arrears on the tenth Banking Day after the end of each month, with the first payment to be made on July 17, 2017. On termination of all Commitments under the Credits, the Borrower shall also pay any accrued but unpaid standby fees.

(6)

The Agent shall distribute interest and fees for the Revolving Credit to the Revolving Lenders based on their respective Applicable Percentages. Subject to Section 9.2, interest and standby fees for the Swingline Credit shall be paid by the Borrower to the Swingline Lender for its own account. The Agent shall distribute interest and fees for the Term Credit to the Term Lenders based on their respective Applicable Percentages.

2.6	Other Fees

The Borrower shall pay to the Lead Arranger, the Agent and the Lenders all fees payable under the Fee Letter on the closing of the transactions contemplated by this Agreement.

2.7	Exchange Rate Fluctuations

If fluctuations in Exchange Rates cause the amount of Advances (expressed in US Dollars) under a Credit to exceed the maximum amount of that Credit permitted in this Agreement by two percent or more at any time, the Borrower shall immediately pay the Lenders the amount by which the maximum amount of that Credit is exceeded. If the Borrower is unable to immediately pay any amount under this Section because LIBOR Periods have not ended or B/As have not matured, the Borrower shall immediately post Cash Collateral with the Agent in the amount of the excess, and that Cash Collateral shall form part of the Security and be held until the excess no longer exists. If, on the date of any Advance under a Credit (whether by rollover, renewal, conversion or otherwise), the amount of Advances (expressed in Canadian Dollars) under that Credit exceeds the maximum amount of that Credit because of fluctuations in Exchange Rates, the Borrower shall immediately pay the Lenders the excess and shall not be entitled to any Advance that would result in the amount of that Credit being exceeded.

ARTICLE 3

SECURITY

3.1	Security

(1)

The Security includes the following documents and instruments in favour of the Agent for the benefit of the Lenders, all in form and substance satisfactory to the Lenders and subject only to Permitted Liens:

(a)

security over all present and future Property of each Obligor having Property in Canada in the form of a general security agreement creating a first priority security interest in all Property of each Obligor and a floating charge on all other Property of each Obligor;

(b)

security over all present and future Property of each Obligor having Property in the United States in the form of a UCC security agreement creating a first priority security interest in all Property of each Obligor and a floating charge on all other Property of each Obligator;

(c)	pledges of all Equity Interests of Obligors that are owned by other Obligors from time to time, including all Equity Interests of JV Subsidiaries (to the extent held by the Borrower or a Guarantor);

(d)	an assignment by CRH Delaware of all loans and security granted by GAA to CRH Delaware;

(e)	an assignment by CRH Delaware of all loans and security granted by [REDACTED] to CRH Delaware;

(f)	an assignment by CRH Delaware of [REDACTED] pledge of GAA’s equity interest;

(g)	an assignment by CRH Delaware of [REDACTED]s pledge of [REDACTED]s equity interests;

(h)	assignments by way of security of Material Contracts and Material Permits that are designated by the Agent from time to time, by the relevant Obligors;

(i)	unlimited guarantees by each of the Obligors (excluding the Borrower) of the Obligations and Other Secured Obligations of the Borrower;

(j)	the [REDACTED] Intercreditor Agreement;

(k)

deposit account control agreements with all deposit accounts and securities accounts of the Obligors, and on a commercially reasonable efforts basis, JV Subsidiaries, located in the United States of America other than Segregated Governmental Deposit Accounts, payroll and retirement accounts, and subject to any restrictions or consents required under operating agreements for JV Subsidiaries;

(l)	International Swap Dealers Association (ISDA) Master Agreement and Schedule between the Borrower and Scotiabank;

(m)

assignment of insurance by each Obligor and/or other documents appropriate for the type of Property and the jurisdictions in which Property is located, including extended coverage endorsement, in amounts and from an insurer acceptable to the Agent, on each Obligor’s real and personal property, showing loss payable to the Agent as its interest may appear, and including business interruption and public liability insurance; and

(n)	confirmation and reaffirmation agreement executed by each Obligor in respect of the Security.

(2)

Subject to Section 3.1(3), if at any time the Borrower owns, establishes or acquires Control of a Subsidiary directly or indirectly (and that is not a JV Subsidiary acquired pursuant to or established or created in connection with a Permitted Acquisition), the Borrower shall, within thirty (30) days of the establishment or acquisition thereof, cause such Subsidiary to become an Obligor, adopt this Agreement by delivering an agreement in the form of Schedule M so as to be bound by all of the terms applicable to Obligors as if it had executed this Agreement as an Obligor, deliver a guarantee and indemnity and other security documents required to comply with Section 3.1(1), which shall become part of the Security, deliver or cause the delivery of a pledge of all of the Equity Interests of the new Subsidiary as part of the Security, deliver any certificates representing the Equity Interests with endorsements executed in blank and take other steps that the Agent requires to perfect the Security relating to any Equity Interests;

(3)

If at any time an Obligor owns, establishes or acquires Control of a JV Subsidiary directly or indirectly pursuant to or in connection with a Permitted Acquisition, and in respect of which the Agent has so requested acting reasonably and taking into account the nature and terms of the Transaction in respect of which such Subsidiary is established or acquired and the business and structure of the Borrower and its Subsidiaries generally (including the proportionality of such Subsidiary to the value, earnings and assets of the Borrower on a consolidated basis), the Obligor shall, within thirty (30) days of the establishment or acquisition of the W Subsidiary, deliver or cause the delivery of a pledge of all of the Equity Interests of the new W Subsidiary held directly or indirectly by the Obligor as part of the Security, obtain any consent from other shareholder(s) of the JV Subsidiary required pursuant to the JV Subsidiary’s operating agreement, deliver any certificates representing the Equity Interests with endorsements executed in blank and take other steps that the Agent requires to perfect the Security relating to the Equity Interests.

(4)

Each Obligor shall, immediately on receipt, deliver to the Agent for the benefit of the Lenders, certificates representing all Equity Interests of an Obligor or other Person in which it owns Equity Interests that it acquires after the date that it first delivers Equity Interests of the Obligor or other Person as part of the Security, together with any certificates representing the Equity Interests and endorsements executed in blank, and take other steps that the Agent requires to perfect the Security relating to the Equity Interests. If Equity Interests of an Obligor that have been pledged as part of the Security are subsequently transferred to another Obligor, the transferee shall immediately deliver a pledge of all of the transferred Equity Interests as part of the Security, deliver any certificates representing the Equity Interests with endorsements executed in blank and take other steps that the Agent requires to perfect the Security relating to the Equity Interests.

(5)	In order to perfect the Security and in connection with the delivery of any Security, the Borrower shall, in consultation with the Agent, and as directed by the Agent in the case of any uncertainty:

(a)

concurrently with the execution of any document forming part of the Security, arrange to register, file or record the document and/or, if applicable, financing statements or other prescribed statements in respect of the document, obtain agreements of other persons and take other actions, as may be necessary or desirable from time to time to perfect, preserve or protect the Security, wherever such registration, filing, recording, agreement or other action may be necessary or desirable;

(b)

whenever necessary or desirable, including in the circumstances contemplated in Sections 6.4(13) and 6.4(14), arrange to renew or amend existing registrations, filings and recordings and make additional registrations, filings and recordings and take other actions as are necessary or desirable to maintain the Security as valid and effective security with the priority required by this Agreement; and

(c)

cause documents, including title insurance policies, opinions of counsel and other supporting documents satisfactory to the Agent, to be delivered to the Agent evidencing the action taken and confirming that the provisions of this Section 3.1 have been complied with.

(6)

Nothing in this Section 3.1 that contemplates the Obligors owning, establishing, acquiring or transferring Property, Equity Interests or Subsidiaries shall in any way modify any restriction on doing so elsewhere in this Agreement.

3.2	Obligations Secured by the Security

(1)	Unless otherwise agreed by the Lenders among themselves, the documents constituting the Security shall secure the following obligations pari passu with each other:

(a)	the Obligations;

(b)

the present and future debts, liabilities and obligations of the Obligors to any Lender or Affiliate of a Lender, other than Excluded Swap Obligations, (collectively, the “Other Secured Obligations”) (i) that are described in Schedule J, (ii) that arise under or in connection with Derivatives that are permitted under this Agreement, or (iii) that arise under or in connection with other transactions not made under this Agreement if it is agreed by the Borrower and the Agent acting on the instructions of the Required Lenders that those debts, liabilities and obligations shall be secured.

(2)

The Parties confirm it is their intention that Affiliates of Lenders to whom Other Secured Obligations are owed shall benefit from the Security in accordance with this Section 3.2, notwithstanding that the Affiliates are not Parties. The Agent shall act as agent for those Affiliates as well as the Lenders in holding the Security and it is understood that the Lenders’ decisions concerning the Security referred to in Section 3.2(6) may reflect the interests of their respective Affiliates. In addition, the Obligors constitute the Lenders as trustees of the benefits of the Security for their respective Affiliates and the Lenders accept that trust.

(3)

If Applicable Law restricts any particular document forming part of the Security from securing all of the obligations described in Section 3.2(1) and the Lenders accept the document subject to that restriction, any proceeds of realization of that document shall be distributed in payment of the obligations that are secured, and proceeds of realization of other Security shall be distributed disproportionately as necessary to adjust for proceeds that would have been distributed to Lenders and holders of Other Secured Obligations but for the restriction. If compliance with Applicable Law results in any particular document forming part of the Security being expressed to secure obligations in addition to those described in Section 3.2(1), the Lenders and holders of Other Secured Obligations shall nevertheless only be entitled to claim and recover the obligations described in Section 3.2(1) from any realization of that Security.

(4)

As of the date of this Agreement, the Other Secured Obligations are those listed in Schedule J. If applicable, the Borrower shall include in each Compliance Certificate a revised Schedule J to reflect any changes in the Other Secured Obligations from Schedule J to this Agreement or any subsequent revision to Schedule J delivered pursuant to any Compliance Certificate. Neither the failure of the Borrower to update Schedule J nor any error contained in Schedule J shall affect the security for the Other Secured Obligations if it has been agreed in accordance with this Section 3.2 that they shall be secured by the Security.

(5)

Other Secured Obligations listed on Schedule J, and (subject to Section 3.2(4)) any revision of it from time to time, shall be conclusively deemed to be secured by the Security (in the absence of manifest error) and shall not cease to be secured without the prior written consent of the respective Lenders to whom, or to whose Affiliates, the Other Secured Obligations are owed, except if the applicable Lender ceases to be a Lender by reason of assigning all of its rights and obligations under this Agreement or having the Obligations owing to it paid in full as a Non-Consenting Lender. If all Obligations have been indefeasibly paid in full and all Commitments have been cancelled, the Borrower may, and shall if requested by any Lender or Affiliate holding Other Secured Obligations, deliver Cash Collateral to secure the Other Secured Obligations, in an amount and form satisfactory to the respective Lenders and Affiliates to whom Other Secured Obligations are owed, acting reasonably, following which the respective Lenders and Affiliates shall release their interest in the Security.

(6)

Notwithstanding the rights of Lenders and Affiliates to benefit from the Security in respect of the Other Secured Obligations, all decisions concerning the Security and its enforcement shall be made by the Lenders or the Required Lenders in accordance with this Agreement and no Lender or Affiliate to whom Other Secured Obligations are owed from time to time shall have any additional right to influence the Security or the enforcement of the Security as a result of holding Other Secured Obligations as long as this Agreement remains in force. Notwithstanding the termination of this Agreement because of payment of the Credits, or for any other reason, the Other Secured Obligations shall continue to be secured by the Security, except as expressly provided in Section 3.2(5). After the termination of this Agreement, decisions concerning the Security shall be made by those to whom Other Secured Obligations are owed as they may determine among themselves.

(7)

In the event that any Security is required on real property located in the United States of America, the Borrower shall deliver a flood hazard determination certificate showing whether such real property is located in an area designated as a “special flood hazard area” by the Federal Emergency Management Agency. If any such real property is located in a special flood hazard area, then the Borrower shall deliver to the Agent and each Lender evidence of flood insurance in an amount reasonably determined by the Agent (together with such endorsements as the Agent or a Lender may require), and shall comply with the additional requirements of the Flood Disaster Protection Act of 1973, as amended.

ARTICLE 4

DISBURSEMENT CONDITIONS

4.1	Conditions Precedent for Amendment and Restatement and Initial Advance

This Agreement shall be effective, the Existing Credit Agreement shall be amended and restated in the form of this Agreement as herein provided, and the initial Advance will be available to be drawn, in each case, upon satisfaction of the conditions precedent set out in this Section 4.1, unless waived by all Lenders. Where delivery of documents is referred to, the documents must be delivered to the Agent, for and on behalf of the Lenders, the documents must be in form and substance satisfactory to the Lenders, duly executed by all parties and in full force and effect, and all matters disclosed by the documents must be satisfactory to the Lenders.

(1)	Security and Other Principal Documents

(a)	The Agent must have received duly executed copies of this Agreement.

(b)	The Agent must have received duly executed copies of the Security, with any limits on the amount of guarantees and indemnities being acceptable to the Lenders.

(c)	The Security must have been duly registered and otherwise perfected as required by the Agent.

(d)

The Agent must have received certificates representing the Pledged Shares, and endorsements executed in blank relating to those certificates and evidence of other arrangements being made as required by the Agent to perfect the Security relating to the Pledged Shares.

(2)	Corporate and Other Information

(a)	The Agent must have received a current copy of the corporate family chart of the Borrower including ownership percentages.

(b)

The Agent must have received a certificate of each Obligor and issuer of Pledged Shares attaching (i) copies of its Constating Documents, (ii) a list of its officers and directors (or managers) with specimens of the signatures of those officers or directors who are executing Loan Documents on its behalf, (iii) copies of the corporate or analogous proceedings taken to authorize it to execute, deliver and perform its obligations under the Loan Documents and, if it is an issuer of Pledged Shares, consents that are required from its directors, shareholders, partners or members, in connection with the pledges of Pledged Shares or in connection with any disposition of the Pledged Shares upon enforcement of the Security, (iv) if applicable, a copy of the register of holders of Pledged Shares that it has issued with a notation of them being pledged as part of the Security, and (v) other corporate and “know your client” information that the Agent or any Lender may reasonably require.

(c)

The Agent must have received a certificate of status, compliance, good standing or equivalent for each Obligor and issuer of Pledged Shares for its jurisdiction of incorporation or organization and for each jurisdiction where an Obligor is formally registered to carry on business or where registrations or filings in relation to the Security given by that Obligor have been effected, except for any jurisdiction where certificates of that kind are not customarily issued by a Governmental Authority.

(d)	Each Obligor must have complied with Section 6.2(15).

(e)

The Agent must have received one or more certificates of the Borrower attaching copies of all documents necessary to fully and fairly disclose all Material terms of all Material Contracts and all Material Permits.

(3)	Financial Information

(a)	The Agent must have received a current pro forma balance sheet of the Borrower certified by the Chief Financial Officer of the Borrower.

(b)

The Agent must have received a current pro forma Compliance Certificate from the Borrower certified by the Chief Financial Officer of the Borrower, attesting to covenant compliance before and after advances under the Credits.

(4)	Due Diligence

(a)

The Lenders must be satisfied with the results of their business, legal, background checks on key personnel, accounting, pension and environmental due diligence regarding the Obligors, including searches and other inquiries with Governmental Authorities, and completion of the Agent’s internal environmental checklist (management system) and customer questionnaire.

(5)	Other Debt and Liens / Third Party Documents

(a)	The Agent must have received evidence that all Debt of the Obligors not forming part of Permitted Debt has been paid and performed in full or will be concurrently with the initial Advance.

(b)

The Agent must have received releases and discharges (in registrable form where appropriate) covering all Liens affecting any Property of each Obligor that are not Permitted Liens, or undertakings of the holders of the Liens to deliver releases and discharges promptly after the initial Advance.

(c)

The Agent must have received all statements, postponements and acknowledgements that are required in respect of other Liens affecting the Property of the Obligors to confirm that those Liens are Permitted Liens.

(d)

The Agent must have received written confirmation (acceptable to the Agent, acting reasonably) from the Borrower that all indebtedness, liabilities and obligations owing pursuant to the Norrep Debt have been paid and satisfied in full (or will be paid and satisfied in full with the proceeds of the initial Advance under this Agreement).

(e)	The Agent must have received certificates of insurance or other evidence that the Obligors are complying with the covenants and conditions of the Loan Documents concerning insurance coverage.

(6)	Opinions The Agent must have received the following opinions, addressed to the Agent and the Lenders:

(a)	opinion of Borden Ladner Gervais LLP, as counsel to the Agent and Lenders;

(b)	opinion of Blake, Cassels & Graydon LLP, as principal counsel to the Obligors; and

(c)	opinions of local counsel in New York, Delaware, Florida, Georgia, North Carolina, and Texas.

(7)	Other Matters The following other conditions must be satisfied:

(a)

The Agent must have received payment of all fees that are payable under or in connection with this Agreement to the Agent, the Lenders or any of them on or before the initial Advance, and reimbursement of all expenses incurred by any of them, including legal fees, as required by any Loan Document.

(b)	The initial Advance must be made no later than June 26, 2017 and the Term Loan must be fully funded on the Closing Date.

(c)	The Lenders must be satisfied that there has not occurred and does not exist any event or circumstance that has, or could have, a Material Adverse Effect.

(d)	The Lenders must be satisfied that there has not been a Change of Control.

(e)	The Agent must have received other documents that the Lenders may reasonably require.

4.2	Conditions Precedent to all Advances

In addition to the other conditions precedent specified in this Agreement, the obligation of the Lenders to make any Advance is subject to the following conditions precedent:

(1)

The representations and warranties made in Section 5.1 of this Agreement, except those expressly stated to be made as of a specific date, must be true and correct on and as of the Advance Date with the same force and effect as if the representations and warranties had been made on and as of the Advance Date.

(2)	No Default may have occurred and be continuing on the Advance Date, or result from making the Advance.

(3)	The Agent must have received timely notice as required under Section 9.6.

(4)

The Borrower must have no reasonable grounds to believe that it will not be in compliance with any financial covenants contained in Section 6.1 at the end of the current fiscal quarter or to believe that it was not in compliance with those covenants at the end of the immediately preceding fiscal quarter if it has not delivered its Compliance Certificate for that quarter.

(5)

Neither the Agent nor any Lender may have received notice under subsection 224(1.1) of the Income Tax Act (Canada) or any successor provision or any comparable provision of any other taxing statute in respect of any Obligor.

(6)	All other terms and conditions of this Agreement on which an Advance may be obtained must be fulfilled.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties

Each Obligor represents and warrants to the Lenders as specified in this Section 5.1.

(1)

Organization It is duly incorporated or otherwise established and duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. It is qualified to carry on business and in good standing in each jurisdiction where that is necessary or appropriate for such Obligor.

(2)

Powers It has the corporate or analogous power and capacity to enter into and perform its obligations under any Loan Document to which it is or will be a party, to incur Obligations and Other Secured Obligations, to own its Property and to carry on the business in which it is engaged.

(3)

Authorization All necessary corporate or analogous action has been taken by it or on its part to authorize its execution and delivery of the Loan Documents to which it is or will be a party, the incurrence of Obligations and Other Secured Obligations and the performance of its obligations under those Loan Documents.

(4)	Absence of Conflict The execution, delivery and performance by it of the Loan Documents to which it is or will be a party and the incurrence of Obligations and Other Secured Obligations will not:

(a)	result in a Material breach of any of the provisions of, constitute a default under, conflict with, or cause the acceleration of any of its obligations under:

(i)	any Material Contract to which it is a party or by which any of its Property is bound or affected;

(ii)	any Material Permit by which its business or any of its Property is bound or affected;

(iii)	its Constating Documents or any resolution of its directors (or similar governing body) or holders of its Equity Interests; or

(iv)	any Applicable Law;

(b)

affect any Obligor’s or any Subsidiary of an Obligor’s right to receive, or reduce the amount of, payments and reimbursements from Third Party Obligors, or materially adversely affect any Health Care Permit;

(c)	result in or require the creation or imposition of any Lien on any of its Property, except Permitted Liens; or

(d)	result in the forfeiture of any of its Property.

(5)

No Consents Required Except as contemplated in Section 3.1(5), no Permit is required, nor is any authorization, consent, approval or notice required under any Contract to which it is a party, in connection with its execution, delivery and performance of the Loan Documents to which it is or will be a party or the incurrence of Obligations or Other Secured Obligations.

(6)

No Restrictions on Borrowing Etc. Neither its power to borrow money, to give financial assistance by way of loan, guarantee or otherwise, or to create any Lien on any or all of its present and future Property to secure the Obligations and Other Secured Obligations, nor the power of its directors to authorize those actions, is restricted by its Constating Documents or Applicable Law.

(7)

No Burdensome Restrictions It is not a party to any Contract, the holder of any Permit or subject to any Applicable Law, compliance with which has had or could reasonably be expected to have a Material Adverse Effect.

(8)

Enforceability The Loan Documents to which it is or will be a party have been or will be duly executed and delivered by it, and when executed and delivered will constitute its legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and to general principles of equity.

(9)	No Default As of the date of this Agreement and as of the date of any Advance, no Default has occurred and is continuing.

(10)	Compliance With Law It is in compliance with all Applicable Law affecting it or its Property.

(11)	Debt It has no Debt other than Permitted Debt.

(12)

Title It has good and marketable title in fee simple to all real property that it purports to own, it has valid leasehold interests pursuant to valid and enforceable leases in all real and personal property that it purports to hold as lessee, and it has valid and indefeasible title to all personal property that it purports to own, in each case free and clear of all Liens except Permitted Liens.

(13)

Disputes Except as disclosed on Schedule G or as reported pursuant to Section 6.3(2)(d), there are no Material Disputes pending, outstanding or, to its knowledge, threatened against it. There is no factual or legal basis on which any Material Dispute might be commenced with any reasonable likelihood of success.

(14)	Financial Statements Except to the extent that subsequent financial statements furnished to the Agent and Lenders have identified restatements, other adjustments or changes in accounting policies, all of its financial statements furnished to the Agent, the Lenders or any of them in connection with this Agreement:

(a)

are complete and fairly present its assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial position as of the dates referred to in the financial statements and its revenues, expenses and results of operation for the periods they cover, in each case on a consolidated basis where specified; and

(b)

have been prepared in accordance with GAAP, consistently applied, except, in the case of quarterly financial statements, notes to the statements and normal year-end audit adjustments required by GAAP are not included.

(15)

Projections Its most recent projections provided to the Agent, the Lenders, or any of them, including forecasts, budgets, pro formas and business plans, were prepared in good faith based on assumptions that were believed to be reasonable and (except to the extent it has notified the Agent) are believed to be reasonable estimates of the prospects of the businesses referred to in the projections.

(16)

Accuracy of Information Taken as a whole, all information (including information in financial statements, but excluding projections) pertaining to the Obligors that it has provided to the Agent, the Lenders, or any of them, is complete and accurate in all Material respects and does not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements contained in the information not Materially misleading in light of the circumstances in which the statements are made. There is no fact that it has not disclosed to the Agent and the Lenders in writing that has had or could reasonably be expected to have a Material Adverse Effect.

(17)

No Material Adverse Effect Since the date of its most recent audited financial statements provided to the Agent, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

(18)	Permitted Liens It is not in Material default under any Permitted Lien.

(19)

Intragroup Debts As of the date of this Agreement or the most recently delivered Compliance Certificate, it has no Intragroup Debts except as disclosed in Schedule H as updated from time to time by each Compliance Certificate.

(20)

Property, Equity Interests, Etc. As of the date of this Agreement or the most recently delivered Compliance Certificate, Schedule C, as updated from time to time by each Compliance Certificate, contains a complete and accurate organizational chart for the Obligors and is a complete and accurate description of its name (including any French or combined French and English form of its name), its jurisdiction of incorporation or organization, the ownership of all of its issued and outstanding Equity Interests, the locations of its registered office (and chief executive office, if different), the Equity Interests in Obligors and other Persons that it owns, the location of its freehold and leasehold real property, the jurisdictions in which its other Property valued over US $100,000 is located and its bank accounts and securities accounts.

(21)

Pledged Shares The Pledged Shares are validly issued as fully paid and non-assessable shares or other equity interest of the respective issuers. The consents of the directors, shareholders, partners or members of the respective issuers of Pledged Shares that will, if applicable, be delivered at or before the time that the Pledged Shares become part of the Security are the only consents that are necessary or desirable in connection with the pledges of the Pledged Shares as part of the Security (including the enforcement of the pledges), and will be kept in full force and effect as long as they remain necessary or desirable.

(22)

Intellectual Property It owns or is licensed or otherwise has the right to use all Intellectual Property that is necessary for the operation of its business, to its knowledge without Material conflict with the rights of any other Person, except as specified on Schedule D. As at the date of this Agreement or the most recently delivered Compliance Certificate, all Intellectual Property in which its interest is registered in any public office is listed on Schedule D, as updated from time to time by each Compliance Certificate. If it is not the owner of any Intellectual Property used in its business, its right of use is not subject to arbitrary termination unless the consequences of such termination would not be Material.

(23)	Permits All Permits required to carry on its business as currently conducted are in full force and effect, except for omissions that individually and in the aggregate are not Material.

(24)	Environmental Matters

(a)

Its business and Property (including underlying groundwater) have been and are being owned, occupied and operated in compliance with Applicable Law relating to pollution, protection or enhancement of the environment, preservation or reclamation of natural resources, Hazardous Materials, or health and safety matters. To its knowledge there are no breaches of that Applicable Law, no enforcement actions are outstanding, threatened or pending in respect of that Applicable Law and it has not received any communication alleging that it is in breach of that Applicable Law or claiming that it has any liability in respect of Hazardous Materials.

(b)

(i) There are no active or abandoned underground storage tanks located on any land that it occupies or controls, except those that comply with Applicable Law, (ii) there are no Hazardous Materials located on, above or below the surface of any land that it occupies or controls or contained in the soil or water constituting that land, except those being stored, used and otherwise handled and existing in compliance with Applicable Law, (iii) no release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials has occurred on or from the land, except those that are not Material and do not violate Applicable Law, (iv) no land that it occupies or controls has been used as a landfill or waste disposal site, (v) Hazardous Materials generated on any land that it occupies or controls have been transported, treated and disposed of in accordance with Applicable Law, and (vi) no other circumstance exists that would give rise to liability on its part under the Applicable Law referred to in Section 5.1(24)(a) except in each case as disclosed on Schedule I.

(c)	It has made available to the Lenders all environmental data and studies (including any environmental audit) that it has regarding any land that it occupies or controls.

(d)

Its representations in this Section 5.1(24) regarding land that it presently occupies or controls would have been accurate with respect to land that it previously occupied or controlled if made immediately before the time when it ceased to occupy or control that land.

(25)	Taxes and Withholdings

(a)

It has correctly and completely filed on a timely basis all Material returns, elections and reports required to be filed by it regarding its Taxes under Applicable Laws. It has paid all Material Taxes due and payable by it, unless they are being contested diligently, in good faith and by appropriate proceedings, it has made adequate provisions or reserves for payment of the contested amount and it has provided evidence of the provisions or reserves for the contested amount that the Agent requires. It has made adequate provision for Material Taxes payable by it for the current period and any previous period for which tax returns are not yet required to be filed. It is not subject to any audit by any Governmental Authority relating to Taxes.

(b)

It has deducted or withheld from any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including past or present employees, officers or directors and any non-resident of the country in which it is resident, the amount of all Material Taxes and other amounts required to be deducted or withheld from those payments under Applicable Laws, has remitted the amounts deducted or withheld to the proper tax authorities within the time required under any Applicable Law and has correctly and completely filed on a timely basis all Material returns and reports required to be filed by it regarding amounts deducted or withheld.

(c)

It has collected and remitted to the appropriate tax authority in accordance with Applicable Laws all Material amounts required to be collected and remitted in respect of sales tax, goods and services tax and similar Taxes, and has correctly and completely filed on a timely basis all Material returns and Material reports required to be filed by it regarding amounts collected.

(26)	Pension and Other Plans

With respect to the Borrower:

(a)	It does not maintain or contribute to, is not required to maintain or contribute to, is not a party to or bound by, and has no liability or contingent liability under, any Employee Plan.

(b)

It does not maintain or contribute to, is not required to maintain or contribute to, is not a party to or bound by, and has no liability or contingent liability under, any program, agreement or arrangement outside Canada that is similar to an Employee Plan.

(c)

Except as disclosed in the financial statements required to be provided pursuant to this Agreement or as otherwise disclosed in writing from time to time to the Agent, it has no liability or contingent liability under a Welfare Plan to provide for benefits after termination of employment or retirement.

(d)

(i) each Employee Plan is, and has been, established, registered, qualified, administered and invested in compliance in all respects with its terms and all Applicable Law, (ii) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of any Employee Plan or Statutory Plan have been remitted or paid in a timely fashion to or in respect of the Employee Plan or the Statutory Plan in accordance with their respective terms and all Applicable Law, (iii) all of its obligations that are due under each applicable Employee Plan and Statutory Plan have been satisfied, (iv) there is no claim by any Governmental Authority or by any Person pending or, to its knowledge, threatened in respect of any Employee Plan (except routine claims for payment of benefits), (v) no event has occurred that has given rise to or could reasonably be expected to give rise to any liability on its part under any Employee Plan except those disclosed in the financial statements required to be provided pursuant to this Agreement, (vi) with respect to any Employee Plan that is registered under any Applicable Law, no event has occurred and no condition exists that has resulted or could reasonably be expected to result in that Employee Plan having its registration revoked, or entitle any Person (except the Obligor) to terminate or wind up that Employee Plan (in whole or in part), or result in that Employee Plan being placed under the administration of any Governmental Authority, or result in it being required to pay any taxes or penalties under any Applicable Law, (vii) no change has occurred in respect of the funding or financial condition of any Pension Plan since the date of its most recent financial statements, accounting statements, actuarial reports and other materials required to be provided pursuant to this Agreement, and (viii) each Pension Plan is fully funded, on a going concern basis and a solvency basis, in accordance with the terms of the Pension Plan and the requirements of Applicable Law.

(e)

During the last twelve consecutive months, (i) no steps have been taken by it or by a Governmental Authority to terminate or wind up an Employee Plan (wholly or in part) that could result in it being required to make additional contributions to the Employee Plan, and (ii) no condition exists and no event has occurred with respect to any Employee Plan or Statutory Plan that might result in an increase in the amount of its liability over, or the incurrence by it of any liability in addition to, its liability before the existence of the condition or the occurrence of the event, or that might result in it incurring any fine or penalty.

With respect to the Obligors (other than the Borrower), except as otherwise set forth in Schedule I:

(f)	No Obligor has any U.S. Plan.

(g)

No U.S. Plan established or maintained by an Obligor (including any U.S. Multiemployer Plan to which an Obligor contributes) which is subject to Part 3 of Subtitle B or Title I of ERISA had a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such U.S. Plan ended prior to the date hereof, or would have had an accumulated funding deficiency (as so defined) on such day if such year were the first year of such U.S. Plan to which Part 3 of Subtitle B of Title I of ERISA applied, and no material liability to the Pension Benefit Guaranty Corporation, has been or is expected by an Obligor to be, incurred with respect to any such U.S. Plan by an Obligor.

(h)	No Obligor is required to contribute to or is contributing to a U.S. Multiemployer Plan.

(i)

No Obligor has withdrawal liability to any U.S. Multiemployer Plan, nor has any reportable event referred to in Section 4043(b) of ERISA occurred that has resulted or could result in liability of any Obligor; and Obligors do not have any reason to believe that any other event has occurred that has resulted or could result in liability of any Obligor as set forth above.

(27)	Solvency

(a)

The aggregate of its Property is, at a fair valuation, sufficient, and, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all of its obligations and liabilities (including contingent liabilities), due and accruing due.

(b)	It is able to meet its obligations as they generally become due and it has not ceased paying its current obligations in the Ordinary Course as they generally become due.

(c)	It does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as they come due.

(d)	It is not engaged, and is not about to engage, in business or a transaction for which its Property would constitute an unreasonably small capital.

(e)	It is otherwise solvent under Applicable Law.

(28)	Charitable Status It is not a charity registered with the Canada Revenue Agency and does not solicit charitable financial donations from the public.

(29)

Use of Proceeds Except as expressly specified in this Agreement, no Advance and no product or service giving rise to Other Secured Obligations will be used by, on behalf of or for the benefit of any Person except the Obligors.

(30)	KYC Laws Neither it nor any of its Affiliates is:

(a)	a Person referred to in section 5 of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);

(b)

a Person that is on the list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (RIUNRST) and/or the United Nations Al-Qaida and Taliban Regulations (UNAQTR) as published by the Office of the Superintendent of Financial Institutions Canada;

(c)	a Person that is subject to sanctions under the Special Economic Measures Act (Canada);

(d)	a Person that is subject to an order or regulation affecting its Property under the Freezing Assets of Corrupt Foreign Officials Act (Canada); or

(e)

a Person with which any Lender is restricted from dealing or otherwise engaging in any transaction by any KYC Law including one named as a “specially designated national and blocked person” on the most current list published by the US Treasury Department’s Office of Foreign Assets Control, listed in the annex to the Executive Order or with which dealing is restricted under the provisions of 31 CFR Chapter V or any legal restriction administered by the US Treasury Department’s Office of Foreign Assets Control.

The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the other Obligors and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the other Obligors and their respective directors, officers and employees and, to the knowledge of the Borrower, their agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. None of (a) the Borrower, any other Obligor or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any other Obligor that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No borrowing, use of proceeds or other transactions contemplated herein will violate Anti-Corruption Laws or applicable Sanctions. No Obligor or any of its Affiliates is in violation of any KYC Law; engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any KYC Law; or is a Sanctioned Person. No Obligor or any of its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order.

(31)	Healthcare Matters.

(a)

Compliance, Accreditation and Licensing. Each Obligor and each of their respective Subsidiaries is, and at all times during the three calendar years immediately preceding the Closing Date has been, in material compliance with all Health Care Laws and requirements of Reimbursement Programs applicable to it, its assets, business or operations. No circumstance exists or event has occurred which could reasonably be expected to result in a material violation of any Health Care Law or any requirement of any Reimbursement Program. To each Obligor’s knowledge, the Licensed Personnel have complied and currently are in compliance in all material respects with all applicable Health Care Laws, and hold and, at all times that such Persons have been Licensed Personnel of any Obligor or any Subsidiary of any Obligor, have held, all professional licenses and other Health Care Permits and all Reimbursement Authorizations required in the performance of such Licensed Personnel’s duties for such Obligor or such Subsidiary, and, each such Health Care Permit and Reimbursement Authorization is in full force and effect and, to the knowledge of each Obligor, no suspension, revocation, termination, impairment, modification or non-renewal of any such Permit or Reimbursement Authorization is pending or threatened. Each Obligor and each of their respective Subsidiaries has obtained and maintains accreditation in good standing and without limitation or impairment by all applicable accrediting organizations, to the extent prudent and customary in the industry in which it is engaged or required by law (including any foreign law or equivalent regulation), except where the failure to have or maintain such accreditation in good standing or imposition of limitation or impairment would not reasonably be expected to have, in the aggregate, a Material Adverse Effect. No Obligor and no Subsidiary of any Obligor, nor to each Obligor’s knowledge, any officer, affiliate, employee or agent of any Obligor or any Subsidiary of any Obligor, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, would reasonably be expected to constitute a violation of any Health Care Law.

(b)

Health Care Permits. Each Obligor and each of their respective Subsidiaries holds, and at all times during the three calendar years immediately preceding the Closing Date has held, all Health Care Permits necessary for it to own, lease, sublease or operate its assets or to conduct its business or operations as presently conducted. All such Health Care Permits are, and at all times during the three calendar years immediately preceding the Closing Date have been, in full force and effect and there is and has been no default under, violation of, or other noncompliance in any material respect with the terms and conditions of any such Health Care Permit. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, has resulted or would reasonably be expected to result in the suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Health Care Permit. No Governmental Authority has taken, or to the knowledge of any Obligor intends to take, action to suspend, revoke, terminate, place on probation, restrict, limit, modify or not renew any Health Care Permit of any Obligor or any Subsidiary of any Obligor.

(c)

Reimbursement Authorizations. Each Obligor and each of their respective Subsidiaries holds, and at all times during the three calendar years immediately preceding the Closing Date has held, in full force and effect, all Reimbursement Authorizations necessary to participate in and be reimbursed by all Reimbursement Programs in which any Obligor or any Subsidiary of any Obligor participates. There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Obligor, threatened, which could result in a suspension, revocation, termination, restriction, limitation, modification or non-renewal of any Reimbursement Authorization or result in any Obligor’s or any of their Subsidiaries’ exclusion from any Reimbursement Program.

(d)

Proceedings; Audits. There are no pending (or, to the knowledge of any Obligor, threatened) investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action against or affecting any Obligor or any Subsidiary of any Obligor or, to the knowledge of any Obligor, any Licensed Personnel, relating to any actual or alleged non-compliance with any Health Care Law or requirement of any Reimbursement Program. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any such investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action against or affecting any Obligor or any Subsidiary of any Obligor or, to the knowledge of any Obligor, any Licensed Personnel. There currently exist no restrictions, deficiencies, required plans of correction or other such remedial measures with respect to any Health Care Permit of any Obligor or any Subsidiary of any Obligor, or any of their participation in any Reimbursement Program. Without limiting the foregoing, no validation review, program integrity review, audit or other investigation related to any Obligor or any Subsidiary of any Obligor or their respective operations, or the consummation of the transactions contemplated in the Loan Documents or related to the Collateral (i) has been conducted by or on behalf of any Governmental Authority, or (ii) is scheduled, pending or, to the knowledge of any Obligor, threatened.

(e)

Overpayments. No Obligor and no Subsidiary of any Obligor (i) has retained an overpayment received from, or failed to refund any amount due to, any Third Party Obligor in violation of any Health Care Law or contract; and (ii) has received written notice of, or has knowledge of, any overpayment or refunds due to any Third Party Obligor.

(f)	Prohibited Transactions. No Obligor and no Subsidiary of any Obligor, nor to each Obligor’s knowledge, any officer, affiliate, employee or agent of any Obligor or any Subsidiary of any Obligor, directly or indirectly, has (i) offered or paid or solicited or received any remuneration, in cash or in kind, or made any financial arrangements, in violation of any Health Care Law; (ii) given or agreed to give, or is aware that there has been made or that there is any agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) in violation of any Health Care Law; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any Governmental Authority having jurisdiction over such payment, contribution or gift; (iv) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (v) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Health Care Law or used or was given for any purpose other than that described in the documents supporting such payment. To the knowledge of each Obligor, no person has filed or has threatened to file against any Obligor or any of their Affiliates an action under any federal or state whistleblower statute.

(g)

Exclusion. No Obligor and no Subsidiary of any Obligor, nor to the knowledge of each Obligor, any owner, officer, director, partner, agent, managing employee or Person with a direct or indirect ownership interest in any Obligor or any Subsidiary of any Obligor, nor, to the knowledge of each Obligor, any Licensed Personnel of any Obligor or any Subsidiary of any Obligor, has been (or, has been threatened to be) (i) excluded from any Reimbursement Program pursuant to 42 U.S.C. § 1320a-7 and related regulations, (ii) “suspended” or “debarred” from selling products to the United States government or its agencies pursuant to any Applicable Law, (iii) debarred, disqualified, suspended or excluded from participation in any Reimbursement Program or is listed on the United States General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any governmental or other purchaser pursuant to any federal, state or local laws or regulations.

(h)

Corporate Integrity Agreement. No Obligor and no Subsidiary of any Obligor, nor, to the knowledge of each Obligor, any owner, officer, director, partner, agent, managing employee or Person with a direct or indirect ownership interest in any Obligor or any Subsidiary of any Obligor is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement, corporate compliance agreement, deferred prosecution agreement, or other formal or informal agreement with any Governmental Authority concerning compliance with Health Care Laws.

(32)	EEA Financial Institution. No Obligor is an EEA Financial Institution.

5.2	Survival of Representations and Warranties

The representations and warranties made in this Agreement or any other Loan Document shall survive the execution of this Agreement and all other Loan Documents. No investigation by or on behalf of the Agent or Lenders at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made in any Loan Document. Unless expressly stated to be made as of a specific date, they shall be deemed to be repeated as of the date of each Advance and as of the date of delivery of each Compliance Certificate. The Lenders shall be deemed to have relied upon all representations and warranties at each time they make an Advance as a condition of making an Advance and continuing to extend the Credits.

ARTICLE 6

COVENANTS

6.1	Financial Covenants

(1)

The Borrower shall at all times maintain a Total Funded Debt Ratio of not greater than 2.75:1.00 tested quarterly based on the consolidated financial statements of the Borrower on a rolling four quarter basis.

(2)

The Borrower shall at all times maintain a Fixed Charge Coverage Ratio of not less than 1.15:1.00 tested quarterly based on the consolidated financial statements of the Borrower on a rolling four quarter basis.

6.2	Positive Covenants

Each Obligor shall perform the covenants specified in this Section 6.2.

(1)

Payment of Obligations It shall duly and punctually pay the Obligations, either as Borrower or in accordance with any guarantee or indemnity made by it, at the times and places and in the manner required by the terms of this Agreement or the guarantee and indemnity, as applicable.

(2)	Use of Proceeds of Credits In the case of the Borrower, it shall use proceeds of Advances solely for the purposes set out in Section 2.3.

(3)

Maintenance of Existence and Status Subject to Section 6.4(12), it shall maintain its existence and maintain its qualification to do business in all jurisdictions where it carries on business as is necessary or appropriate.

(4)	Operation of Business

(a)	It shall keep proper books of accounts and record.

(b)

It shall operate its business in accordance with sound business practices and in Material compliance with all Applicable Laws (including those regarding ownership of Persons carrying on the type of business that it carries on), Material Contracts, Material Permits and the terms of Permitted Liens.

(c)

It shall maintain in good standing and shall obtain, as and when required, all Permits and Contracts that it requires to permit it to acquire, own, operate and maintain its business and Property and perform its obligations under the Loan Documents to which it is or will be a party.

(d)	It shall maintain in good standing all Material Contracts.

(5)

Inspection It shall, subject to prior written notice from the Lender, from time to time during normal business hours permit Representatives of the Lenders to inspect any of its Property and to examine and take extracts from its financial books, accounts and records, including accounts and records stored in computer data banks and computer software systems, and to discuss its financial condition with its senior officers and (in the presence of those of its Representatives as it may designate) its auditors, the reasonable expense of which shall be paid by the Borrower in respect of one such inspection per calendar year (unless a Default has occurred and is continuing).

(6)

Insurance It shall maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its business and assets, in such amounts and against such liabilities, casualties, risks and contingencies existing from time to time as is customary for owners and operators of similar businesses and similar property in accordance with good industry practices. All property and business interruption policies of insurance must name the Agent, for and on behalf of the Lenders, as first mortgagee and loss payee, and liability insurance policies must name the Agent, for and on behalf of the Lenders, as additional insured. Upon the reasonable request of the Agent, the Borrower shall deliver to the Agent a report by an insurance consultant acceptable to the Agent, acting reasonably, reviewing all insurance-related matters relating to the Obligors and the Borrower shall reasonably address any deficiencies identified in accordance with the recommendations in such report.

(7)	Taxes and Withholdings

(a)

It shall pay all Taxes as they become due and payable unless they are being contested in good faith by appropriate proceedings and it has made adequate provision for payment of the contested amount and it shall provide evidence of the provision for the contested amount that the Agent requires.

(b)

It shall withhold from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld and pay the amount withheld to the proper tax or other receiving officers within the time required under any Applicable Law.

(c)

It shall collect from all Persons the amount of all Taxes required to be collected from them and remit the amount collected to the proper tax or other receiving officers within the time required under any Applicable Law.

(8)	Pension and Other Plans

(a)

The Borrower shall perform all of its obligations under and in respect of each Employee Plan and Statutory Plan and shall remit or pay all payments, contributions and premiums that it is required to remit or pay to or in respect of each Employee Plan and Statutory Plan, all in a timely way in accordance with the terms of the applicable plan and all Applicable Law.

(b)	Each Obligor shall comply in all material respects with ERISA.

(9)

Hazardous Materials It shall observe and comply at all times and in all Material respects with the provisions of all Applicable Laws relating to Hazardous Materials and shall provide evidence of ongoing compliance with those Applicable Laws that the Required Lenders require from time to time including, if so requested by the Required Lenders acting reasonably upon reasonable cause, having one or more environmental site assessment and/or compliance audits (each consisting of a non-intrusive phase one site assessment and recommendations with respect to the findings of the compliance audit, and other audits or investigations recommended in each phase one site assessment, including an intrusive phase two assessment) conducted and reported upon by an independent consultant engaged by the Obligors and acceptable to the Required Lenders, acting reasonably. It shall also remove, clean up or otherwise remedy the matters referred to in Section 6.3(2)(e).

(10)

Control Agreements Each Obligor shall promptly notify the Agent of any securities account or deposit account located in the United States of America that it maintains from time to time. Each Obligor shall enter into one or more securities account control agreements and deposit account control agreements in form and substance satisfactory to the Agent, acting reasonably, that provide the Agent with “control” under the UCC (each such agreement being referred to herein as a “Control Agreement”) with respect to each such securities account and deposit account of such Obligor that is not a Segregated Government Deposit Account or a payroll account. Without the prior approval of the Agent, no Obligor shall open or maintain any securities account or deposit account (other than Segregated Government Deposit Accounts and payroll accounts) that is not subject to a Control Agreement and no securities account or deposit account (other than a Segregated Government Deposit Account) shall receive any Medicare or Medicaid payments made by a federal or state governmental unit or an intermediary for a federal or state government unit. At any time following the occurrence of an Event of Default, each Guarantor shall, if requested by the Agent, enter into one or more tri-party agreements (each such agreement being referred to herein as a “Tri-Party Agreement”) with the Agent and each applicable depository bank with respect to each Segregated Government Deposit Account, pursuant to which such Obligor shall agree to provide such instructions as the Agent shall from time to time request with respect to the applicable depository bank regarding the manner and frequency with which funds shall be transferred from such Segregated Government Deposit Account to another deposit account of such Obligor that is subject to a Control Agreement. No Obligor shall change any instruction set forth in a Tri-Party Agreement without providing the Agent with ten (10) days prior written notice thereof.

(11)

Agreements re Material Contracts and Material Permits If reasonably requested by the Agent, it shall use commercially reasonable efforts to obtain agreements satisfactory to the Agent for the benefit of the Agent and the Lenders from its counterparties to Material Contracts and from issuers of Material Permits, and shall keep the Agent regularly informed of its progress in obtaining those agreements.

(12)	Accounts It shall maintain all of its Canadian domiciled bank accounts with the Agent.

(13)

JV Subsidiary Accounts It shall maintain sole signing authority over all JV Subsidiary deposit accounts and shall cause each JV Subsidiary within forty-five (45) days of such JV Subsidiary’s fiscal quarter end, to distribute the Borrower’s or other Obligors’ proportionate share (as applicable) of no less than 75% of all net cash proceeds, profits and earnings held in such JV Subsidiary’s deposit accounts to the Borrower’s deposit accounts held with the Agent (the “Cash Sweep”).

(14)

Waiver of Immunity To the extent that it may be or become entitled, in any jurisdiction in which judicial proceedings may at any time be commenced with respect to any Loan Document, to claim for itself or its Property any immunity from legal proceedings, court jurisdiction, attachment before judgment, attachment in aid of execution of judgment, execution of a judgment, or any other legal process or remedy relating to its obligations under any Loan Document, and to the extent that such an immunity (whether or not claimed) may be attributed in any jurisdiction, it hereby irrevocably agrees not to claim immunity and hereby irrevocably waives immunity, in each case to the fullest extent permitted by Applicable Law.

(15)

Know Your Client Matters It shall promptly provide all information, including, to the extent possible and available to it, information concerning its direct and indirect holders of Equity Interests and other Persons exercising Control over it, and its and their respective directors and officers, and including supporting documentation and other evidence, as may reasonably be requested by the Agent, any Lender, or any prospective assignee or participant of a Lender, in order to comply with the requesting person’s policies and procedures relating to KYC Laws.

(16)

Additional Security Within thirty (30) days of the acquisition of a Target or any Target Assets, it shall promptly deliver or cause the delivery of all agreements and security documents required by the Agent in accordance with Section 3.1(2).

(17)

New Subsidiaries If at any time the Borrower owns, establishes or acquires directly or indirectly a Subsidiary (either wholly-owned or otherwise) and in respect of which the Agent has so requested acting reasonably and taking into account the nature and terms of the Transaction in respect of which such Subsidiary is established or acquired and the business and structure of the Borrower and its Subsidiaries generally (including the proportionality of such Subsidiary to the value, earnings and assets of the Borrower on a consolidated basis), the Borrower shall within thirty (30) days promptly cause that Subsidiary to become an Obligor, adopt this Agreement by delivering an agreement in the form of Schedule M so as to be bound by all of the terms applicable to Obligors as if it had executed this Agreement as an Obligor, and deliver a guarantee and indemnity and other security documents required to comply with Section 3.1(2), which shall become part of the Security.

(18)

Health Care Compliance. Without limiting or qualifying any other provision of this Agreement, each Obligor and each of their respective Subsidiaries will comply in all material respects with all applicable Health Care Laws relating to the operation of such Person’s business, and shall maintain a corporate and health care regulatory compliance program as required by law and allows the Agent and/or any consultants from time to time to review such compliance program. Each Obligor and each of their respective Subsidiaries shall modify such compliance programs from time to time, as may be necessary to ensure continuing compliance with all applicable Health Care Laws. Upon request, the Agent (and/or its consultants) shall be permitted to review such compliance programs. Each Obligor and each of their respective Subsidiaries shall (a) obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material Health Care Permits which are necessary or required in the proper conduct of its business; (b) be and remain in material compliance with all requirements for participation in, and for licensure required to provide the goods or services that are reimbursable under, Medicare, Medicaid and other Reimbursement Programs; (c) use commercially reasonable efforts to cause all Licensed Personnel to comply in all material respects with all applicable Health Care Laws in the performance of their duties to or for any Obligor or any Subsidiary of any Obligor, and to maintain in full force and effect all professional licenses and other Health Care Permits required to perform such duties; and (d) keep and maintain all records required to be maintained by any Governmental Authority under any Health Care Law.

6.3 Financial Reporting and Notice Requirements

(1)

Periodic Financial Reports The Borrower shall deliver or cause the delivery of the following reports to the Agent. Any report shall be considered to have been delivered if the Borrower has posted it on the www.sedar.com website or other website generally used in Canada for public filings by reporting issuers, and notifies the Agent that it has done so. All financial statements shall be prepared in accordance with GAAP and other reports shall be in a form satisfactory to the Lenders.

(a)

As soon as practicable and in any event within forty-five (45) days of the end of each of its fiscal quarters (including the fourth quarter), the Borrower shall deliver its interim unaudited consolidated financial statements as at the end of the quarter, including balance sheet, statement of income and retained earnings, statement of changes in financial position and management discussion and analysis.

(b)	As soon as practicable and in any event within one hundred and twenty (120) days after the end of each of its fiscal years, the Borrower shall deliver its consolidated annual financial statements (and the annual financial statements of other Obligors where prepared separately), including balance sheet, statement of income and retained earnings, statement of changes in financial position and management discussion and analysis. The financial statements shall, in the case of the Borrower, be audited by an internationally recognized accounting firm and shall include a copy of the auditor’s letter to the Borrower, and shall otherwise be prepared by an internationally recognized accounting firm based on a review engagement.

(c)

As soon as practicable and in any event within one hundred and twenty (120) days after the end of each of its fiscal years, the Borrower shall deliver its unconsolidated annual financial statements (and the annual financial statements of other Obligors where prepared separately), including balance sheet, statement of income and retained earnings, statement of changes in financial position and management discussion and analysis.

(d)	The Borrower shall deliver, within forty-five (45) days of the end of each of its fiscal quarters, a Compliance Certificate.

(e)

As soon as practicable and in any event not later than one hundred and twenty (120) days after the first day of each of its fiscal years, the Borrower shall deliver (i) an annual business plan, and (ii) financial forecasts for the immediately following three fiscal years, in each case with financial projections for the Borrower on a consolidated basis, which shall include a projected income statement and projected balance sheet, projected statement of changes in funds, all broken down quarterly for the first fiscal year of the budget, and otherwise in detail acceptable to the Lenders, acting reasonably.

(f)	The Borrower shall promptly provide all other information reasonably requested by a Lender from time to time concerning the business, financial condition and Property of the Obligors.

(2)	Requirements for Notice

(a)	The Borrower shall promptly notify the Agent on learning of any Default and shall from time to time provide the Agent with all information requested by any Lender concerning the status of the Default.

(b)

The Borrower shall promptly provide the Agent from time to time with certificates attaching copies of all documents necessary to fully and fairly disclose all Material terms of all Material Contracts and all Material Permits entered into or obtained after the date of this Agreement.

(c)

The Borrower shall promptly notify the Agent on learning of any Material default under any Material Contract or Material Permit (either by an Obligor or by any other party), or of any event that, with or without the giving of notice, lapse of time or any other condition subsequent, would be a Material default or would otherwise allow the termination of any Material Contract or Material Permit, and shall from time to time provide the Agent with all information reasonably requested by any Lender concerning the status of such default. All proceeds payable to an Obligor resulting from any foregoing default of any Material Contract or Material Permit, shall be paid to the Agent to be applied by it to the Revolving Credit, provided that such pay down of the Revolving Credit will not be a permanent reduction of the Revolving Credit and the Borrower may re-draw on the maximum aggregate amount available under the Revolving Credit pursuant to this Agreement.

(d)

The Borrower shall promptly notify the Agent on learning of any Dispute that is Material affecting any Obligor, and of any other circumstance affecting any Obligor, the result of which has had or could reasonably be expected to have a Material Adverse Effect, and shall from time to time provide the Agent with all information reasonably requested by any Lender concerning the status of such Dispute or circumstance.

(e)

The Borrower shall promptly notify the Agent on (i) learning of Hazardous Materials located on, above or below the surface of any land that any Obligor occupies or controls (except those being stored, used and otherwise handled and existing in compliance with Applicable Laws), or contained in the soil or water constituting that land (in excess of levels prescribed under Applicable Laws, or that would constitute an actual or potential breach of or non-compliance with any Applicable Law), and (ii) the occurrence of any reportable release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials that has occurred on or from the land. The Borrower shall provide the Agent with details, including cost, of the work required to remove, clean up or otherwise remedy the matters referred to in such notice.

(f)

The Borrower shall promptly notify the Agent and provide copies of all relevant documentation on learning of (i) the taking of any steps by an Obligor or any Governmental Authority to terminate any Employee Plan (wholly or in part) that could result in any Obligor being required to make an additional contribution to the Employee Plan in a Material amount, or (ii) the taking of any action by any Person or the occurrence of any event with respect to any Employee Plan or Statutory Plan that could reasonably be expected to (w) give rise to a Lien under any Applicable Law, (x) result in an increase in the liability of an Obligor over, or the incurrence by an Obligor of any liability in addition to, the liability of the Obligor before the action was taken or the event occurred, in either case in a Material amount, (y) result in a fine, a penalty or any increase in the contingent liability of any Obligor under any Welfare Plan with respect to any benefit after termination of employment or retirement, in any case in a Material amount or (z) have a Material Adverse Effect.

(g)

Upon learning thereof, the Borrower shall promptly notify the Agent of any allegation by a Governmental Authority of potential or actual violations of any Health Care Law by any Obligor or any Subsidiary of any Obligor or any of its Licensed Personnel.

(h)

Promptly after the sending or filing thereof, upon request from the Agent, each Obligor shall also provide to the Agent copies of any annual report to be filed in accordance with ERISA in connection with each U.S. Plan.

6.4	Negative Covenants

No Obligor shall do any of the things specified in this Section 6.4.

(1)	Liens

(a)	No Obligor shall create, incur, assume, cause or permit any Lien upon or in respect of any of its Property, except for Permitted Liens.

(b)	No Obligor shall do or permit anything to adversely affect the ranking or validity of the Security except by incurring a Permitted Lien.

(2)	Debt and Payments of Debt

(a)	No Obligor shall create, incur, assume or permit the existence of any Debt except Permitted Debt.

(b)	No Obligor shall prepay, redeem, defease, repurchase or otherwise acquire any of its Debt, or make other payments in respect of any of its Debt, except for:

(i)	the Obligations;

(ii)	the Other Secured Obligations, to the extent they constitute Debt;

(iii)	the purchase money and other obligations contemplated in subsection (k) of the definition of Permitted Liens;

(iv)	Intragroup Debts, if no Default has occurred and is continuing or would result from payment being made;

(v)

to the extent not otherwise permitted under this Section 6.4(2)(b), payments under any Permitted Debt contemplated in subsections (c), (d), (e) (subject, in all cases, to the terms of any relevant Intercreditor Agreement), (f), (j) and (k) of the definition of Permitted Debt;

(vi)	any amounts owing under the GAA Earn-Out; and

(vii)

any amounts owing under any earn-out arrangements or any other deferred consideration, in each case to the extent that they constitute Debt, in respect of a Transaction that is a Permitted Acquisition.

(c)	The Borrower shall not consent to the incurrence of Debt by any JV Subsidiary (other than JV Permitted Debt) without the prior written consent of the Required Lenders.

(3)	Payments of Dividends and Fees

(a)

No Obligor shall declare or pay any dividend, return of capital or other distribution (in cash, securities or other Property) of, on or in respect of, any Equity Interests of any Obligor except for payments to another Obligor.

(b)

No Obligor shall retire, redeem, retract, purchase, or otherwise acquire its Equity Interests except from another Obligor, reduce its stated capital or make any payment of any kind whatsoever to effect any of the foregoing except to another Obligor and except for pursuant to the option to Purchase Stock dated December 1, 2014 between CRH Delaware, [REDACTED]and [REDACTED].

(c)

No Obligor shall pay any management or similar fees unless they reflect the fair market value of services actually performed by the payees and no Default has occurred and is continuing, or would result from payment.

(4)

Financial Assistance No Obligor shall make any loan to or acquire Debt of any other Person, guarantee, provide an indemnity in respect of, endorse or otherwise become liable for any debt, liability or obligation of any other Person, or give other financial assistance of any kind to any other Person, except for:

(a)	guarantees and indemnities given as part of the Security;

(b)	loans and advances resulting in Intragroup Debts;

(c)	guarantees of debts, liabilities and obligations of other Obligors that are Permitted Debt;

(d)	financial assistance by way of extending trade credit to its customers in the Ordinary Course;

(e)	endorsement of negotiable instruments for collection or deposit in the Ordinary Course; and

(f)	any indemnity given in connection with documenting a Transaction that is a Permitted Acquisition and which indemnity is in customary form and subject to customary limitations;

and no Obligor shall make any loan or provide financial assistance of any kind to a JV Subsidiary (other than loans or other financial assistance of any kind that constitutes JV Permitted Debt), without the prior written consent of the Required Lenders.

(5)

Capital Expenditures No Obligor shall incur Capital Expenditures in excess of an aggregate of US $1,500,000 for all Obligors in any fiscal year of the Borrower, other than as part of Permitted Acquisitions.

(6)	Acquisition of Property No Obligor shall acquire any Property of any Person (including any Equity Interests), or agree to do so except for:

(a)	Property acquired in connection with a Permitted Acquisition;

(b)	Subsidiaries and Equity Interests permitted under Section 6.4(7);

(c)	Property acquired through Capital Expenditures that are permitted under this Agreement;

(d)	Property acquired through transactions contemplated in the definition of Permitted Liens;

(e)	Property which comprises Cash Equivalents and which, upon its acquisition, becomes subject to the Security;

(f)	acquisitions of inventory in the Ordinary Course; and

(g)	other Property having an aggregate value of less than US $1,000,000 for all Obligors in any fiscal year of the Borrower.

(7)	Subsidiaries and Equity Interests No Obligor shall have any Subsidiaries or hold or acquire Equity Interests of any other Person except:

(a)	other Obligors as specified on Schedule C as at the date of this Agreement, subject to changes permitted under Sections 6.4(12) and 6.4(17);

(b)	the Equity Interests in any other Person that it owns as at the date of this Agreement as specified in Schedule C;

(c)

Equity Interests of a Subsidiary that is wholly-owned by the Borrower, directly or indirectly, that is newly established after the date of this Agreement and has no Material Property at the time it is established or which becomes an Obligor pursuant to Section 3.1(2); and

(d)

any Equity Interest or Subsidiary acquired through a Permitted Acquisition or resulting from any merger, amalgamation, consolidation, corporate reorganization or other transaction among Obligors permitted under Section 6.4(12).

(8)	Derivative Transactions

(a)	No Obligor shall enter into any Derivative except for the purposes of prudent management of its interest rate, foreign currency and commodity price exposure and not for speculative purposes.

(b)	No Obligor shall enter into any Derivative with any Person except a Lender or an Affiliate of a Lender.

(9)	Dispositions of Property No Obligor shall sell, lease, sell and lease-back or otherwise dispose of any of its Property or any rights or interests in its Property or agree to do so except for:

(a)	sales of inventory and of obsolete or redundant equipment in the Ordinary Course;

(b)	sales of Cash Equivalents for cash or in exchange for other Cash Equivalents;

(c)	sales of fixed assets, where the proceeds of disposal are used within three months of such sale to purchase replacement fixed assets comparable or superior as to type, value and quality;

(d)	leases and other dispositions that would constitute a Permitted Lien;

(e)	sales, leases and other dispositions between Obligors; and

(f)

any other sales of assets (other than Equity Interests) for cash where the net consideration of such sale does not (when aggregated with the net consideration of any other similar sales of the Obligors) exceed US $500,000 in any fiscal year of the Borrower.

(10)	Business No Obligor shall carry on any business except the business carried on by the Obligors at the date of this Agreement as described in Schedule C or business of a similar or related nature.

(11)

Arm’s Length Transactions No Obligor shall enter into any transaction of any kind with an Affiliate, Associate, or Person of which it is an Associate, except on a commercially reasonable basis as if it were dealing with the Person on an arm’s length basis.

(12)

Mergers and Dissolutions No Obligor shall consolidate, amalgamate or merge with any other Person, enter into any corporate reorganization or other transaction intended to effect or otherwise permit a change in its existing Constating Documents, liquidate, wind-up or dissolve itself, or permit any liquidation, winding-up or dissolution, except in each case for a transaction involving one or more Obligors if the Borrower gives the Agent reasonable advance notice of the transaction and immediately takes whatever steps and delivers whatever documents (including opinions of counsel satisfactory to the Agent) reasonably required to ensure that the Lenders’ position is not adversely affected as a result. Notwithstanding the foregoing, the Borrower may not liquidate, wind-up or dissolve itself, or permit itself to be liquidated, wound-up or dissolved.

(13)

Changes of Name No Obligor shall change its name without providing the Agent with reasonable advance notice of the change and promptly taking other steps, if any, as the Agent reasonably requests to maintain the Security and the other Loan Documents so that the Lenders’ position is not adversely affected.

(14)

Changes of Location No Obligor shall permit its chief executive office or any of its tangible Property to be relocated out of the respective jurisdictions specified on Schedule C as of the date of this Agreement (or such other relevant jurisdictions specified to the Agent in respect of any Property acquired after the date of this Agreement pursuant to an acquisition permitted under this Agreement), except for goods in transit and goods that are normally used in more than one jurisdiction if the latter goods are equipment or are inventory leased or held for lease by it, in all cases without providing the Agent with reasonable advance notice of the change and promptly taking other steps, if any, as the Agent reasonably requests to maintain the Security and the other Loan Documents so that the Lenders’ position is not adversely affected.

(15)	Change of Year End No Obligor shall change its fiscal year end (being December 31 for the Borrower), except that Obligors that have a different fiscal year end may change it to December 31.

(16)	Change of Auditors No Obligor shall change its auditors, unless an internationally recognized accounting firm is appointed.

(17)

Change of Control The Borrower shall not enter into, or agree to enter into, any transaction that would result in, nor shall otherwise cause or permit, a Change of Control or any change in Control of the Borrower.

(18)	Material Contracts

(a)

No Obligor shall assign (except to another Obligor or as part of the Security) or terminate any Material Contract (except at the expiry of its term by lapse of time) or accept the surrender of any Material Contract to which it is a party.

(b)

No Obligor shall cause or permit any Material amendment or Material modification to, grant any Material waiver of any Material term of, or grant any Material consent or Material concession under, any Material Contract to which it is a party, nor shall any Obligor cause or permit any amendment or modification to any Material Contract, in each case which adversely affects the Lenders’ position without notifying the Agent of the amendment or modification.

(19)

Restrictive Agreements No Obligor shall enter into any Contract (other than the Loan Documents) restricting (a) the ability of any Obligor to comply with the Loan Documents, including by creating or causing the creation of Liens to secure payment of the Obligations and Other Secured Obligations, (b) the ability of any Obligor to amend, supplement, restate or replace any Loan Document, or (c) the ability of any Obligor to make payments of any kind to any other Obligor.

(20)

KYC Laws No Obligor shall, nor shall any broker or other agent acting for an Obligor in any capacity in connection with a Credit, (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.1(30), or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any prohibition in any KYC Law, or (iii) deal in, or otherwise engage in any transaction relating to, any Property or interests in Property blocked pursuant to the Executive Order.

(21)

U.S. Plans No Obligor shall withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any U.S. Plan maintained for the benefit of any Obligor’s employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such U.S. Plan; or

withdraw from any U.S. Multiemployer Plan described in Section 4001(a)(3) of ERISA which covers any Obligor’s employees.

6.5	Use of Insurance Proceeds

(1)

Unless otherwise specified in this Section 6.5, all proceeds of insurance required to be maintained by the Obligors under the terms of this Agreement shall be paid to the Agent to be applied by it on account of the Obligations.

(2)

Proceeds of liability insurance shall be paid to the Person to whom the affected Obligor is liable. Proceeds of insurance covering loss of or damage to Property in an amount of less than US $1,000,000 per claim may be paid by the insurer directly to the affected Obligor unless, if an Event of Default has occurred and is continuing, the Agent requires that payment be made to the Agent to be applied by it on account of the Obligations. Subject to the rights of any holder of a Permitted Lien that has priority over the Security, proceeds paid to an Obligor shall be used to fully repair or replace the property for which the insurance proceeds are payable or, if that is not prudent, shall be paid by the affected Obligor to the Agent to reduce the principal amount of the Obligations.

(3)

If an Event of Default has occurred, the proceeds of any business interruption insurance shall, upon its requirement that payment be made to it, be paid to the Agent to be applied by it on account of the Obligations as they fall due from time to time (including as a result of any demand for payment of the Obligations) and, to the extent of any surplus, shall be used to repay the Revolving Credit, without prejudice to the Borrower’s rights to further Advances under that Credit; provided that if the Revolving Credit is repaid in full at any such time, the proceeds may be used to carry on the business of the Obligors as long as the Required Lenders are satisfied, acting reasonably, that adequate provision has been made for payment of the Obligations.

(4)

All insurance proceeds held by the Agent shall, unless and until the proceeds are applied to payment of the Obligations or released to the affected Obligor, be held as part of the Security. The Agent shall place all proceeds in an interest-bearing account with the interest accruing to the benefit of the affected Obligor.

6.6 Intragroup Obligations

(1)

If and for as long as an Event of Default has occurred and is continuing, or if a Default would result from payment of Intragroup Obligations by one Obligor to another, payment of Intragroup Obligations is hereby postponed to the indefeasible payment in full in cash of the Obligations and the Other Secured Obligations and the termination of all Commitments, and:

(a)

any Obligor that is indebted to another Obligor shall neither make nor be entitled to make and any Obligor to whom the Intragroup Obligations are owed shall not receive or be entitled to receive any payment, prepayment or other compensation in respect of the Intragroup Obligations, and if an Obligor to whom the Intragroup Obligations are owed receives any payment, prepayment or other compensation in respect of the Intragroup Obligations contrary to this Section 6.6, the payment, prepayment or compensation shall be held by the recipient Obligor in trust for the Lenders and holders of Other Secured Obligations, separate and apart from its own property, and shall be immediately paid over to the Agent for application to the Obligations and Other Secured Obligations; and

(b)

no Obligor to whom Intragroup Obligations are owed shall be entitled to accelerate the time for payment of the Intragroup Obligations, petition the indebted Obligor into bankruptcy or participate in any bankruptcy proceeding of the indebted Obligor, initiate or participate in any similar proceeding (including a proceeding in respect of the indebted Obligor under the Companies’ Creditors Arrangement Act (Canada)), or initiate or participate in any proceeding claiming judgment for payment or performance of any of those Intragroup Obligations.

(2)

Each Obligor acknowledges that, under the terms of the Security it has given, all Intragroup Obligations owing to it are assigned as security to the Agent. Upon any Obligations becoming due and payable under Section 7.2, the Agent may with the consent of the Required Lenders terminate the postponement in Section 6.6(1) as to any or all Intragroup Obligations, in which case those Intragroup Obligations shall be paid to the Agent or as it directs free of any set off, counterclaim, defence or other right that the Obligors, or any of them, owing Intragroup Obligations may assert against the Obligors, or any of them, to whom Intragroup Obligations are owed.

ARTICLE 7

DEFAULT

7.1	Default

Each of the following events shall constitute an Event of Default under this Agreement:

(a)

the Borrower fails to pay or provide for any amount of principal (including the amount of a B/A on its maturity in accordance with Section 9.8), interest or fees hereunder when due, unless such failure is the result of a technical or administrative error beyond the control of the Borrower and such failure is remedied within two (2) Banking Days;

(b)	the Borrower fails to pay any other Obligations within three (3) Banking Days of when due;

(c)

an Obligor or any other Person providing Security makes any representation, warranty or certification under any of the Loan Documents that is incorrect, incomplete or misleading when made or deemed to be made;

(d)	there is a Change of Control or a breach of Section 6.1;

(e)	there is a breach of Section 6.3(1) that is not corrected or otherwise satisfied within seven (7) days after the Agent gives written notice of the breach;

(f)

there is a breach of Sections 6.3(2)(a) or 6.4 that is not corrected or otherwise satisfied within seven (7) days after the Borrower conclusively learns of such breach or the Agent gives written notice of the breach, whichever is earlier;

(g)

a default or other event or circumstance occurs in connection with Debt of any Obligor other than the Obligations, if the effect is to cause or permit the acceleration of the due date of that Debt (whether or not acceleration actually occurs) or to require the prepayment, repurchase, redemption or defeasance of that Debt before its scheduled maturity, or an Obligor fails to pay any such Debt when due, in all cases in respect of Debt in the aggregate amount of at least US $500,000;

(h)

an Obligor or any other party to a Loan Document denies its obligations under any Loan Document or claims any Loan Document to be invalid, unenforceable or withdrawn in whole or in part, including by purporting to terminate any guarantee or indemnity forming part of the Security;

(i)

the performance of any Loan Document becomes unlawful, any Loan Document is invalidated or made unenforceable by any Applicable Law, or any Loan Document is determined to be invalid or unenforceable by any Governmental Authority, in each case in whole or in any Material part;

(j)

any Lien purported to be created by the Security ceases to be, or is claimed by any Obligor or any other Person providing Security not to be, a valid, perfected Lien in the collateral described in the relevant document, having first priority but for Permitted Liens, except as a result of being released by the Agent in accordance with this Agreement;

(k)

an Obligor does not, is unable to, or admits its inability to meet or pay its obligations as they generally become due, ceases or threatens to cease to carry on its business (except as expressly permitted in this Agreement), declares any moratorium on its obligations, proposes a compromise or arrangement between it and any creditor, or otherwise becomes insolvent;

(l)

an Obligor or any other Person providing Security makes an assignment in bankruptcy, makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under Applicable Law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief;

(m)

an Obligor or any other Person providing Security applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or a substantial part of its Property;

(n)

any petition is filed, application made or other proceeding instituted against or in respect of any Obligor or any other Person providing Security in any jurisdiction seeking any of the results described in Sections 7.1(1) and 7.1(m), and the Obligor or other Person files an answer admitting the material allegations made against it or fails to defend the proceeding diligently and in good faith by appropriate proceedings, or the relief sought in the proceeding is granted (whether or not subject to appeal), or the proceeding is not dismissed or stayed within thirty (30) days of being instituted;

(o)

one or more final judgments, writs of execution, garnishments or attachments or similar processes representing claims in an aggregate of US $500,000 or more for all Obligors at any time are issued or levied against any of their Property and are not released, bonded, satisfied, discharged, vacated, stayed or accepted for payment by an insurer within ten (10) days after their entry, commencement or levy;

(p)

possession of Property of an Obligor having an aggregate value of US $250,000 or more is taken by or at the instance of the holder of a Lien, whether by seizure, appointment of a receiver or receiver and manager, or otherwise;

(q)	an event or circumstance occurs that has a Material Adverse Effect, as determined by the Required Lenders;

(r)

any Material Permit expires or is withdrawn, cancelled, terminated, or modified to the Material detriment of the Obligors or their Property or businesses taken as a whole, and is not reinstated or replaced within twenty (20) days afterwards without Material impairment to the Obligors or their Property or businesses taken as a whole;

(s)

a default by an Obligor or any other party to any Material Contract occurs, or any other event occurs under any Material Contract, and continues without being waived after any applicable grace period specified in the Material Contract, if the effect of the default or other event (if not waived) is to terminate, or permit the termination of, the Material Contract or if the default or other event results in a declaration of non-performance being issued or similar step being taken with respect to an Obligor and, where the default is not by an Obligor, the termination or similar step would have a Material Adverse Effect;

(t)

the audited annual financial statements of the Borrower are qualified by the Borrower’s auditors with a “going concern” or similar qualification or exception or contain a qualification or exception as to the scope of the audit;

(u)

there is a breach of any other provision of any Loan Document that is not corrected or otherwise satisfied within fifteen (15) days after the Borrower conclusively learns of the breach or the Agent gives written notice of the breach, whichever is earlier;

(v)	there is a breach or failure to comply with any material regulatory requirement of an Obligor and such breach or failure is not cured within ten (10) days of such breach or failure;

(w)

any default arising from non-payment of any amount owing occurs (and continues following any grace period) under any agreement under which any Other Secured Obligation arises, unless such non-payment is the result of a technical or administrative error and is remedied within three (3) Banking Days (or such longer period as permitted under the applicable agreement under which such Other Secured Obligation arises);

(x)

there shall occur any revocation, suspension, termination, rescission, non-renewal or forfeiture or any similar final administrative action with respect to one or more Health Care Permits, Reimbursement Programs or Reimbursement Authorizations that would reasonably be expected to have a Material Adverse Effect; or

(y)

A reportable event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Agent, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any U.S. Plan or the appointment by the appropriate United States district court of a trustee for any U.S. Plan, or if any U.S. Plan shall be terminated or any such trustee shall be requested or appointed, or if the Borrower or any other Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a U.S. Multiemployer Plan resulting from the Borrower’s, or such other Obligor’s complete or partial withdrawal from such U.S. Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect.

7.2	Acceleration and Termination of Rights

(1)

If any Event of Default occurs, the Lenders shall be under no further obligation to make Advances and the Agent, on the instructions of the Required Lenders, may give notice to the Borrower (a) declaring the Lenders’ obligations to make Advances to be terminated, in which case they shall terminate immediately, and/or (b) declaring the Obligations or any of them to be due and payable, in which case they shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower.

(2)

Notwithstanding Section 7.2(1), upon the occurrence of an Event of Default in Sections 7.1(1), 7.1(m) or 7.1(n), then without prejudice to the other rights of the Lenders, without any notice or action of any kind by the Agent or the Lenders, and without presentment, demand or protest, the Lenders’ obligation to make Advances shall immediately terminate and the Obligations shall immediately become due and payable.

7.3	Payment of B/As

(1)	Immediately upon any Obligations becoming due and payable under Section 7.2, the Borrower shall, without necessity of further act or evidence, be unconditionally obligated to immediately deposit with the Agent for the Lenders’ benefit Cash Collateral equal to the full face amount of all B/As then outstanding for its account and the Borrower hereby unconditionally promises and agrees to do so. The amounts required to be deposited as Cash Collateral form part of the Security. The Borrower authorizes the Lenders, or any of them, to debit its accounts with the amount required to pay outstanding B/As including any that are held by the Lenders, or any of them, in their own right at maturity. Amounts paid to the Agent in respect of B/As shall be applied against, and shall reduce, pro rata among the Lenders, to the extent of the amounts paid to the Agent in respect of B/As, the obligations of the Borrower to pay amounts then or subsequently payable under B/As, at the times amounts become payable.

7.4	Remedies

On the occurrence of any event by which any of the Obligations become due and payable under Section 7.2, the Required Lenders may instruct the Agent to take any action or proceedings on behalf of the Lenders and in compliance with Applicable Law that the Required Lenders in their sole discretion deem expedient to enforce the Security, all without any additional notice, presentment, demand, protest or other formality, all of which are expressly waived by the Obligors.

7.5	Interest After Stay of Proceedings

If a stay of proceedings is obtained or ordered in respect of the Borrower under the provisions of the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), then without prejudice to the Lenders’ rights to contest the stay, the Borrower agrees to continue to pay interest and fees on all amounts due to the Lenders in accordance with this Agreement. The Borrower acknowledges that permitting the Borrower to continue to use the proceeds of Advances after a stay is obtained or ordered constitutes valuable consideration in the same way that permitting the Borrower to use leased premises constitutes valuable consideration.

7.6	Saving

Neither the Agent nor any Lender shall be under any obligation to the Obligors or any other Person to realize any collateral that is subject to the Security or enforce all or any part of the Security or to allow any of the collateral to be sold, dealt with or otherwise disposed of. Neither the Agent nor any Lender shall be responsible or liable to the Obligors or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the Security or any part of it, the failure to allow any of the collateral to be sold, dealt with or otherwise disposed of or any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Agent or a Lender may be responsible or liable for any loss or damage arising from its wilful misconduct or gross negligence.

7.7	Perform Obligations

If an Event of Default has occurred and is continuing and if any Obligor has failed to perform any of its covenants or agreements in the Loan Documents, the Required Lenders may, but shall be under no obligation to, instruct the Agent on behalf of the Lenders to perform any of those covenants or agreements in any manner deemed fit by the Required Lenders without waiving any rights to enforce the Loan Documents as a result. The reasonable expenses (including any legal costs) paid by the Agent and/or the Lenders in respect of the foregoing shall be secured by the Security.

7.8	Third Parties

No Person dealing with any Lender, the Agent or any other Representative of the Lenders is required to determine (a) whether the Security has become enforceable, the powers that the Lenders, the Agent or the other Representative are purporting to exercise have become exercisable, or any Obligations remain outstanding, (b) as to the necessity or expediency of the stipulations and conditions subject to which any sale shall be made, (c) otherwise as to the propriety or regularity of any sale or other disposition or any other dealing with the collateral charged by the Security or any part of it, or (d) how any payment to the Lenders, the Agent or any other Representative has been or will be applied. Any Person who acquires collateral charged by the Security from the Lenders, the Agent or any other Representative in good faith will acquire it free from any interest of the Obligors.

7.9	Power of Attorney

Effective upon occurrence of an Event of Default, each Obligor irrevocably constitutes and appoints any Vice-President, Managing Director or more senior officer of the Agent its due and lawful attorney with full power of substitution in its name and on its behalf, during the continuance of an Event of Default, to enforce any right, title or interest of the Lenders in, to or under all or any part of the Security or any obligation to that Obligor or remedy available to that Obligor. This appointment is irrevocable to the maximum extent permitted by Applicable Law.

7.10	Remedies Cumulative

The rights and remedies of the Lenders under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by Applicable Law. Any single or partial exercise by the Lenders of any right or remedy for a default or breach of any agreement, term, covenant or condition in this Agreement shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy or other rights or remedies to which the Lenders may be lawfully entitled for the same default or breach. Any waiver by the Lenders of the strict observance, performance or compliance with any agreement, term, covenant or condition in this Agreement and any indulgence granted by the Lenders shall be deemed not to be a waiver of any subsequent default.

7.11	Set-Off or Compensation

If an Event of Default has occurred and is continuing, each Lender and each of its Affiliates is authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by that Lender or any of its Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations to that Lender, irrespective of whether or not the Lender has made any demand under this Agreement or any other Loan Document and although the obligations of the Obligor may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding the deposit or obligated to an Obligor. If a Defaulting Lender or its Affiliate exercises any such right of set off, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 8.10 and, pending payment, shall be segregated by the Defaulting Lender or its Affiliate from its other funds and deemed to be held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall promptly provide the Agent with a statement describing in reasonable detail the Obligations owing to the Defaulting Lender as to which the right of set off was exercised. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off, consolidation of accounts and bankers’ lien) that the Lenders or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Agent after any such set-off and application, but the failure to give notice shall not affect the validity of the set-off and application. If any Affiliate of a Lender exercises any rights under this Section 7.11, it shall share the benefit received in accordance with Section 7.12 as if the benefit had been received by the Lender of which it is an Affiliate.

7.12	Direct Payments

(1) If any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains any payment or other reduction that might result in that Lender receiving payment or other reduction of a proportion of the aggregate amount of its Advances and accrued interest on them or other Obligations and Other Secured Obligations greater than its pro rata share of them as provided in this Agreement, then the Lender receiving the payment or other reduction shall (x) notify the Agent of that fact, and (y) purchase (for cash at face value) participations in the Advances and other Obligations and Other Secured Obligations owing to the other Lenders, or make other adjustments as shall be equitable, so that the benefit of all those payments shall be shared by the Lenders and others to whom Other Secured Obligations are owed rateably in accordance with the aggregate amount of Obligations and Other Secured Obligations owing to them, provided that:

(a)

if any participation is purchased and all or any portion of the payment giving rise to it is recovered, the participation shall be rescinded and the purchase price restored to the extent of the recovery, without interest;

(b)	the provisions of this Section shall not be construed to apply to (i) any payment made by any Obligor pursuant to and in accordance with the express terms of this

Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this Section shall apply); and

(c)

the provisions of this Section shall not be construed to apply to (i) any payment (including a payment in respect of Other Secured Obligations) made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to a Lender that do not arise under or in connection with the Loan Documents, (ii) any payment made in respect of an obligation that is secured by a Permitted Lien (other than the Security) or that is otherwise entitled to priority over the Borrower’s obligations under or in connection with the Loan Documents, (iii) any reduction arising from an amount owing to an Obligor upon the termination of Derivatives entered into between the Obligor and a Lender except for a net amount available after the termination of all Derivatives entered into between the Obligors and that Lender and the set-off of resulting amounts owing by the Obligors and to the Obligors, or (iv) any payment to which a Lender is entitled as a result of any form of credit protection obtained by that Lender.

(2)

The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of set-off and counterclaim and similar rights of Lenders with respect to that participation as fully as if the Lender were a direct creditor of each Obligor in the amount of the participation.

ARTICLE 8

THE AGENT AND THE LENDERS

8.1	Authorization of Agent

(1)

Each of the Lenders hereby irrevocably appoints Scotiabank as the Agent to act on its behalf as the Agent under the Loan Documents and authorizes the Agent to take the actions on its behalf and to exercise the powers that are delegated to the Agent by the terms of the Loan Documents, together with actions and powers that are reasonably incidental to them. The use of the term “agent” in any Loan Document with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Law. Instead, the term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

(2)	Without limiting Section 8.1(1), each Lender grants to the Agent:

(a)	a power of attorney for the purposes of Applicable Laws in respect of the Security, to sign documents comprising the Security from time to time as the party accepting the grant of the Security; and

(b)	the right to delegate its authority as attorney to any other Person, whether or not an officer or employee of the Agent.

(3)

Without limiting the powers of the Agent under this Agreement and the Security, each Lender and the Agent acknowledges and agrees that the Agent shall, for the purposes of holding any security granted under the Security pursuant to the laws of the Province of Québec to secure payment of bonds or any similar instruments (collectively, the “Bonds”), be the holder of an irrevocable power of attorney (fondé de pouvoir), within the meaning of Article 2692 of the Civil Code of Québec, for all present and future Lenders as well as holders and depositaries of the Bonds. Each Lender constitutes, to the extent necessary, the Agent as the holder of the irrevocable power of attorney (fondé de pouvoir) in order to hold security granted under the Security in the Province of Quebec to secure payment of the Bonds. Each successor Lender and successor to the Agent shall be deemed to have confirmed and ratified the constitution of the Agent as the holder of the irrevocable power of attorney (fondé de pouvoir). Furthermore, the Agent agrees to act in the capacity of the holder and depositary of the Bonds for the benefit of all present and future Lenders. Notwithstanding the provisions of Section 32 of the Special Powers of Legal Persons Act (Québec), the Agent may acquire and be the holder of a Bond. The Borrower and each Obligor acknowledges that any Bond executed by it constitutes a title of indebtedness as that term is used in Article 2692 of the Civil Code of Québec. Notwithstanding Section 11.3, the provisions of this Section 8.1(3) shall be governed by the laws of the Province of Québec and the federal laws of Canada applicable in Québec.

8.2	Rights as a Lender

The Person serving as the Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent in its individual capacity. That Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate of an Obligor as if the Person were not the Agent and without any duty to account to the Lenders.

8.3	Exculpatory Provisions

(1)	The Agent shall not have any duties or obligations except those expressly specified in the Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or another number or percentage of the Lenders that is expressly provided for in the Loan Documents), but the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c)

shall not, except as expressly specified in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Agent or any of its Affiliates in any capacity.

(2)

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or another number or percentage of the Lenders that is necessary, or that the Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Agent by the Borrower or a Lender.

(3)

Except as otherwise expressly specified in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered under or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

8.4	Reliance by Agent

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying on it. In determining compliance with any condition to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that the condition is satisfactory to the Lender unless the Agent has received notice to the contrary from the Lender before the making of the Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with their advice.

8.5	Delegation of Duties

The Agent may perform any and all of its duties and exercise its rights and powers under any Loan Document by or through any one or more sub-agents appointed by the Agent from among the Lenders (including the Person serving as Agent) and their respective Affiliates. The Agent and any sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Agent shall apply to any sub-agent and to the Related Parties of the Agent and any sub-agent, and shall apply to their respective activities in connection with the syndication of the Credits as well as activities as Agent.

8.6	Administration of the Credits

(1)

Any reference in this Agreement to the Agent means, where the Agent is also a Lender, the agency department of that Lender specifically responsible for acting as Agent under and in connection with this Agreement. In acting as Agent, the agency department will be treated as a separate entity from any other department or division of the Lender in question. Without limiting the foregoing, the Agent shall not be deemed to have notice of a document or information received by any other department or division of that Lender, nor will that Lender be deemed to have notice of a document or information received by the Agent.

(2)	Unless otherwise specified in this Agreement, the Agent shall perform the following duties:

(a)

Subject to Section 8.4, the Agent shall ensure that all conditions precedent to any Advance have been fulfilled in accordance with the terms of this Agreement, unless waived in accordance with this Agreement.

(b)	The Agent shall take delivery of each Lender’s share of an Advance and disburse all Advances in accordance with Article 9.

(c)

The Agent shall use reasonable efforts to promptly collect all sums due and payable by the Borrower pursuant to this Agreement and shall remit all payments to the Lenders in accordance with this Agreement.

(d)

The Agent shall hold the Security and all other Loan Documents on behalf of the Lenders, maintain records showing all Advances made by the Lenders, all payments made by the Borrower to the Agent, all remittances made by the Agent to the Lenders and all fees and other sums received by the Agent and, allow each Lender and its advisors to examine those records and documents at its own expense. The Agent shall provide each Lender with copies of this Agreement, the Security and other Loan Documents in customary record books and/or CD’s, which shall be provided at the expense of the Borrower. Otherwise, the Agent shall provide any Lender, upon reasonable notice and at the Lender’s expense, with copies of records and documents held by the Agent in connection with this Agreement that the Lender may reasonably require from time to time.

(e)	The Agent shall, promptly following receipt of any written notice or other written communication from an Obligor pursuant to this Agreement, deliver that notice or other communication to each Lender.

(f)	The Agent shall promptly forward to each Lender, on request, an up-to-date loan status report.

(g)

The Agent shall promptly notify each Lender on learning of the occurrence of a Default or the occurrence of any event or circumstance that would have a Material Adverse Effect. The Agent shall have no other duty or obligation whatsoever to provide any notice to the Lenders concerning the creditworthiness of any Obligor. Each Lender shall notify the Agent of any Default of which it becomes aware.

(3)

The Agent may, notwithstanding and without limiting Section 3.1(5), take all necessary steps to comply with registration requirements so that the Security remains perfected under Applicable Laws, but each Lender shall notify the Agent of any circumstance that might affect the perfection of the Security of which the Lender becomes aware.

(4)	The Agent may take the following actions only with the prior consent of the Required Lenders, subject to Sections 8.6(5), 8.6(6) and 8.6(7) or unless otherwise expressly specified in this Agreement:

(a)

amend, modify or waive any term of this Agreement or any other Loan Document, including waiver of a Default if the subject matter of the waiver does not fall within the matters covered by Section 8.6(5), or exercise any right of approval conferred on the Lenders by this Agreement;

(b)

notify any Obligor of any matter of which notice may be required or desirable under or in connection with the Loan Documents, except that the Agent shall, without direction from the Lenders, immediately give the Borrower notice of any payment that is due or overdue under the terms of this Agreement unless the Agent considers that it should request the direction of the Required Lenders, in which case the Agent shall promptly request that direction;

(c)

declare an Event of Default, declare the Obligations to be immediately due and payable, take action to enforce performance of the Obligations or to realize on the Security including by appointment of a receiver, the exercise of powers of sale given by the Security or by Applicable Law or foreclosure proceedings, and/or pursue any other legal remedy;

(d)	pay insurance premiums, Taxes and any other sum reasonably required to protect the interests of the Lenders; or

(e)	enter into or amend, modify or waive any term of any Intercreditor Agreement unless Section 8.6(5)(i) applies.

(5)	The Agent may take the following actions only with the unanimous consent of the Lenders, unless otherwise specified in this Agreement:

(a)

reduce the rate or amount of any interest or fee payable under this Agreement, or postpone payment of any interest or fee, except to the extent that waiver of a Default may in effect result in waiver of any post-Default increase in interest or fees or that an amendment relating to a financial covenant that determines which of various specified interest or fee rates applies may in effect cause a reduction, postponement or waiver of interest or fees;

(b)	increase the amount of a Credit or change the several liability of the Lenders;

(c)

waive payment of any part of the Obligations, or postpone the date for or reduce the amount of any payment under Section 9.8 or any scheduled repayment (including the maturity date) or mandatory prepayment or reduction of any Credit;

(d)	change the currency in which Advances are made by the Lenders or payments are made by the Borrower;

(e)

subject to Section 8.6(7), discharge any Property from the Lien of any Security, release any obligation to provide or perfect Security or release any Obligor generally from its obligations as an Obligor;

(f)

amend the definition of “Required Lenders,” this Section 8.6(5)(f) or any other provision of this Agreement that specifies the number or percentage of Lenders required to make any decision under or in connection with this Agreement;

(g)	amend any aspect of this Agreement that would affect the sharing of payments specified in this Agreement;

(h)	waive an Event of Default under Sections 7.1(1), 7.1(m) or 7.1(n); or

(i)

enter into any Intercreditor Agreement or amend, modify or waive any term of any Intercreditor Agreement if doing so would adversely affect the priority of any Lien arising under the Security or the priority of any payment obligation of the Obligors under the Loan Documents.

(6)

Except as expressly contemplated in this Agreement, no Lender’s Commitment or Applicable Percentage may be amended without the consent of that Lender. In addition, no amendment, modification or waiver affecting the rights or obligations of the Agent may be made without its consent and no amendment, modification or waiver affecting rights or obligations under the Loan Documents relating to Other Secured Obligations may be made without the consent of the Lenders who are or whose Affiliates are affected as holders of Other Secured Obligations. No amendment to the definition of “Defaulting Lender” or Section 8.10 may be made without the consent of the Agent.

(7)

Notwithstanding Sections 8.6(4), 8.6(5) and 8.6(6), the Agent may, without the consent of any Lender, make amendments to the Loan Documents that are for the sole purpose of curing any ambiguity, defect or inconsistency that is clerical or not Material, but shall promptly notify the Lenders if it does so. The Agent may also, without the consent of any Lender, discharge any Security and/or release any Obligor other than the Borrower to the extent necessary to allow completion of any sale or other disposition of Property (including Equity Interests of an Obligor) or any corporate reorganization permitted by this Agreement or in respect of which the Lenders or Required Lenders have, as applicable, consented or waived the requirements of this Agreement.

(8)	As between the Obligors, on the one hand, and the Agent and the Lenders, on the other hand:

(a)

all statements, certificates, consents and other documents that the Agent purports to deliver on behalf of the Lenders or the Required Lenders shall be binding on each Lender, and the Obligors shall not be required to ascertain or confirm the authority of the Agent in delivering the documents;

(b)

all certificates, statements, notices and other documents that are delivered by the Obligors to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each Lender; and

(c)	all payments that are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been received by each Lender entitled to payment.

(9)

Except in its own right as a Lender, the Agent shall not be required to advance its own funds for any purpose, and in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to the Property that is the subject matter of the Security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted by the Loan Documents.

8.7	Acknowledgments, Representations and Covenants of Lenders

(1)

(1) Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on documents and information that it from time to time deems appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished under any Loan Document.

(2)

Each Lender represents and warrants that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to be a Lender.

(3)

Each Lender agrees to indemnify the Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions contemplated in them. However, no Lender shall be liable for any portion of those losses, claims, damages, liabilities and related expenses that results from the Agent’s gross negligence or wilful misconduct. The Agent shall not be required to take or continue any action unless the Agent has received sufficient funds or arrangements satisfactory to it for indemnification to cover the cost of the proposed action.

(4)

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 11.5(1) and 11.5(2) to be paid by it to the Agent (or any sub-agent or Related Party of the Agent), each Lender severally agrees to pay to the Agent (or any sub-agent or Related Party) that Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of the unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any sub-agent) in connection with that capacity. The obligations of the Lenders under this Section are subject to the other provisions of this Agreement concerning several liability of the Lenders.

(5)

Each Lender acknowledges and confirms that if the Agent does not receive payment in accordance with this Agreement, it shall not be the Agent’s obligation to maintain the Credits in good standing, nor shall any Lender have recourse to the Agent in respect of any amounts owing to the Lender under this Agreement.

(6)

Each Lender acknowledges and agrees that its obligation to advance its Applicable Percentage of Advances in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender.

(7)

Each Lender acknowledges receipt of a copy of this Agreement, the Security (to the extent that the Security has been delivered) and each Intercreditor Agreement that exists at the date of this Agreement, and acknowledges that it is satisfied with the form and content of those documents.

(8)

Each Revolving Lender that is a “foreign bank” as defined in the Bank Act (Canada) represents and warrants that it is an “authorized foreign bank” as defined in that Act and that it is acting through a branch in Canada.

8.8	Collective Action of the Lenders

Each Lender acknowledges that to the extent permitted by Applicable Law, the Security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally, and also acknowledges that its rights under the Loan Documents are to be exercised not severally, but by the Agent upon the decision of the Required Lenders (or another number or percentage of the Lenders as is expressly provided for in the Loan Documents). Accordingly, notwithstanding any other provision contained in any Loan Document, each Lender agrees that it shall not be entitled to take any action, including any declaration of Default, but that any such action shall be taken only by the Agent with the prior written agreement of the Required Lenders (or another number or percentage of the Lenders that is expressly provided for in the Loan Documents). Each Lender also agrees that, upon any such written agreement being given, it shall co-operate fully with the Agent to the extent requested by the Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take any action on behalf of the Lenders that it deems appropriate or desirable in the interest of the Lenders.

8.9	Authorization of Intercreditor Agreement

Each Lender hereby authorizes and directs the Agent to execute and deliver on its behalf each Intercreditor Agreement to which the Agent is a party and that is approved in accordance with this Agreement, and agrees that any such Intercreditor Agreement shall be binding on the Lender as if it was a signatory.

8.10	Defaulting Lenders

(1)

Notwithstanding any other provision of this Agreement, if any Lender becomes a Defaulting Lender, then the provisions of Sections 8.10(2) to 8.10(7) shall apply to the extent permitted by Applicable Law until the Lender is no longer a Defaulting Lender.

(2)	The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of “Required Lenders.”

(3)

The Defaulting Lender shall be deemed to be a Non-B/A Lender. Any outstanding Advance by the Defaulting Lender by way of B/A shall be deemed to have been made as a B/A Equivalent Loan and, provided that on the maturity of each such B/A Equivalent Loan the Borrower pays the Agent the difference between the amount that it would otherwise have to pay the Defaulting Lender as a Non-B/A Lender in accordance with Section 9.11(3) and the proceeds of a B/A Equivalent Loan that the Defaulting Lender would be required to make if requested to rollover the maturing B/A Equivalent Loan, the B/A Equivalent Loan shall be deemed to have been rolled over.

(4)

Any payment of principal, interest, fees or other amounts received by the Agent for the account of the Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 7.11 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by the Defaulting Lender to the Agent under this Agreement; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which the Defaulting Lender has failed to fund its portion as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy the Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against the Defaulting Lender as a result of the Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against the Defaulting Lender as a result of the Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to the Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) the payment is a payment of the principal amount of any Advance in respect of which the Defaulting Lender has not fully funded its appropriate share (including pursuant to Section 9.1), and (y) the Advances were made at a time when the conditions in Section 4.2 were satisfied or waived, the payment shall be applied solely to pay the Advances by and other amounts owing to all Non-Defaulting Lenders (including pursuant to Section 9.1) on a pro rata basis before being applied to the payment of any Advances or other amounts owing to the Defaulting Lender, until all Advances and all unfunded or contingent obligations pursuant to Section 9.1 are held by the Lenders pro rata in accordance with their respective Commitments without giving effect to Section 8.10(6). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender (including any amount paid by the Borrower to the Agent for the account of the Defaulting Lender) that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.10(3) shall be deemed paid to and redirected by the Defaulting Lender, and each Lender irrevocably consents to that.

(5)

No Defaulting Lender shall be entitled to receive any standby fee for any period during which that Lender is a Defaulting Lender, and the Borrower shall not be required to pay any standby fee that otherwise would have been required to be paid to that Defaulting Lender. With respect to any standby fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding sentence, the Borrower shall (i) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to the Defaulting Lender with respect to the Defaulting Lender’s obligations pursuant to Section 9.1 that has been reallocated to that Non-Defaulting Lender pursuant to Section 8.10(6), and (ii) not be required to pay the remaining amount of any such fee.

(6)

All or any part of the Defaulting Lender’s obligations pursuant to Section 9 1 shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to the Defaulting Lender’s Commitment) but only to the extent that reallocation does not cause the aggregate of the Advances made by, and obligations pursuant to Section 9.1 of, any Non-Defaulting Lender to exceed its Commitment. No reallocation shall constitute a waiver or release of any claim of any party to this Agreement against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of the Non-Defaulting Lender’s increased exposure following reallocation.

(7)	If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the Parties, whereupon as of the effective date specified in that notice and subject to any conditions specified in it (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and obligations pursuant to Section 9.1 to be held pro rata by the Lenders in accordance with their respective Commitments (without giving effect to Section 8.10(6)), whereupon the Lender will cease to be a Defaulting Lender. No adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender and, except to the extent otherwise expressly agreed by the affected Parties, no change from Defaulting Lender to Lender will constitute a waiver or release of any claim of any Party arising from that Lender having been a Defaulting Lender.

8.11	Reference Lenders

(1)

If more than one Lender is a bank named on Schedule I of the Bank Act (Canada), the Agent shall be a Schedule I Reference Lender and the Borrower shall designate a different Lender named on Schedule I of the Bank Act (Canada) to be a Schedule I Reference Lender for the purpose of providing quotations to the Agent to be used in determining rates as required by this Agreement.

(2)

If any Schedule I Reference Lender ceases to be a Lender, the person that originally designated that Schedule I Reference Lender shall have the right to designate in a timely manner another Lender that is a named on Schedule I of the Bank Act (Canada) as a replacement Schedule I Reference Lender, failing which the applicable rate shall be determined on the basis of the quotation provided by the notice from the remaining Schedule I Reference Lender.

(3)

If only one Lender is a bank named on Schedule I of the Bank Act (Canada), that Lender shall be deemed to be the Schedule I Reference Lender and any applicable rate shall be determined on the basis of the quotation provided by that Lender.

8.12	Successor Agent

(1)

The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, if no Default has occurred and is continuing, to appoint a successor, which shall be a Revolving Lender having an office in Vancouver, British Columbia or Toronto, Ontario, or an Affiliate of any such Lender with an office in Vancouver or Toronto. The Agent may also be removed at any time by the Required Lenders upon thirty (30) days’ notice to the Agent and the Borrower as long as the Required Lenders, in consultation with the Borrower, if no Default has occurred and is continuing, appoint and obtain the acceptance of a successor within those thirty (30) days, which shall be a Revolving Lender having an office in Vancouver or Toronto or an Affiliate of any such Lender with an office in Vancouver or Toronto.

(2)

If no successor has been appointed by the Required Lenders and has accepted the appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent that meets the qualifications specified in Section 8.12(1) and that is not a Defaulting Lender, provided that if the Agent notifies the Borrower and the Lenders that no qualifying Person has accepted that appointment, then the resignation shall nonetheless become effective in accordance with the retiring Agent’s notice and (a) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents (except that the retiring Agent shall continue to hold the Security on behalf of the Lenders until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for in Section 8.12(1).

(3)

Upon a successor’s appointment as Agent, the successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged from them as provided in Section 8.12(2)). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and the successor. After the termination of the service of the former Agent, the provisions of this Article 8 and of Section 11.5 shall continue in effect for the benefit of the former Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as Agent.

8.13	No Other Duties, Etc.

Notwithstanding anything in this Agreement to the contrary, no Bookrunner, Arranger or holder of a similar title specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender.

8.14	Provisions Operative Between Lenders and Agent Only

Except for Sections 8.6(8), 8.7(2), 8.7(6), 8.9 to 8.13 inclusive and this Section 8.14, the provisions of this Article relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and the Obligors shall not have any rights under or be entitled to rely for any purpose on those provisions.

8.15	Acknowledgment and Consent to Bail-In of EEA Financial Institutions

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE 9

DETAILS REGARDING ADVANCES, PAYMENTS, INTEREST AND FEES

9.1	Lenders’ Obligations Relating to Credit

(1)	It is the intention of the Parties that the ultimate credit risk and exposure of any Lender be in accordance with its overall Applicable Percentage of the Revolving Credit and the Term Credit.

(2)

Accordingly, upon the Obligations becoming due and payable under Section 7.2, each Lender shall do all things, including purchases of participations in Advances made by other Lenders, that are necessary to ensure that result. Any such action on the part of the Lenders shall be binding on the Borrower.

(3)

Each Lender acknowledges and agrees that its obligations under this Section 9.1 are absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or the reduction or termination of its Commitment, and that any payment it is required to make pursuant to its obligations shall be made without any offset, abatement, withholding or reduction whatsoever.

9.2	Lenders’ Obligations Relating to Swingline Credit

(1)

The Swingline Lender shall, on no less frequently than once per calendar month (but more frequently in its sole discretion) by written notice given to the Agent not later than 10:00 a.m. on any Banking Day request that the Agent notify the Lenders of the requirement for an Advance to be made available by each of them under the Revolving Credit in an amount equal to that Lender’s Applicable Percentage of the advances under the Swingline Credit then outstanding. The proceeds of such Advance shall be paid by the Agent to the Swingline Lender to be applied against the outstanding Swingline Credit. Each Lender acknowledges and agrees that its obligation to acquire participations in the Swingline Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each

Lender shall comply with its obligation by wire transfer of immediately available funds with respect to Commitments made by such Lender, and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Credit after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent. Any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this Section 9.2(1) and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Credit pursuant to this Section 9.2(1) shall not relieve the Borrower of any default in the payment thereof.

9.3	Evidence of Indebtedness

The Agent shall maintain records concerning the Obligations and each Lender shall maintain records concerning those Advances it has made. The failure of the Agent or any Lender to correctly record any detail relating to an Advance shall not, however, adversely affect the obligation of the Borrower to pay any of the Obligations in accordance with this Agreement.

9.4	Calculation and Other Matters Regarding Interest and Fees

(1)

All interest on Prime Rate Advances, Base Rate Advances and LIBOR Advances shall accrue from day to day and shall be payable in arrears, calculated on the actual number of days elapsed from and including the date of Advance or the previous date on which interest was due in accordance with Section 2.5, as the case may be, to but excluding the date on which interest is due. If interest is not paid on the date it is due, the principal amount shall continue to bear interest at the rate that is applicable to the particular type of Advance from time to time in accordance with Section 2.5(1), both before and after maturity, default and judgment, and overdue interest shall bear interest at the same rate, compounded monthly, and be payable on demand. Notwithstanding the immediately preceding sentence, upon the expiry of the LIBOR Period applicable to any LIBOR Advance, the principal amount and any overdue interest with respect to that LIBOR Advance shall bear interest calculated at the rates applicable to Base Rate Advances.

(2)

Interest and fees shall be calculated on the basis of a calendar year unless otherwise specified. Interest calculated with reference to LIBOR shall be calculated on the basis of a year of 360 days and the B/A Discount Rate shall be calculated on the basis of a year of 365 days. Any rate that is calculated with reference to a period (the “deemed interest period”) that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying that rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period. All calculations of interest and fees under the Loan Documents shall be made on the basis of the nominal rates described in this Agreement and not on the basis of effective yearly rates or on any other basis that gives effect to the principle of deemed reinvestment. The Parties acknowledge that there is a material difference between the stated nominal rates and effective yearly rates taking into account reinvestment, and that they are capable of making the calculations required to determine effective yearly rates.

(3)

In this Section 9.4, any reference to a “calendar year” means the calendar year in which the period for which the calculation in question falls. If the period falls in two calendar years, one of which is a leap year, the calculation shall be done separately for the parts of the period that fall in each calendar year and the calculated amounts for each period shall be added.

(4)

The B/A Fee for a B/A is calculated by multiplying the face amount of the B/A by the rate for calculation of the B/A Fee specified in Section 2.5, and multiplying the result by a fraction, the numerator of which is the term of the B/A and the denominator of which is the number of days in the calendar year.

(5)

The B/A Discount Proceeds for a B/A are equal to the face amount of that B/A multiplied by the price and shall be rounded to the nearest full cent, with one-half of one cent being rounded up. The price is calculated by dividing one by the sum of one plus the product of (i) the B/A Discount Rate applicable to that B/A expressed as a decimal fraction, multiplied by (ii) a fraction, the numerator of which is the term in days of that B/A and the denominator of which is 365. The price shall be rounded to the nearest multiple of 0.001%.

(6)

The standby fee shall be calculated daily on the undrawn amount of the applicable Credit at the rate for calculation of the standby fee specified in Section 2.5, beginning on the date of this Agreement, and each payment shall cover the period from and including the date of this Agreement or the previous date on which the standby fee was due in accordance with Section 2.5, as the case may be, to but excluding the date on which the standby fee is due.

(7)

If an Obligor fails to pay when due any amount payable under any Loan Document for which interest is not otherwise provided in this Agreement or another relevant Loan Document, that Obligor shall, on demand, pay interest on the overdue amount to the Agent from and including the due date up to but excluding the date of actual payment, both before and after demand, default or judgment, at the rate of interest determined from time to time in accordance with Section 2.5(1) that is applicable to Prime Rate Advances (if the amount is denominated in Canadian Dollars) or Base Rate Advances (if the amount is denominated in US Dollars), in each case compounded monthly.

(8)

The Parties intend to comply with Applicable Law relating to usury. Notwithstanding any other provision of this Agreement or any other Loan Document, in no event shall any Loan Document require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by Applicable Law or in an amount or at a rate that would result in the receipt by the Lenders or the Agent of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). Where more than one Applicable Law applies to any Obligor, that Obligor shall not be obliged to make payment in an amount or at a rate higher than the lowest permitted amount or rate. If from any circumstance whatever, fulfilment of any provision of any Loan Document would result in exceeding the highest rate or amount permitted by Applicable Law for the collection or charging of interest, the obligation to be fulfilled shall be reduced to reflect the highest permitted rate or amount. If from any circumstance the Agent or the Lenders shall ever receive anything of value as interest or deemed interest under any Loan Document that would result in exceeding the highest lawful rate or amount of interest permitted by Applicable Law, the amount that would be excessive interest shall be applied to the reduction of the principal amount of the relevant Credit, and not to the payment of interest, or if the excessive interest exceeds the unpaid principal balance of the relevant Credit, the amount exceeding the unpaid balance shall be refunded to the Borrower. In determining whether or not the interest paid or payable under any specified contingency exceeds the highest lawful rate, the Obligors, the Agent and the Lenders shall, to the maximum extent permitted by Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and their effects, (iii) amortize, prorate, allocate and spread the total amount of interest throughout the term of the applicable Credit so that interest does not exceed the maximum amount permitted by Applicable Law, and/or (iv) allocate interest between portions of the Obligations to the end that no portion shall bear interest at a rate greater than that permitted by Applicable Law. For the purposes of the Criminal Code (Canada), the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles and if there is any dispute, the determination of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive.

9.5	Conversions, Rollovers, Renewals, Repayments and Reductions

(1)	Subject to the other terms of this Agreement, the Borrower may from time to time:

(a)	convert all or any part of the outstanding amount of any LIBOR Advance into a Base Rate Advance in the same principal amount, or vice versa;

(b)	convert all or any part of the outstanding amount of any Advance by way of B/As into a Prime Rate Advance in the same principal amount, or vice versa;

(c)

rollover all or any part of the outstanding amount of any LIBOR Advance at the end of the LIBOR Period as a new LIBOR Advance or rollover all or any part of the outstanding amount of any Advance by way of B/As as a new Advance by way of B/As;

(d)	in circumstances not mentioned in items (a) to (d) immediately above, concurrently repay one Advance and obtain a different type of Advance.

(2)	Subject to giving notice required by Section 9.6, the Borrower may from time to time repay Advances outstanding under a Credit without penalty, except that:

(a)	the Borrower must prepay all Lenders under the applicable Credit pro rata and must prepay the same Advance made by each applicable Lender.

(b)

LIBOR Advances may not be paid before the end of the applicable LIBOR Periods unless the Borrower indemnifies the relevant Lenders for any loss or expense that the Lenders incur as a result, including any breakage costs.

(c)

No B/A may be paid before its maturity date. The Borrower may provide Cash Collateral to the Lenders that have accepted B/As in an amount equal to the face amount of any or all outstanding B/As if the Borrower concurrently repays all corresponding B/A Equivalent Loans.

No voluntary payment by the Borrower shall affect the Borrower’s obligation to make all other principal payments required by this Agreement in full when due, until the applicable Credit is repaid in full and cancelled.

(3)

The Borrower may from time to time cancel a Credit, or permanently reduce the committed amount of a Credit by an amount that must be a minimum of US $1,000,000 and a whole multiple of US $100,000. The Borrower shall do so by giving not less than three Banking Days’ irrevocable notice to the Agent and paying all accrued and unpaid standby fees on the amount cancelled or reduced to the effective date of cancellation or reduction. Any reduction must be applied pro rata to the respective Commitments of the Lenders under the Credit that is reduced and must be applied pro rata to the overall Commitment of each Lender for all Credits if the Applicable Percentage of each Lender is not the same for each Credit. The Borrower shall have no right to any reinstatement of any previously committed amount of that Credit after any cancellation or reduction.

9.6	Notice of Advances and Payments

(1)

The Borrower shall give the Agent irrevocable notice, in the form attached as Schedule K, of any request for any Advance to it (excluding Advances under the Swingline Credit which are made in accordance with Section 9.6(2)). The Borrower shall also give the Agent irrevocable notice in the same form of any payment by it of any Advance under the Credits (whether resulting from repayment, prepayment, rollover or conversion), other than payment of an Advance under the Swingline Credit, which for greater certainty, requires no repayment notice.

(2)

To request an Advance under the Swingline Credit, the Borrower shall notify the Agent of such request by telephone (to be confirmed in writing), not later than 11:00a.m., on the day of a proposed Advance. Each such notice shall be irrevocable and shall specify the requested date, which shall be a Banking Day, and amount of the requested Advance. The Agent shall promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Advance available to the Borrower by means of a credit to the disbursement account of the Borrower with the Swingline Lender by 3:00 p.m., on the requested date of such Advance. Advances under the Swingline Credit shall bear interest at a rate per annum equal to the rate applicable to a Prime Rate Advance (if in Canadian Dollars) or at a rate per annum equal to the rate applicable to a Base Rate Advance (if in US Dollars). Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swingline Lender and in any event on the earlier of the Maturity Date and the date that the Credits are terminated pursuant to

Section 2.4(3) or Section 7.1. The interest payable on the Swingline Credit is solely for the account of the Swingline Lender (subject to Section 9.2(1) above).

(3)

Notice for B/As or LIBOR Advances shall be given not later than the third Banking Day before the Advance Date or date of payment. Notice for a Prime Rate Advance or Base Rate Advance shall be given on or before the Banking Day before the Advance Date or date of payment.

(4)

Notices shall be given not later than 11:00 a.m. on the date for notice. Payments (except those being made solely from the proceeds of rollovers and conversions) must be made before 1 p.m. on the date for payment. If a notice or payment is not given or made by those times, it shall be deemed to have been given or made on the next Banking Day, unless all Lenders affected by the late notice or payment agree, in their sole discretion, to accept a notice or payment at a later time as being effective on the date it is given or made.

(5)

Without limiting Section 11.5, the Borrower shall indemnify the Lead Arranger, the Agent and the Lenders for all costs that they incur if the Borrower gives notice requesting an Advance or notice of a payment and subsequently fails to complete the Advance or payment or the conditions of the Advance are not satisfied before the time specified in Section 9.9(5) on the proposed Advance Date.

9.7	Size and Term of Advances

(1)

Each Prime Rate Advance or Base Rate Advance (including an Advance under the Swingline Credit) shall be in an aggregate minimum amount of CAD $1,000,000 or US $1,000,000, respectively and in a whole multiple of CAD $100,000 or US $100,000, respectively.

(2)

Each Advance of B/As shall be in an aggregate minimum amount of CAD $1,000,000 and in a whole multiple of CAD $1,000. In its notice requesting an Advance of B/As, the Borrower shall select a term of one, two, three or six months to apply to the Advance.

(3)

Each LIBOR Advance shall be in a minimum amount of US $1,000,000 and a whole multiple of US $100,000. In its notice requesting a LIBOR Advance, the Borrower shall select a LIBOR Period of one, two, three or six months to apply to any particular LIBOR Advance.

(4)

Terms of B/As and LIBOR Periods of lengths shall also be available at the discretion of the Lenders from time to time and the Agent may, in circumstances of market disruption or illiquidity, restrict the term or maturity dates of B/As and/or LIBOR Advances. There shall not at any time be B/As and/or LIBOR Advances outstanding with more than six different maturity dates. No B/A may mature and no LIBOR Period may end on a date that is not a Banking Day, after the maturity date of the applicable Credit, or after a date on which the applicable Credit is required to be reduced if that would adversely affect the Borrower’s ability to make the reduction.

9.8	Payment of B/As and LIBOR Advances

(1)	The Borrower shall provide for the following by giving notice under Section 9.6 requesting a rollover or conversion if the Borrower is otherwise entitled to an Advance, or by delivery of payment:

(a)	payment to the Agent at the Branch of Account of the full face amount of each B/A for value on the date of its maturity

(b)	payment to the Agent at the Branch of Account of the amount of each LIBOR Advance for value on the last day of the applicable LIBOR Period; and

(2)

If the Borrower fails to provide for payment in accordance with Section 9.8(1), and if the Borrower is otherwise entitled to an Advance but for failing to give notice under Section 9.6 due to inadvertence, the Agent may deem a Prime Rate Advance to have been made in the case of failure to provide for a B/A or a Base Rate Advance to have been made in the case of failure to provide for a LIBOR Advance under the Credit under which the B/A or LIBOR Advance was originally advanced. If the Agent deems an Advance to have been made, the Agent shall immediately give notice to the Borrower and the Lenders.

(3)

If the Borrower fails to provide for payment in accordance with Section 9.8(1) and if the Agent does not deem an Advance to have been made under Section 9.8(2), then without limiting the Lenders’ other rights, the Borrower shall pay interest on the amount for which it has not provided for payment at a rate of interest per annum equal to the rate applicable to Prime Rate Advances (in the case of a B/A) or Base Rate Advances (in the case of a LIBOR Advance) as determined in accordance with Section 2.5(1), compounded monthly. Interest shall be calculated from and including the date on which payment was to have been provided for, up to but excluding the date the payment and all interest, both before and after demand, default and judgment, is provided for by the Borrower.

9.9	Co-ordination of Prime Rate, Base Rate, B/A and LIBOR Advances

(1)

The Agent shall advise each Lender of its receipt of a notice pursuant to Section 9.6 requesting a Prime Rate, Base Rate, LIBOR Advance or Advance of B/As on the day that notice is received from the Borrower and shall, as soon as possible, advise each Lender of that Lender’s share of the Advance. Each Lender’s share shall be based on its Applicable Percentage, but if the Agent determines that a Lender’s Applicable Percentage would result in its share of an Advance not being a whole multiple of $1,000 or US $1,000, as the case may be, the Agent may increase or reduce the amount to be advanced by that Lender in the Agent’s sole discretion to the extent necessary to make the amount a whole multiple.

(2)

In advising a Lender of the amount it is to deliver to the Agent in respect of any Advance, the Agent shall allow for deduction by each Lender of the applicable B/A Fee in connection with an Advance by way of B/As and may also net other amounts payable in the same currency by the Borrower to the Agent for the account of that Lender on the Advance Date.

(3)	The LIBOR Period applicable to a LIBOR Advance and the maturity date for an Advance of B/As shall be identical for each Lender.

(4)	Each Lender shall deliver its share of the Advance to the Agent not later than 11:00 a.m. on the Advance Date, for value on that date.

(5)

If the Agent determines that all the conditions precedent to an Advance specified in this Agreement have been met, it shall advance to the Borrower before 2:00 p.m. on the Advance Date the amount delivered by each Lender, by crediting an account maintained by the Borrower with the Agent or initiating a wire transfer in accordance with instructions received from the Borrower. If the conditions precedent to the Advance are not met by 2:00 p.m. on the Advance Date, the Agent shall return the funds to the Lenders or invest them in an overnight investment as orally instructed by each Lender until the Advance is made. The Agent is not required to advance any amount to the Borrower that the Agent has not actually received from a Lender.

(6)

Any difference between the actual proceeds of a newly issued B/A and the amount required to pay a maturing B/A that is being rolled over or the amount required to pay a Prime Rate Advance that is being converted to B/As, any difference between the actual proceeds of an Advance and the amount required to repay any Advance that is concurrently being repaid and any difference between the actual proceeds of an Advance and the amount required to fulfill any specific use of the proceeds that the Borrower has directed the Agent to make, shall be paid by the Borrower to the Agent from its own resources by 11:00 a.m. on the Advance Date or may be advanced as a Prime Rate Advance or Base Rate Advance under the Swingline Credit if the Borrower is otherwise entitled to an Advance under the Swingline Credit.

9.10	Execution of B/As

(1)

To facilitate the acceptance of B/As under this Agreement, the Borrower appoints each Lender as its attorney to sign and endorse on its behalf, as and when considered necessary by the Lender, an appropriate number of orders in the form prescribed by that Lender.

(2)

Each Lender may, at its option, execute any order in handwriting or by the facsimile or mechanical signature of any of its authorized officers, and the Lenders are authorized to accept or pay, as the case may be, any order of the Borrower that purports to bear such a signature notwithstanding that the signatory has ceased to be an authorized officer of the Lender. Any such order or B/A shall be as valid as if the individual were an authorized officer at the date of issue of the order or B/A.

(3)

Any order or B/A signed by a Lender as attorney for the Borrower, whether signed in handwriting or by facsimile or mechanical signature may be dealt with by the Agent or any Lender to all intents and purposes and shall bind the Borrower as if duly signed and issued by the Borrower.

(4)

The receipt by the Agent of a notice requesting an Advance by way of B/As shall be each Lender’s sufficient authority to execute, and each Lender shall, subject to the terms and conditions of this Agreement, execute orders in accordance with that request and the advice of the Agent given pursuant to Section 9.9. The executed orders shall be deemed to have been presented for acceptance.

9.11	Funding of B/As

(1)

Subject to Section 9.20(1), it shall be the responsibility of each Lender to arrange, in accordance with normal market practice, for the sale on each Advance Date of the B/As issued by the Borrower and to be accepted by that Lender, failing which the provisions of this Agreement relating to Non-B/A Lenders shall apply.

(2)

Notwithstanding any other provision of this Agreement, the amount to be transferred by a Lender to the Agent in connection with any B/A accepted by that Lender shall be determined by the B/A Discount Proceeds calculated with respect to the B/A rather than the actual proceeds of any sale of that B/A. Accordingly, in respect of any particular B/A accepted by it, a Lender (a) shall be entitled to retain for its own account the amount, if any, by which any actual proceeds of sale exceed the calculated B/A Discount Proceeds with respect to the B/A, and (b) shall be required to pay out of its own funds the amount, if any, by which the actual proceeds of sale are less than the calculated B/A Discount Proceeds.

(3)

Whenever the Borrower requests an Advance that includes B/As, each Lender that is not permitted by Applicable Law or by customary market practice to accept B/As or for any other reason elects by notice to the Agent from time to time not to do so (a “Non-B/A Lender”) shall, in lieu of accepting its pro rata amount of B/As, make available to the Borrower on the Advance Date a loan (a “B/A Equivalent Loan”) in Canadian Dollars and in an amount equal to the B/A Discount Proceeds of the B/As that the Non-B/A Lender would otherwise have accepted, less the B/A Fee that would otherwise have been applicable. The B/A Equivalent Loan shall have a term equal to the term of the B/As that the Non-B/A Lender would otherwise have accepted and the Borrower shall, at the end of that term, be obligated to pay the Non-B/A Lender an amount equal to the aggregate face amount of the B/As that it would otherwise have accepted. All provisions of this Agreement applicable to B/As and Lenders that accept B/As shall apply mutatis mutandis to B/A Equivalent Loans and Non-B/A Lenders.

9.12	Other B/A Provisions

(1)

The Borrower shall not claim from a Lender any days of grace for the payment at maturity of any B/A accepted by the Lender pursuant to this Agreement. The Borrower waives any defence to payment that might otherwise exist if for any reason a B/A is held at maturity by a Lender in its own right, and the doctrine of merger shall not apply to any B/A that is at any time held by a Lender in its own right.

(2)

Any executed orders to be used as B/As shall be held by a Lender in safekeeping with the same degree of care as if they were the Lender’s own Property, and shall be kept at the place at which executed orders are ordinarily held by the Lender.

(3)

The obligations of the Borrower with respect to B/As under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(a)	any lack of validity or enforceability of any order accepted by a Lender as a B/A; or

(b)

the existence of any claim, set-off, defence or other right that the Borrower may have at any time against the holder of a B/A, a Lender or any other Person or entity, whether in connection with this Agreement or otherwise.

(4)

The Borrower shall not enter into any agreement or arrangement of any kind with any Person to whom B/As have been delivered by which the Borrower undertakes to replace the B/As on a continuing basis with other B/As, nor shall the Borrower directly or indirectly take, use or provide B/As as security for loans or advances from any other Person.

9.13	Failure of Lender to Fund

(1)

Unless the Agent has received notice from a Lender before the proposed date of any Advance that the Lender will not make available to the Agent its share of the Advance, the Agent may assume that the Lender has made its share available on that date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon that assumption, make available to the Borrower a corresponding amount. In that event, if a Lender has not in fact made its share of the applicable Advance available to the Agent, then the applicable Lender shall pay to the Agent immediately on demand that corresponding amount, with interest for each day from and including the date the amount is made available to the Borrower to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation. If the Lender pays that amount to the Agent, then the amount shall constitute the Lender’s Advance. If the Lender does not do so immediately, the Borrower shall pay to the Agent immediately on demand the corresponding amount with interest at the interest rate applicable to the Advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make its payment to the Agent.

(2)

Notwithstanding Section 9.13(1), if any Lender fails to deliver its share of any Advance to the Agent (that Lender being the “Non-Funding Lender”) and no steps have been taken to address the failure through provisions of this Agreement relating to Defaulting Lenders, the Agent shall immediately give notice of that failure by the Non-Funding Lender to the Borrower and the other Lenders and indicate to the other Lenders that any Lender (individually a “Contributing Lender” and collectively the “Contributing Lenders”) may make available to the Agent all or any portion of the Non-Funding Lender’s share of that Advance in place of the Non-Funding Lender, but in no way shall any other Lender or the Agent be obliged to do so. A Contributing Lender shall make funds available to the Agent as soon as possible for delivery by the Agent to the Borrower. If more than one Contributing Lender gives notice that it is prepared to make funds available and the aggregate of the funds that the Contributing Lenders are prepared to make available exceeds the amount of the Advance that the Non-Funding Lender failed to make, then each Contributing Lender shall make available a portion of that Advance based on the Contributing Lenders’ relative Commitments to the applicable Credit. If a Contributing Lender makes funds available in the place of a Non-Funding Lender, then the Non-Funding Lender shall pay the Contributing Lender, immediately on demand, the amount advanced on its behalf together with interest at the rate applicable to that Advance from the date of advance to the date of payment, and the Non-Funding Lender shall then be entitled to receive all interest paid in respect of the Advance by the Borrower. The failure of any Lender to deliver its Applicable Percentage of any Advance to the Agent as required shall not relieve any other Lender of its obligation to deliver its Applicable Percentage of any Advance as required.

9.14	Payments by the Borrower

(1)

Except as otherwise specified in this Agreement, all payments made by or on behalf of the Borrower shall be made to and received by the Agent and shall be distributed by the Agent to the Lenders promptly upon receipt by the Agent. Except as otherwise provided in this Agreement (including Sections 3.2(3) and 9.15), the Agent shall distribute:

(a)	payments of interest in accordance with each Lender’s Applicable Percentage of the relevant Credit;

(b)	repayments of principal in accordance with each Lender’s Applicable Percentage of the relevant Credit; and

(c)

all other payments received by the Agent, including amounts received on the realization of Security, in accordance with each Lender’s Applicable Percentage of the relevant Credit, except that no Lender shall receive proceeds of realization in excess of the Obligations owing to it.

(2)

Notwithstanding Section 9.14(1), before the Agent distributes amounts to Lenders received from the Borrower following the occurrence of an Event of Default or upon on the realization of Security, the Agent shall deduct from the amounts received the pari passu share to which Persons to whom the Other Secured Obligations are owed are entitled in accordance with Section 3.2(1) and distribute the amount deducted to those Persons in accordance with their respective entitlements, concurrently with distributing the balance to the Lenders in accordance with Section 9.14(1).

(3)

If the Agent does not distribute a Lender’s share of a payment made by the Borrower to that Lender for value on the day that payment is made or deemed to have been made to the Agent, the Agent shall pay to the Lender on demand an amount equal to the product of (a) the Interbank Reference Rate per annum multiplied by (b) the Lender’s share of the amount received by the Agent from the Borrower and not distributed to the Lender, multiplied by (c) a fraction, the numerator of which is the number of days that have elapsed from and including the date of receipt of the payment by the Agent to but excluding the date on which the payment is made by the Agent to the Lender and the denominator of which is 365. The Agent shall be entitled to withhold any Tax applicable to any payment as required by Applicable Law.

(4)

The Agent may debit accounts, credits and other balances maintained by the Borrower from time to time with the Agent or its Affiliates to facilitate or otherwise obtain payment of interest, fees and other Obligations owing by the Borrower.

9.15	Payments by Agent

(1)	For certainty, the following provisions shall apply to payments made by the Agent to the Lenders:

(a)

The Agent shall be under no obligation to make any payment to any Lender (whether in respect of principal, interest, fees or otherwise) until an amount in respect of that payment has been received by the Agent from the Borrower.

(b)

If the Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, the Agent shall have no obligation to remit to each Lender any amount except that Lender’s Applicable Percentage of the amount actually received by the Agent.

(c)

If any Lender advances more or less than its Applicable Percentage of a Credit, that Lender’s entitlement to that payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by that Lender.

(d)

Except as specified in any applicable Assignment and Assumption, if a Lender’s share of an Advance has been advanced, or a Lender’s Commitment has been outstanding, for less than the full period to which any payment (except a payment of principal) by the Borrower relates, that Lender’s entitlement to that payment shall be reduced in proportion to the length of time the Lender’s share of the relevant Advance or the Lender’s Commitment, as the case may be, has actually been outstanding.

(e)

The Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and that determination shall, in the absence of manifest error, be binding and conclusive.

On request, the Agent shall deliver a statement detailing any of the payments to the Lenders.

(2)

Unless the Agent has received notice from the Borrower before the date on which any payment is due to the Agent for the account of any Lender that the Borrower will not make that payment, the Agent may assume that the Borrower has made the payment on that date in accordance with this Agreement and may, in reliance upon that assumption, distribute the amount due to the Lenders. In that event, if the Borrower has not in fact made the payment, then each Lender severally agrees to repay to the Agent immediately on demand the amount distributed to that Lender, with interest for each day from and including the date the amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

9.16	Increased Costs, Etc.

(1)	If any Change in Law from time to time shall:

(a)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(b)

subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Advance made by it, or change the basis of taxation of payments to the Lender in respect of this Agreement or any Advance, except for Indemnified Taxes or Other Taxes covered by Section 9.17 and the imposition, or any change in the rate, of any Excluded Tax payable by that Lender; or

(c)	impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or any Advance made by that Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Advance (or of maintaining its obligation to make any Advance), or to reduce the amount of any sum received or receivable by the Lender under this Agreement (whether of principal, interest or any other amount), then upon request of the Lender from time to time the Borrower will pay to that Lender an additional amount or amounts that will compensate the Lender for the additional costs incurred or reduction suffered.

(2)

If any Lender determines in its sole and absolute discretion that any Change in Law affecting the Lender or any lending office of the Lender or its holding company (or other Controlling Person), if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of its holding company (or other Controlling Person), if any, as a consequence of this Agreement, the Commitments of the Lender or any Advance made by the Lender, to a level below that which the Lender or its holding company (or other Controlling Person) could have achieved but for that Change in Law (taking into consideration the Lender’s policies and the policies of its holding company (or other Controlling Person) with respect to capital adequacy, each from time to time), then from time to time the Borrower will pay to that Lender an additional amount or amounts that will compensate that Lender or its holding company (or other Controlling Person) for the reduction suffered.

(3)

A certificate of a Lender specifying the amount or amounts necessary to compensate the Lender or its holding company (or other Controlling Person), as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts determined based on methods of averaging and attribution in its sole and absolute discretion, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt of the certificate.

(4)

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months before the date that the Lender notifies the Borrower of the Change in Law giving rise to the increased costs or reductions and of the Lender’s intention to claim compensation, unless the Change in Law giving rise to the increased costs or reductions is retroactive, in which case the nine month period referred to above shall be extended to include the period of retroactive effect.

9.17	Taxes

(1)

Any and all payments by or on account of any obligation of an Obligor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by an Obligor or the Agent (as determined in the good faith discretion of the Obligor or Agent, respectively), then the applicable Obligor or the Agent shall be entitled to make the deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Obligor shall be increased as necessary so that after the deduction or withholding has been made (including deductions and withholdings applicable to additional sums payable under this Section) the Agent or applicable Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(2)

The Obligors shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at the option of the Agent, promptly reimburse the Agent for the payment of any Other Taxes.

(3)

The Obligors shall jointly and severally indemnify the Lead Arranger, Agent and each Lender, within ten (10) days after demand, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or that Lender or required to be withheld or deducted from a payment to the Agent or that Lender and any reasonable expenses arising from or with respect to the Indemnified Taxes, whether or not they were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of the payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4)

Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Obligors have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Obligors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the maintenance of the Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 9.17(4).

(5)

As soon as practicable after any payment of Taxes by an Obligor to a Governmental Authority pursuant to this Section 9.17, the Obligor shall deliver to the Agent the original or a certified copy of a receipt issued by the Governmental Authority evidencing payment, a copy of the return reporting the payment or other evidence of the payment reasonably satisfactory to the Agent.

(6)

Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which that jurisdiction is a party, with respect to payments under any Loan Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, all properly completed and executed documentation prescribed by Applicable Law that will permit the payments to be made without withholding or at a reduced rate of withholding. In addition, (a) any Lender, if requested by the Borrower or the Agent, shall deliver other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent that will enable the Borrower or the Agent to determine whether or not that Lender is subject to withholding or information reporting requirements, and (b) any Lender shall notify the Borrower and the Agent in writing within five (5) Banking Days of ceasing to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision.

(7)

If a payment made to a Lender under any Loan Document would be subject to FATCA Withholding Tax if that Lender were to fail to comply with the applicable reporting requirements (including those contained in section 1471(b) or 1472(b) of the Internal Revenue Code of the United States, as applicable), the Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, documentation prescribed by Applicable Law (including as prescribed by section 1471(b)(3)(C)(i) of the Internal Revenue Code of the United States) and additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations relating to FATCA Withholding Tax and to determine that the Lender has complied with its obligations relating to FATCA Withholding Tax or to determine the amount to deduct and withhold from the payment.

(8)

If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 9.17 (including by the payment of additional amounts pursuant to this Section), or that, because of the indemnification, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the indemnifying Party an amount equal to the refund or reduction (but only to the extent of indemnification), net of all out-of-pocket expenses of the Agent or Lender, as the case may be, and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to any such refund). The indemnifying Party, upon the request of the indemnified Party, shall repay to the indemnified Party the amount paid over pursuant to this Section 9.17(8) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the indemnified Party is required to repay the refund or reduction to the Governmental Authority. Notwithstanding anything to the contrary in this Section 9.17(8), in no event will the indemnified Party be required to pay any amount to an indemnifying Party pursuant to this Section 9.17(8) the payment of which would place the indemnified Party in a less favorable net after-Tax position than the indemnified Party would have been in if the Tax subject to indemnification and giving rise to such refund or reduction had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require any indemnified Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying Party or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

9.18	Mitigation Obligations; Replacement of Lenders

(1)

If any Lender requests compensation under Section 9.16, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.17, or it is unlawful for the Lender to make or maintain an Advance pursuant to Section 9.19, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances or to assign its rights and obligations under this Agreement to another of its offices, branches or Affiliates, if, in the judgment of the Lender, doing so (i) would eliminate or reduce amounts payable pursuant to Section 9.16 or 9.17, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)

If any Lender requests compensation under Section 9.16 or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.17 and in each case the Lender has declined or is unable to comply with Section 9.18(1), if any FATCA Withholding Tax is imposed on any payment to a Lender under or in connection with this Agreement (whether the payment is made directly or through another financial institution), if any Lender’s obligations are suspended pursuant to Section 9.19 or if any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon ten (10) days’ notice to that Lender and the Agent, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.2), all of its interests, rights (other than its existing rights under Sections 9.16, 9.17 and 11.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that will assume those obligations (which assignee may be another Lender, if a Lender accepts the assignment), provided that:

(a)	the Borrower pays the Agent the assignment fee specified in Section 10.2(1)(e);

(b)

the Lender receives payment of an amount equal to the outstanding principal of its Advances, accrued interest, accrued fees and all other amounts payable to it under the Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from any assignee and/or the Borrower;

(c)

in the case of any assignment resulting from a claim for compensation under Section 9.16 or payments required to be made pursuant to Section 9.17, the assignment will result in a reduction in future compensation or payments;

(d)	any assignment does not conflict with Applicable Law; and

(e)	in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the assignee consents to the applicable waiver, amendment or consent.

(3)

A Lender shall not be required to make any such assignment or delegation or accept repayment if, before completion, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require the assignment and delegation or repayment cease to apply.

9.19	Illegality

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Advance (or to maintain its obligation to make any Advance), or to determine or charge interest rates based upon any particular rate, then, on notice by that Lender to the Borrower through the Agent, any obligation of the Lender with respect to the activity that is unlawful shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to that determination no longer exist. Upon receipt of that notice, the Borrower shall, upon demand from that Lender (with a copy to the Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Advances. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if doing so will avoid the need for that notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.

9.20	Inability to Determine Rates, Etc.

(1)

Notwithstanding Section 9.11(1), if the Required Lenders determine that (a) for any reason a market for B/As does not exist at any time, (b) Lenders cannot for other reasons, after reasonable efforts, readily sell B/As or perform their other obligations under this Agreement with respect to B/As, (c) adequate and reasonable means do not exist for determining the B/A Discount Rate applicable to an Advance by way of B/As, or (d) the B/A Discount Rate does not adequately and fairly reflect the cost to those Lenders of making or maintaining an Advance by way of B/As, then the Agent will promptly notify the Borrower and each Lender. Thereafter, the Borrower’s right to request acceptance of B/As shall be and remain suspended until the Required Lenders determine and the Agent notifies the Borrower and each Lender that any condition causing the original determination no longer exists.

(2)

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining LIBOR for any requested LIBOR Period with respect to a proposed LIBOR Advance, or that LIBOR for any requested LIBOR Period with respect to a proposed LIBOR Advance does not adequately and fairly reflect the cost to those Lenders of funding that Advance, then the Agent will promptly notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Advances shall be suspended until the Agent (upon the instruction of the Required Lenders) revokes the notice. Upon receipt of that notice, the Borrower may revoke any pending request for a borrowing, conversion or continuation of LIBOR Advances or, failing that, will be deemed to have converted its request into a request for a borrowing of Base Rate Advances in the amount specified in the request.

ARTICLE 10

ADDITIONAL LENDERS, SUCCESSORS AND ASSIGNS

10.1	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns permitted by this Agreement, except that no Obligor may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations under this Agreement except (i) to an Eligible Assignee in accordance with the provisions of Section 10.2, (ii) by way of participation in accordance with the provisions of Section 10.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.5 (and any other attempted assignment or transfer by any Party shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties, their respective successors and permitted assigns, sub-agents contemplated by this Agreement, Participants to the extent provided in Section 10.4 and, to the extent expressly contemplated by this Agreement, the Related Parties of each of the Agent, any sub-agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.2	Assignments by Lenders

(1)

Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it), provided that:

(a)

except (i) if an Event of Default has occurred and is continuing, (ii) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or (iii) in the case of an assignment to a Lender or an Affiliate of a Lender, in each case, the aggregate amount of the Commitment being assigned (which for this purpose includes Advances outstanding under the Commitment) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to the assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than US $5,000,000, in the case of any assignment in respect of the Revolving Credit, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each consent not to be unreasonably withheld or delayed);

(b)

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned;

(c)	any assignment must be approved by the Agent (which is not to be unreasonably withheld or delayed) unless:

(i)	in the case of an assignment of a Commitment relating to the Revolving Credit, the proposed assignee is itself already a Revolving Lender; or

(ii)

the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s Investor Services Inc., Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Dominion Bond Rating Service Limited, respectively;

(d)	any assignment must be approved by the Borrower (which is not to be unreasonably withheld or delayed) unless:

(i)	the proposed assignee is itself already a Lender with the same type of Commitment; or

(ii)	an Event of Default has occurred and is continuing; or

(iii)	the Agent has provided a request for approval of an assignment by registered mail to the Borrower and the Borrower has not responded within ten (10) Banking Days of receipt of such a request, in which case, approval by the Borrower will be deemed to have been granted for the assignment;

(e)

the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of US $3,000 and the Eligible Assignee, if it is not a Lender, shall deliver any administrative questionnaire required by the Agent.

(2)

In addition to the other conditions specified in this Agreement, no assignment of rights and obligations of a Defaulting Lender shall be effective until the parties to the assignment have made additional payments to the Agent in an amount sufficient, upon distribution of the payments as appropriate to (a) pay and satisfy in full all payment liabilities then owed by the Defaulting Lender to the Agent and each Lender, with accrued interest, and (b) acquire (and fund as appropriate) its full pro rata share of all Advances, including obligations under Section 9.1, in accordance with its Applicable Percentage. Distribution of payments may be by outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignor and assignee hereby irrevocably consent. If, notwithstanding the foregoing, any assignment of the rights and obligations of a Defaulting Lender becomes effective under Applicable Law without compliance with this Section 10.2(2), then the assignee shall be deemed to be a Defaulting Lender for all purposes of this Agreement until compliance occurs.

(3)

Subject to acceptance and recording by the Agent pursuant to Section 10.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee shall be a Party and, to the extent of the interest assigned by the Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including the Security, and the assigning Lender shall, to the extent of the interest assigned by the Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, it shall cease to be a Party) but shall continue to be entitled to the benefits of Sections 9.16, 9.20 and 11.5, and shall continue to be liable for any breach by it of this Agreement and any other liability by reason of having been a Defaulting Lender, with respect to facts and circumstances occurring before the effective date of the assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.2 shall be treated for purposes of this Agreement as a sale by that Lender of a participation in those rights and obligations in accordance with Section 10.4. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

10.3	Register

The Agent shall maintain at one of its offices in Vancouver, British Columbia or Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.4	Participations

(1)

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural person, an Obligor or any Affiliate of an Obligor) (each, a “Participant”) in all or a portion of that Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it). However, (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other Parties for the performance of its obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with that Lender in connection with its rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower. Each Lender shall be responsible for any repayment to the Agent required under Section 9.15(2) with respect to any payment made by the Lender to its Participant(s).

(2)

Subject to Section 10.4(3), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.16 and 9.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.2. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 7.11 as though it were a Lender, provided the Participant agrees to be subject to Section 7.12 as though it were a Lender.

(3)

A Participant shall not be entitled to receive any greater payment under Sections 9.16 and 9.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to that Participant, unless the sale of the participation to the Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 9.17 unless the Borrower is notified of the participation sold to that Participant and the Participant agrees, for the benefit of the Borrower, to comply with that Section as though it were a Lender.

10.5	Certain Pledges

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of that Lender, but no pledge or assignment shall release the Lender from any of its obligations under any Loan Document or substitute any pledgee or assignee for the Lender as a Party.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1	Severability, Etc.

If, in any jurisdiction, any provision of any Loan Document or its application to any circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of the affected Loan Document, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to other circumstances.

11.2	Amendment, Supplement or Waiver

No amendment, supplement or waiver of any provision of any Loan Document, nor any consent to any departure by an Obligor from any provision, shall in any event be effective unless it is in writing, makes express reference to the affected provision and is signed by the Agent and the applicable Lenders, or by the Agent with any approval of any applicable Lenders, all as required by Sections 8.6(4), 8.6(5), 8.6(6) and 8.6(7), as applicable. It shall be effective only in the specific instance and for the specific purpose for which it is given. No waiver or act or omission of the Agent or any Lender shall extend to or be taken in any way to affect any subsequent Default or other matter or their resulting rights.

11.3	Governing Law and Agent for Service

(1)

Each of the Loan Documents, except for those that expressly provide otherwise, and any Dispute (whether in contract, tort or otherwise) based upon, arising out of or relating to any Loan Document, except for those that expressly provide otherwise, shall for all purposes be governed by and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia. Each Obligor irrevocably and unconditionally (a) agrees that it will not commence any litigation or other proceeding against the Agent, any Lender or their respective Related Parties relating to any Dispute (whether in contract, tort or otherwise) based upon, arising out of or relating to any Loan Document in any forum other than the courts of the Province of British Columbia, and (b) submits, for itself and its Property, to the exclusive jurisdiction of the courts of the Province of British Columbia, and any appellate court from any of those courts, in any litigation or other proceeding based upon, arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such litigation or other proceeding may be heard and determined in those courts. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any litigation or other proceeding relating to this Agreement or any other Loan Document against any Obligor or its Property in the courts of any jurisdiction. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or in the future have to the laying of venue of any litigation or other proceeding arising out of or relating to this Agreement or any other Loan Document in any court of the Province of British Columbia. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defence of an inconvenient forum to the maintenance of litigation or other proceedings in any such court.

(2)

Each Obligor other than the Borrower hereby nominates, constitutes and appoints the Borrower as its agent for service, to act as such and as such to sue and be sued, plead and be impleaded in any court in British Columbia. This appointment shall be irrevocable without the written appointment of a substitute agent in British Columbia acceptable to the Required Lenders. Service on the Borrower (or a substitute agent) of process or of papers and notices relating to proceedings in any court in British Columbia shall be sufficient service on all Obligors.

11.4	Waiver of Jury Trial, Consequential Damages, Etc.

(1)

Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to any Loan Document or the transactions contemplated by it (whether based on contract, tort or any other theory).

(2)

To the fullest extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated by it (or any breach of it), the transactions contemplated by the Loan Documents, any Advance or the use of its proceeds. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated by them.

(3)

Each Obligor agrees that none of the Agent or the Lenders shall have any liability to it in relation to any due diligence investigations conducted by any of them in connection with the transactions contemplated by the Loan Documents or be under any obligation whatsoever to disclose to it any information received or facts disclosed by any investigations. Each Obligor also agrees that it is not relying, will not rely, and will not be deemed, in any respect whatsoever, to have relied upon the facts received by and information disclosed to any of the Agent or the Lenders under or in connection with due diligence investigations.

(4)

Each Party (a) certifies that no Representative of any other person has represented, expressly or otherwise, that the other person would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that it and the other Parties have been induced to enter into the Loan Documents by, among other things, the waivers and certifications in this Section.

11.5	Expenses and Indemnity

(1)

The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the Credits, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of their provisions (whether or not the transactions contemplated by them are consummated), (ii) all reasonable out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with Advances, including those incurred during any workout, restructuring or negotiations in respect of the Obligations. Without limiting the foregoing, the Borrower shall promptly pay all invoices issued by legal counsel to the Agent and/or any Lender, as applicable, and any of them may (with the express prior consent of the Borrower) debit any account maintained by the Borrower with them to pay invoices.

(2)

The Borrower shall indemnify the Agent (and its sub-agents), each Lender and each Related Party of any of the foregoing Persons (each of whom is called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person (except an Indemnitee) arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated by it, the performance or non-performance by the Parties of their respective obligations under any Loan Document or the consummation or non-consummation of the transactions contemplated by the Loan Documents, (ii) any Advance or the use or proposed use of its proceeds, (iii) any actual or alleged presence or release, spill, leakage, emission, deposit, discharge, leaching, migration or disposition of any Hazardous Material on or from any Property owned or operated by any Obligor, or any related remedial action taken by the Agent or Lender or any breach of Applicable Law with respect thereto that is related in any way to any Obligor (including the assertion of any Lien under Applicable Law), or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party to it, provided that the indemnity shall not, as to any Indemnitee, be available to the extent that its losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from its gross negligence or wilful misconduct or (y) result from a claim brought by the Borrower or any other Obligor against an Indemnitee for breach in bad faith of that Indemnitee’s obligations under any Loan Document, if the

Obligor has obtained a final and non-appealable judgment in its favour on that claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 9.16, 9.17 and 11.5(1).

(3)

All amounts due under this Section 11.5 shall be payable promptly after demand. A certificate of the Agent or a Lender specifying the amount or amounts owing to the Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

11.6	Currency

All payments made under this Agreement shall be made in the currency in which the obligation requiring payment arose. Except as otherwise expressly provided in this Agreement, wherever this Agreement contemplates or requires the calculation of the equivalent in one currency of an amount expressed in another currency for a purpose that does not involve the actual purchase of currency, the calculation shall be made on the basis of the Exchange Rate at the effective time of the calculation.

11.7	Liability of Lenders

The liability of the Lenders in respect of all matters relating to this Agreement and the other Loan Documents is several and not joint or joint and several. Without limiting that statement, the obligations of the Lenders to make Advances are limited to their respective Applicable Percentages of any Advance that is requested, and, in the aggregate, to their respective Applicable Percentages of the total amount of each Credit.

11.8	Currency Indemnity

If a judgment or order is rendered by any court or tribunal for the payment of any amount owing to the Agent or any Lender under any Loan Document or for the payment of damages in respect of any breach of any Loan Document, or under or in respect of a judgment or order of another court or tribunal for the payment of those amounts or damages, and the judgment or order is expressed in a currency (“the Judgment Currency”) other than the currency payable under the relevant Loan Document (“the Agreed Currency”), the party against whom the judgment or order is made shall indemnify and hold the Agent and the Lenders harmless against any deficiency in terms of the Agreed Currency in the amounts received by the Agent and the Lenders arising or resulting from any variation as between (a) the actual rate of exchange at which the Agreed Currency is converted into the Judgment Currency for the purposes of the judgment or order, and (b) the actual rate of exchange at which the Agent or Lender is able to purchase the Agreed Currency with the amount of the Judgment Currency actually received by the Agent or Lender on the date of receipt. The indemnity in this Section shall constitute a separate and independent obligation from the other obligations of the Obligors under the Loan Documents, shall apply irrespective of any indulgence granted by the Agent or any Lender and shall be secured by the Security.

11.9	Notices

(1)

Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.9(3)), all notices and other communications provided for in this Agreement shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, email or other electronic communication to the email addresses or telecopier numbers specified on Schedule N or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to an Obligor other than the Borrower, in care of the Borrower. Those addresses shall apply to notices under all Loan Documents, unless otherwise expressly provided.

(2)

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Banking Day before 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Banking Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.9(3), shall be effective as provided in that Section.

(3)

Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including Debtdomain, Intralinks, Syndtrak or a substantially similar electronic transmission system, e-mail and internet or intranet websites) pursuant to procedures approved by the Agent, except that the foregoing shall not apply to notices to any Lender of Advances to be made if the Lender has notified the Agent that it is incapable of receiving notices relating to Advances by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it by electronic communications pursuant to procedures approved by it, but approval of those procedures may be limited to particular notices or communications.

(4)

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), except that if a notice or other communication is not sent before 5:00 p.m. on a Banking Day in the city where the recipient is located, the notice or communication shall be deemed to have been sent at the opening of business on the next Banking Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that the notice or communication is available and identifying the website address.

(5)	Any Party may change its address or telecopier number for notices and other communications by notice to the other Parties.

(6)

Any method of communication contemplated in Section 11.9(3) (the “Platform”) is provided “as is” and “as available.” The Agent does not warrant the adequacy of the Platform and expressly disclaims liability for errors or omissions in information that is distributed through the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent in connection with the Platform or information distributed through it. In no event shall the Agent or any of its Related Parties have any liability to any Obligor, any Lender or any other Person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the transmission of information through the Platform.

11.10	Time of the Essence

Time is of the essence of this Agreement.

11.11	Further Assurances

The Obligors shall, at the request of the Agent, promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters that may, in the reasonable opinion of the Agent (or the Required Lenders or Lenders, as applicable), be necessary or desirable in order to fully perform and carry out the purpose and intent of the Loan Documents.

11.12	Term of Agreement

Except as otherwise provided in this Agreement, it shall remain in full force and effect until the indefeasible payment and performance in full in cash of all of the Obligations and the termination of all Commitments. The obligations of the Obligors in Sections 9.16, 9.17, 11.5 and 11.8 and the obligations of the Lenders in Section 8.7(3) shall continue for the benefit of those to whom the obligations are owed notwithstanding the termination of this Agreement, the Commitments or any particular person’s role as Obligor, Agent or Lender.

11.13	Counterparts, Facsimiles and Records

(1)

Any Loan Document may be executed in counterparts (and by different Parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 4, this Agreement shall become effective when it has been executed by the Agent and when the Agent has received counterparts of this Agreement that, when taken together, bear the signatures of each of the other Parties. Delivery of an executed counterpart of a signature page of any Loan Document by telecopy or by sending a scanned or other copy by electronic mail or similar means shall be effective as delivery of a manually executed counterpart of that Loan Document.

(2)	The words “execution,” “signed,” “signature,” and words of similar meaning in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

(3)

The Agent and Lenders may create and store copies of Loan Documents in any form as part of their business records, including by microfilm, photocopy and electronic image. Copies may be held in place of original documents and substituted for original documents for any purpose.

11.14	Treatment of Certain Information: Confidentiality

(1)

Each of the Agent and the Lenders agrees to maintain the confidentiality of Information, except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom disclosure is made will be informed of the confidential nature of the Information and instructed to keep the Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other Party, (e) in connection with the exercise of any remedies under any Loan Document or any action or proceeding relating to any Loan Document or the enforcement of rights under the Loan Documents, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Derivative, credit-linked note or similar transaction relating to the Borrower and the Obligations, (g) with the consent of the Borrower or (h) to the extent Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a non-confidential basis from a source other than an Obligor.

(2)

For purposes of this Section, “Information” means all information received in connection with any Loan Document from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that was available to the Agent or any Lender on a non-confidential basis before such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if the Person has exercised the same degree of care to maintain the confidentiality of the Information as the Person would accord to its own confidential information. In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the Credits as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom disclosure is made will be informed of the confidential nature of the Information and instructed to make available to the public only such Information as the Person normally makes available in the course of its business of assigning identification numbers.

(3)

In addition, and notwithstanding anything in this Agreement to the contrary, the Agent may provide customary information including details of the Obligors, the amount, term, purpose, pricing and repayment requirements of the Credits and the principal covenants contained in this Agreement to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

(4)	Each Obligor also consents to:

(a)

the holder of any Lien on any Property of the Obligor providing the Agent with a statement of the amount required to obtain a release of the Lien and the Agent providing the holder with a redacted copy or details of the Obligor’s consent; and

(b)

the Agent providing any judgment creditor or person who has an interest in Property of an Obligor that is subject to the Security with a statement of the amount required to obtain a release of the Security.

11.15	Entire Agreement

This Agreement and the other Loan Documents constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior correspondence, agreements, negotiations, discussions and understandings, whether written or oral. Except as expressly specified in this Agreement and the other Loan Documents, there are no representations, warranties, conditions or other agreements or acknowledgments, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect the Loan Documents or the agreements referred to in them, that induced any Party to enter into the Loan Documents or the agreements referred to in them, or on which reliance is placed by any Party. Without limiting the foregoing, the term sheet accepted by the Borrower and Scotiabank on May 13, 2016 is cancelled and superseded.

11.16	This Agreement to Govern

If there is any conflict or inconsistency between the terms of this Agreement and the terms of any other Loan Document (except any Intercreditor Agreement, which shall prevail as against this Agreement), the provisions of this Agreement shall govern to the extent necessary to remove the conflict or inconsistency.

11.17	Language

The Parties have required that the Loan Documents be in the English language, but without prejudice to documents that may from time to time be drawn up in French only, or in both French and English. Les Parties ont exigé que cette convention et tout document de sûreté, hypothèque, contrat, document ou avis y afférent soient rédigés en langue anglaise, mais sans que cette disposition n’affecte toutefois la validité de tout tel document qui pourrait à l’occasion être rédigé en français seulement ou à la fois en français et en anglais.

11.18	Limitation Periods

To the extent that any limitation period applies to any claim for payment of obligations or remedy for enforcement of obligations under any Loan Document, the Obligors agree that:

(a)	any limitation period is expressly excluded and waived entirely if permitted by Applicable Law;

(b)	if a complete exclusion and waiver of any limitation period is not permitted by Applicable Law, any limitation period is extended to the maximum length permitted by Applicable Law;

(c)

any limitation period applying to a Loan Document expressed to be payable on demand shall not begin before an express demand for payment of the relevant obligations is made in writing by the Agent to the relevant Obligor;

(d)	any applicable limitation period shall begin afresh upon any payment or other acknowledgment by any Obligor of its relevant obligations; and

(e)	each Loan Document is a “business agreement” as defined in the Limitations Act, 2002 (Ontario) if that Act applies to it.

11.19	Services Provided and Conflicts of Interest

(1)

The Lenders and Agent shall not be responsible for providing or arranging services to the Obligors except providing and administering the Credits, respectively. The services of the Agent and Lenders do not include the provision of general corporate finance advisory services. The responsibility of the Agent and Lenders is solely contractual in nature and they do not owe the Obligors any fiduciary duty as a result of the Loan Documents.

(2)

The Obligors acknowledge that the Agent, the Lenders and/or one or more of their respective Affiliates may now and in the future provide debt financing, equity capital or other services (including financial advisory services) to other Persons with whom the Obligors may have conflicting interests. Subject to the provisions of this Agreement, the Agent, the Lenders and their respective Affiliates will not disclose confidential information obtained from the Obligors in connection with the performance of services for others. Similarly, the Agent, the Lenders and their respective Affiliates have no obligation to disclose the existence of or use for the Obligors’ benefit confidential information that they have obtained or may obtain from any other Person.

(3)

The Obligors also acknowledge that the Agent, the Lenders and their respective Affiliates engage in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Agent, the

Lenders and their respective Affiliates may provide investment banking and other financial services to other Persons with which the Obligors may have commercial or other relationships, and/or acquire, hold or sell, for their own accounts and the accounts of customers, the Obligors’ equity, debt and other securities and financial instruments (including bank loans and other obligations) and those of other Persons with which the Obligors may have commercial or other relationships. All rights in respect of securities and financial instruments held by the Agent, the Lenders and their respective Affiliates or their respective customers, including any voting rights, will be exercised by the holder of the rights in its sole discretion.

(4)

The Agent, the Lenders and their respective Affiliates are not responsible to provide the Obligors with advice relating to legal, regulatory, accounting or tax matters. The Obligors acknowledge that (a) they have relied and will continue to rely on the advice of their own legal, regulatory, accounting and tax advisors for all matters relating to the Credits and otherwise and (b) they have not received or relied upon advice from the Agent, the Lenders and their respective Affiliates or advisors regarding legal, regulatory, accounting or tax matters.

(5)

The Obligors acknowledge that no client or near-client relationship has been or will be established between the Obligors and any legal counsel to the Agent or Lenders as a result of their representation of the Agent or Lenders, including by reason of any confidential information regarding any Obligor being provided to legal counsel to the Agent or Lenders or by reason of any Obligor paying or reimbursing the Agent or Lenders for fees, charges or disbursements of legal counsel to the Agent or Lenders. The Obligors also acknowledge that legal counsel to the Agent or Lenders shall not be prevented from (a) continuing to act for the Agent and Lenders in connection with the Credits and the Loan Documents, including any enforcement of the Security, for any reason including any client or near-client relationship that may exist now or in the future between legal counsel to the Agent or Lenders and any Obligor, or (b) acting for any other Person whose interests conflict with the interests of any Obligor unless the Obligors establish, without the benefit of any presumption, that counsel has provided the other Person, to the detriment of the Obligors, with confidential information regarding the Obligors that they have received as a result of acting as legal counsel to the Agent or Lenders.

(6)

Nothing in this Section 11.19 affects the rights of any Obligor under or in connection with agreements or arrangements other than the Loan Documents to which any Obligor or any of the Agent, the Lenders and/or one or more of their respective Affiliates or legal counsel are parties.

11.20	Date of Agreement

This Agreement may be referred to as being dated June 26, 2017 or as of June 26, 2017, notwithstanding the actual date of execution.

[SIGNATURE PAGES FOLLOW]

IN WITNESS OF WHICH, the Parties have duly executed this Agreement.

CRH MEDICAL CORPORATION

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: Chief Executive Officer

CRH MEDICAL CORPORATION (Delaware)

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: Chief Executive Officer

GASTROENTEROLOGY ANESTHESIA ASSOCIATES, LLC

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: Chief Executive Officer

[REDACTED]

By:	/s/ [REDACTED]
Name: [REDACTED]
Title: [REDACTED]

CRH ANESTHESIA MANAGEMENT, LLC

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: Chief Executive Officer

CRH ANESTHESIA OF GAINESVILLE, LLC

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: CEO

CRH ANESTHESIA OF FLORIDA, LLC

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: CEO

NC GAA, P.C.

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: CEO

CRH ANESTHESIA OF CAPE CORAL, LLC

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: CEO

CRH ANESTHESIA OF KNOXVILLE, LLC

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: CEO

CRH GAA, PLLC

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright

CRH ANESTHESIA OF ARAPAHOE, LLC

By:	/s/ Richard Bear
Name: Richard Bear
Title: Chief Financial Officer

By:	/s/ Edward Wright
Name: Edward Wright
Title: CEO

THE BANK OF NOVA SCOTIA

By:	/s/ Edwin Ho
Name: Edwin Ho
Title: Direct, Credit Solutions

By:	/s/ Mike Dunnigan
Name: Mike Dunnigan
Title: Director, Commercial Banking

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Brian F. Miner
Name: Brian F. Miner
Title: Vice President

By:	/s/ M. Tyler Burklaod
Name: M. Tyler Burklaod
Title: SVP

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Lender

By:	/s/ Sebastian Boulanger
Name: Sebastian Boulanger
Title: Executive Director

THE BANK OF NOVA SCOTIA, as Agent

By:	/s/ Adam R. Kennel
Name: Adam R. Kennel
Title: Associate Director

By:	/s/ Clement Yu
Name: Clement Yu
Title: Director

[signature page for Credit Agreement relating to CRH Medical Corporation et al.]

THE BANK OF NOVA SCOTIA, as Lead Arranger and Sole Bookrunner

By:	/s/ Adam R. Kennel
Name: Adam R. Kennel
Title: Associate Director

By:	/s/ Clement Yu
Name: Clement Yu
Title: Director

[signature page for Credit Agreement relating to CRH Medical Corporation et al.]